UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

AMERICAN RAILCAR INDUSTRIES, INC.
(Name of Registrant As Specified In Its Charter)

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AMERICAN RAILCAR INDUSTRIES, INC.
100 CLARK STREET
ST. CHARLES, MISSOURI 63301

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of action taken by written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of American Railcar Industries, Inc. (the “Company” or “we,” “our” or “us”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2018, by and between STL Parent Corp., a Delaware corporation (“Parent”), and the Company. The Merger Agreement is attached as Annex A to the accompanying information statement.

Upon the terms and subject to the conditions set forth in the Merger Agreement, a newly formed North Dakota corporation that is a wholly-owned subsidiary of Parent (“Merger Sub”) will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”). Following the consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent.

Upon completion of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) shares of Common Stock held by Parent, Merger Sub or any of their respective subsidiaries, (ii) shares of Common Stock owned by the Company or the Company’s subsidiaries, or (iii) shares of Common Stock owned by holders who have properly exercised appraisal rights under North Dakota law) will be cancelled and converted automatically into the right to receive $70.00 per share of Common Stock, without interest, which is payable in cash (the “Merger Consideration”). The aggregate Merger Consideration to be received by the stockholders of the Company will be approximately $1.34 billion. The Merger Consideration may be increased in the event that interest is determined to be payable as a result of Parent’s failure to timely deposit funds into escrow.

In connection with the signing of the Merger Agreement, IEH ARI Holdings LLC (“IEH”), the holder of a majority of the issued and outstanding shares of Common Stock of the Company, executed and delivered a written consent adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”). The Written Consent will automatically become effective pursuant to the terms of the Merger Agreement at 6:00 p.m., New York City time, on November 26, 2018 (the “Written Consent Effective Time”), unless such time is otherwise extended or the Merger Agreement has been terminated in accordance with its terms.

Parent, on the one hand, and IEH, American Entertainment Properties Corp. (“AEPC”), Icahn Building LLC (“Icahn Building”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (“Icahn,” and collectively with IEH, AEPC, Icahn Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Icahn, the “Stockholder Parties”), on the other hand, have all entered into a Voting Agreement, attached as Exhibit B to the Merger Agreement (the “Voting Agreement”). Subject to the terms and conditions of the Voting Agreement, the Stockholder Parties have agreed, among other things, to vote the shares of Common Stock over which they have voting power in favor of any proposal to adopt or approve or reapprove the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement.

The Voting Agreement also contains certain restrictions on the transfer of shares of Common Stock by the Stockholder Parties and includes a waiver of appraisal rights by the Stockholder Parties. The Voting Agreement will terminate upon the earlier of (i) the mutual written consent of Parent and the Stockholder Parties, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms or (iv) the time of any modification, waiver or amendment of the Merger Agreement that reduces or changes the form of the Merger Consideration payable pursuant to the terms of the Merger Agreement as in effect on the date of the Voting Agreement or which is otherwise adverse to the Stockholder Parties in any material respect, in each case, without the prior written consent of the Stockholder Parties.

The Company’s Board of Directors carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, which requires approval of the Board of Directors and the Company’s stockholders under North Dakota law. The Board of Directors unanimously (i) approved and declared advisable the Merger Agreement, and the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the stockholders of the Company adopt and approve the Merger Agreement and the Merger.

The adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated in connection therewith by the Company’s stockholders requires the affirmative vote or written consent by holders of a majority of the voting power of the Company’s outstanding shares of Common Stock. On October 22, 2018, in connection with the signing of the Merger, IEH, which on such date was the record holder of 11,871,268 shares of Common Stock, representing approximately 62.2% of the outstanding shares of Common Stock, delivered the Written Consent. The Written Consent will automatically become effective pursuant to the terms of the Merger Agreement as of the Written Consent Effective Time, unless such time is otherwise extended or the Merger Agreement is terminated in accordance with its terms. As a result of the delivery of the Written Consent, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the Merger and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the Merger. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent as required by Section 10-19.1-75 of the North Dakota Business Corporation Act (the “NDBCA”).

Under Section 10-19.1-87 of the NDBCA, if the Merger is completed, subject to compliance with Sections 10-19.1-87 and 10-19.1-88 of the NDBCA, holders of shares of Common Stock, other than IEH, will have the right to dissent from the Merger by demanding payment in cash for their shares of Common Stock equal to the fair value of the shares as determined by agreement with the Company or by a court in an action timely brought by the dissenting stockholders instead of receiving a portion of the Merger Consideration for their shares of Common Stock. We refer to a dissenting stockholder’s right to demand payment for their shares of Common Stock as “appraisal rights.” To exercise your appraisal rights, you must submit a written demand for payment no later than thirty (30) days after the mailing of the accompanying information statement, or December 7, 2018, and comply precisely with the other procedures set forth in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA, which are summarized in the accompanying information statement. This summary and the description of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA contained in the information statement are not a complete description of the requirements of Sections 10-19.1-87 and 10-19.1-88, and if you wish to exercise your appraisal rights, you should refer to the statute. A copy of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA is attached to the accompanying information statement as Annex C. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Sections 10-19.1-87 and 10-19.1-88 of the NDBCA in connection with the Merger.

We urge you to read the entire information statement carefully. Please do not send in your Common Stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Common Stock certificates and payment for your shares of Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

John O’Bryan President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

The accompanying information statement is dated November 6, 2018 and is first being mailed to stockholders on or about November 7, 2018.

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SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger and the other transactions contemplated by the Merger Agreement, and for a more complete description of the legal terms of each of the foregoing, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “ARI,” “Company,” “we,” “us” and “our” refer to American Railcar Industries, Inc. and the terms “Board of Directors” and “Board” refer to the Board of Directors of the Company, unless otherwise specified. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. This information statement is dated November 6, 2018 and is first being mailed to our stockholders on or about November 7, 2018.

The Parties (page 15)

The Company. The Company is a prominent North American designer and manufacturer of hopper and tank railcars, which are currently the two largest markets within the railcar industry. The Company provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services offered by its three reportable segments: manufacturing, railcar leasing and railcar services. The Company’s business model combines manufacturing, railcar leasing and railcar services and is designed to support the industry with complete railcar solutions over the full life cycle of the railcar. The Company’s principal executive offices are located at 100 Clark Street, St. Charles, Missouri 63301 and its telephone number is (636) 940-6000. The Company’s website is http://www.americanrailcar.com. The Company’s website address is being provided as an inactive textual reference only. Additional information about the Company is included in the documents incorporated by reference into this information statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 60.

The Company’s shares of Common Stock are listed on The Nasdaq Global Select Market (the “NASDAQ”) under the symbol “ARII.”

IEH. IEH is an indirect wholly owned subsidiary of Icahn Enterprises L.P. (“IEP”). IEP owns a 99% limited partner interest in Icahn Enterprises Holdings. Icahn Enterprises GP owns a 1% general partner interest in each of IEP and Icahn Enterprises Holdings. Icahn Enterprises Holdings is the sole member of Icahn Building, which is the sole stockholder of AEPC. AEPC is the sole member of IEH. Icahn, a United States citizen, is the sole stockholder of Beckton, which is the sole stockholder of Icahn Enterprises GP. Icahn is the chairman of the board of directors of Icahn Enterprises GP, the general partner of IEP. IEP is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion. The principal place of business of IEH, IEP, Icahn Building and AEPC is 767 Fifth Avenue, 47th Floor, New York, New York 10153-0023. The principal place of business of Icahn Enterprises Holdings, Icahn Enterprises GP, and Beckton is 445 Hamilton Avenue, Suite 1210, White Plains, New York 10601. The principal place of business of Icahn is located at c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153. The telephone number for IEH, IEP, Icahn Building, AEPC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton, and Icahn is (212) 702-4300. IEP’s website is http://www.ielp.com.

Parent. Parent is a newly formed Delaware corporation that is a wholly-owned subsidiary of ITE Rail Fund L.P. Parent’s principal executive offices are located at c/o ITE Management, 200 Park Avenue South, Suite 1511, New York, New York 10003 and its telephone number is (212) 390-0370. Parent does not maintain a website.

Merger Sub. Merger Sub is a newly formed North Dakota corporation that is a wholly-owned subsidiary of Parent. Merger Sub’s principal executive offices are located at c/o ITE Management, 200 Park Avenue South, Suite 1511, New York, New York 10003 and its telephone number is (212) 390-0370. Merger Sub does not maintain a website.

Sponsor. Sponsor is an affiliate of, and managed by, ITE Management, which is an investment firm targeting industrial and transportation assets and companies, and related industries and services with a critical focus on investments that generate current cash. ITE Management’s investment strategies focus on broad macro-economic themes.

The Merger (page 17)

On October 22, 2018, the Company entered into the Merger Agreement with Parent, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger. Following the consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent. On October 26, 2018, Merger Sub executed a joinder agreement (the “Joinder Agreement”) with the Company and Parent pursuant to which Merger Sub became a party to the Merger Agreement.

Merger Consideration (page 42)

Subject to the terms of the Merger Agreement, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held by Parent, Merger Sub or any of their respective subsidiaries, (ii) shares of Common Stock owned by the Company or the Company’s subsidiaries, or (iii) shares of Common Stock owned by holders who have properly exercised appraisal rights under North Dakota law) will be cancelled and converted automatically into the right to receive $70.00 per share of Common Stock, without interest, which is payable in cash. The aggregate Merger Consideration to be received by the stockholders of the Company will be approximately $1.34 billion. The Merger Consideration may be increased in the event that interest is determined to be payable as a result of Parent’s failure to timely deposit funds into escrow.

There are no outstanding options or other rights to acquire from the Company, and no obligation of the Company to issue, any shares of Common Stock or other voting securities of the Company. Accordingly, other than the payment in respect of certain vested Company SARs as described below under “—Treatment of Company SARS,” there will be no vesting or conversion of stock or stock-based awards issued by the Company as a result of the Merger.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the other transactions contemplated thereby.

Treatment of Company SARs (page 25)

Pursuant to the Merger Agreement, at the Effective Time, each vested stock appreciation right granted under the Company’s 2005 Equity Incentive Plan, as amended and restated, that is outstanding and unexercised immediately prior to the Effective Time (the “Company SARs”) will be cancelled in exchange for the right to receive from Parent or its subsidiaries (including the Company as the surviving corporation in the Merger) a lump sum cash payment calculated pursuant to the terms of the Merger Agreement. In addition, any Company SAR which has an exercise or base price per share of Common Stock that is greater than or equal to the per share Merger Consideration and any Company SAR (or any portion thereof) that is unvested in accordance with its terms at the closing of the Merger will be cancelled at the Effective Time for no consideration or payment.

Reasons for the Merger; Board Approval and Recommendation (page 20)

The Board of Directors carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, which requires approval of the Board of Directors and the Company’s stockholders under North Dakota law. After consideration of the Merger Agreement and the various factors discussed in “The Merger—Reasons for the Merger” beginning on page 20, the Board of Directors unanimously (i) approved and declared advisable the Merger Agreement, and the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the stockholders of the Company adopt and approve the Merger Agreement and the Merger.

Required Stockholder Approval; Record Date (page 25)

The adoption of the Merger Agreement and the approval of the Merger by our stockholders requires the affirmative vote or written consent of the stockholders holding a majority of the voting power of the outstanding shares of Common Stock. In connection with the signing of the Merger Agreement, on October 22, 2018, IEH, which is the record owner as of such date of shares of Common Stock representing approximately 62.2% of the total number of shares of Common Stock outstanding and entitled to vote, delivered the Written Consent adopting and approving the Merger Agreement, the Merger and all of the other transactions contemplated by the Merger Agreement. The Written Consent will automatically become effective pursuant to the terms of the Merger Agreement as of the Written Consent Effective Time, unless such time is otherwise extended or the Merger Agreement is terminated in accordance with its terms. As of the Written Consent Effective Time, the Written Consent will effect the adoption and approval of the Merger Agreement and the Merger by the holders of the requisite number of shares of Common Stock of the Company in accordance with Section 10-19.1-98 of the NDBCA.

As a result of the delivery of the Written Consent, no further action by any stockholder of the Company is required to adopt and approve, and the Company is not soliciting your vote or consent to the adoption and approval of, the Merger Agreement and the Merger. The Company will not call a meeting of stockholders for purposes of voting on these matters.

This information statement shall constitute notice to you from the Company of stockholder action by less than unanimous written consent as required by Section 10-19.1-75 of the NDBCA. As of October 22, 2018, the date on which the Written Consent was delivered to Parent, which is the relevant date for the purposes of Section 10-19.1-75 of the NDBCA, there were 19,083,878 shares of the Company’s Common Stock outstanding and entitled to vote.

Under Section 10-19.1-88 of the NDBCA, holders of shares of the Company’s Common Stock who are entitled to appraisal rights must be provided a notice of appraisal rights. The record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights is October 22, 2018, as of which date there were 19,083,878 shares of the Company’s Common Stock outstanding.

Stockholders who wish to exercise appraisal rights must make a written demand for payment on or prior to December 7, 2018, which is the date that is thirty (30) days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA for perfecting appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 57. A copy of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA is attached to this information statement as Annex C. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee.

Opinion of Western Reserve Partners, a division of Citizens Capital Markets, Inc. (page 28 and Annex B)

On October 15, 2018, the Company entered into an engagement letter with Western Reserve Partners, a division of Citizens Capital Markets, Inc., which we refer to as “Western Reserve,” to render an opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding Common Stock of the consideration to be received by the holders in connection with the transactions contemplated by the Merger Agreement, including the Merger. Pursuant to the Merger Agreement, the outstanding shares of Common Stock will be converted into the right to receive $70.00 per share in cash consideration, which we refer to as the “Merger Consideration”.

At the meeting of the Board of Directors on October 21, 2018, Western Reserve rendered its opinion to the Board of Directors to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Company encourages you to read carefully and in its entirety the full text of Western Reserve’s written opinion attached as Annex B to this information statement, which is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Western Reserve, as of the date of such opinion.

For a description of the opinion that the Board of Directors received from Western Reserve, see “The Merger—Opinion of Western Reserve” beginning on page 28.

Financing of the Transaction (page 26)

Parent estimates that the total amount of funds necessary to complete the Merger Agreement and the other transactions contemplated by the Merger Agreement will be approximately $1.34 billion, which will be funded through a combination of equity financing and debt financing, as described below. This amount includes the funds needed to, as applicable, (i) pay the aggregate Merger Consideration, (ii) repay in full, subject to certain exceptions, all material third party indebtedness for borrowed money of the Company and its subsidiaries, including all amounts outstanding under the Company’s existing credit facility, and (iii) pay related fees, commissions and expenses.

Equity Commitment Letter (page 26)

On October 22, 2018, in connection with the signing of the Merger Agreement, ITE Rail Fund L.P. (“Sponsor”) executed and delivered to Parent an equity commitment letter pursuant to which Sponsor agreed to contribute, or cause to be contributed, to Parent, as an equity contribution, an aggregate amount equal to $440 million prior to or at the closing of the Merger. The equity commitment from Sponsor is subject to the satisfaction of customary conditions, including the funding of the debt financing described below (or any alternative financing contemplated by the Merger Agreement).

Debt Commitment Letters (page 26)

On October 22, 2018, in connection with the signing of the Merger Agreement, (i) Parent entered into a commitment letter with Credit Suisse AG and Credit Suisse Loan Funding LLC (collectively, the “OpCo Committed Lenders”), pursuant to which the OpCo Committed Lenders have committed to provide debt financing to the Company consisting of a senior secured first lien term facility in an amount equal to $150 million, plus an optional additional amount necessary to fund original issue discount or upfront fees with respect to such financing in connection with the associated “flex” provisions, at the closing of the Merger, and (ii) Parent and Sponsor entered into a commitment letter with Credit Suisse AG, Cayman Islands Branch (collectively, the “AssetCo Committed Lender”), pursuant to which the AssetCo Commitment Lender has committed to provide debt financing to a direct or indirect bankruptcy-remote special purpose subsidiary of the Company (the “AssetCo Borrower”) consisting of a secured term loan facility in an aggregate amount up to $770 million at the closing of the Merger. The financing to be provided by the OpCo Committed Lenders and the AssetCo Committed Lender under the debt commitment letters is subject to the satisfaction of customary conditions.

The transactions contemplated by the Merger Agreement are not conditioned upon Parent obtaining financing.

Limited Guarantee (page 27)

In connection with the Merger Agreement, Sponsor entered into a limited guarantee in favor of the Company to guarantee Parent’s and/or Merger Sub’s payment obligations with respect to the Parent Termination Fee of $130 million to be paid by Parent to the Company under the circumstances specified in the Merger Agreement and any amounts that are owed by Parent and/or Merger Sub with respect to monetary damages relating to any material breach of the Merger Agreement by Parent or Merger Sub, subject to the terms and limitations set forth in the limited guarantee.

The maximum aggregate liability of Sponsor under the limited guarantee will not exceed $130,250,000 less the amount of guaranteed obligations actually satisfied by Parent or Merger Sub.

Merger Agreement (page 41 and Annex A)

Conditions to the Merger (page 47)

The closing of the transactions contemplated by the Merger Agreement is subject to customary conditions, including, among other things:

•	receiving the required approval of the Company’s stockholders through the Written Consent of IEH (which Written Consent has been delivered to Parent);
•	twenty days having elapsed since the mailing to the Company’s stockholders of a definitive information statement with respect to the adoption of the Merger Agreement by IEH pursuant to the Written Consent; and
•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (for which early termination was granted by the FTC on November 2, 2018).

Non-Solicitation; Window Shop Period; Change of Board Recommendation (page 48)

Pursuant to the Merger Agreement, the Company is restricted in its ability to initiate, solicit or knowingly encourage any acquisition proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any acquisition proposal, or to participate in any negotiations regarding, or furnish to any third party any non-public information relating to the Company or its subsidiaries, in connection with any acquisition proposal.

Notwithstanding the restrictions on the Company’s ability to solicit acquisition proposals, during the period from the date of the Merger Agreement to the Written Consent Effective Time, which we refer to as the “window shop period,” if the Company receives a bona fide written acquisition proposal from a third party that does not result from a violation of the Company’s non-solicitation obligations and the Board of Directors (or a committee thereof) determines in good faith, based on information then available (including financial analyses believed to be reasonable by the Board of Directors) and after consultation with outside counsel, that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable law or the agreed upon standard, then the Company has the right to, among other things, furnish non-public information to such third party and participate in discussions or negotiations with the third party making such acquisition proposal regarding the acquisition proposal, which we refer to as the “window shop activities.” The Company has agreed to promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any acquisition proposal and provide certain information related thereto. From and after the Written Consent Effective Time, the Company will be prohibited from engaging in any window shop activities.

The Merger Agreement also restricts the ability of the Board of Directors to effect a change of board recommendation with respect to the Merger during the window shop period. The Board, however, may effect a change of board recommendation if, subject to the terms set forth in the Merger Agreement, the Company receives an acquisition proposal that the Board determines in good faith, after consultation with outside legal counsel and based on financial analyses believed to be reasonable by the Board of Directors, constitutes a superior proposal and failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable law or the agreed upon standard. Under the Merger Agreement, Parent generally has an opportunity to offer to modify and improve the terms of the Merger Agreement in response to any such acquisition proposal before the Board may withdraw or modify its recommendation to stockholders in response to such acquisition proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to such acquisition proposal. Upon termination of the Merger Agreement under circumstances relating to a change of board recommendation, the Company may be required to pay a termination fee of $65 million to Parent.

In the event a change of board recommendation with respect to the Merger is effected during the window shop period and the Merger Agreement is terminated in connection therewith, the Written Consent will not become effective as of the Written Consent Effective Time and will be deemed null and void.

The terms “acquisition proposal,” “superior proposal,” “agreed upon standard” and “change of board recommendation” are each defined in the section entitled “Merger Agreement—Non-Solicitation; Window Shop Period; Change of Board Recommendation” beginning on page 48.

Closing of the Merger (page 28)

The parties expect to complete the Merger in the fourth quarter of 2018. Completion of the Merger is, however, subject to various conditions, and it is possible that factors outside of the parties’ control could result in the Merger being completed at a later time or not at all.

If the marketing period (as defined in the Merger Agreement) relating to Parent’s debt financing has not ended as of the fifth business day after the satisfaction or waiver of all of the applicable closing conditions to the Merger, then the closing will occur on the earliest to occur of (i) a business day during the marketing period specified by Parent on no less than five business days’ notice and (ii) the fifth business day after the final day of the marketing period.

Termination of the Merger Agreement (page 50)

The Merger Agreement may be terminated by the mutual consent of Parent, on the one hand, and the Company, on the other. In addition, Parent, on the one hand, and the Company, on the other hand, may terminate the Merger Agreement if: (i) any governmental order permanently restraining, enjoining or prohibiting the Merger becomes final and non-appealable or any law is in effect that prevents or makes illegal the consummation of the Merger (a “Governmental Order Condition”); (ii) the Merger is not consummated by April 10, 2019 (the “Outside Date”); or (iii) the other party breaches any of its representations, warranties, covenants or agreements in the Merger Agreement in a manner that would prevent the conditions to the Merger from being satisfied prior to the Outside Date and such breach is (A) not capable of being cured or (B) has not been cured within thirty days after notice of such breach (a “Specified Breach”).

Prior to the Written Consent Effective Time, the Merger Agreement may be terminated (i) by Parent, as a result of a change of board recommendation, or (ii) by the Company, as a result of a change of board recommendation, and in either such case the Company will be required to pay Parent a termination fee in the aggregate amount of $65 million. Once the Written Consent becomes effective on the Written Consent Effective Time, the parties will no longer be able to terminate the Merger Agreement under these specific provisions.

The Company may also terminate the Merger Agreement if, subject to certain conditions: (i) Parent and Merger Sub do not complete the Merger by the fifth business day after receipt of written confirmation of the Company that the Company is ready, willing and able to consummate the transactions contemplated by the Merger Agreement, including the Merger, (ii) Parent fails to timely deposit the requisite funds in escrow under certain conditions, or (iii) (A) the Company provides written notice (a “Breach Escrow Election Notice”) to Parent of a Specified Breach by Parent or Merger Sub that would reasonably be expected to prevent or materially impair the closing of the Merger and (B) Parent fails to deposit the Breach Escrow Amount (as defined in the Merger Agreement) and confirm in writing that it is willing to attempt in good faith to consummate the Merger.

A termination fee payment of $65 million will be payable by the Company to Parent if the Merger Agreement is terminated (i) by Parent, on the one hand, or by the Company, on the other hand, due to a change of board recommendation; or (ii) (A) by Parent, due to a Specified Breach by the Company, or (B) by either the Company or Parent, if the Effective Time has not occurred on or before the Outside Date and, in either case, at the time of such termination an acquisition proposal has been made and not withdrawn (except in each case the references in the definition of “acquisition proposal” to “20%” shall be replaced by “50%”), and within twelve (12) months after such termination, the Company has entered into a definitive agreement relating to or consummated an acquisition proposal.

A Parent Termination Fee of $130 million will be payable by Parent to the Company if the Merger Agreement is terminated (i) by the Company or Parent (A) due to a Governmental Order Condition, if the relevant governmental order relates to a failure to obtain the necessary clearances, approvals or authorizations under the HSR Act, or (B) if the Effective Time has not occurred on or before the Outside Date as a result of the applicable waiting period under the HSR Act relating to the Merger not having yet expired or been terminated by the Outside Date; or (ii) by the Company, (A) due to a Specified Breach or financing failure by Parent and Merger Sub, (B) due to Parent’s failure to timely deposit the requisite funds in escrow under certain conditions or (C) subject to the conditions set forth in the Merger Agreement, in connection with a Breach Escrow Election Notice. Pursuant to the terms of the Merger Agreement, Parent has agreed to deposit funds in escrow to secure Parent’s obligations to pay the Parent Termination Fee if such fee is payable to the Company under the terms of the Merger Agreement.

As described above, Sponsor entered into a limited guarantee in favor of the Company to guarantee, among other things, Parent’s and/or Merger Sub’s payment obligations with respect to the payment of the Parent Termination Fee of $130 million by Parent to the Company in the event the Merger Agreement is terminated under the circumstances described above.

Prior to the payment of the termination fee or Parent Termination Fee, the parties will also be entitled to seek all remedies available at law or in equity against the other, including specific performance.

Procedures for Receiving the Merger Consideration (page 42)

As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the surviving corporation will cause a paying agent to mail to each holder of record of certificated shares of Common Stock (as of immediately prior to the Effective Time) a letter of transmittal and instructions as to how to surrender such holder’s stock certificates in exchange for the Merger Consideration. Holders of uncertificated shares of Common Stock (i.e., holders whose shares are held in book-entry form) will, upon receipt by the paying agent of an “agent’s message” in customary form, be entitled to receive the Merger Consideration, as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Interest of Certain Persons in Matters to Be Acted Upon (page 36)

In considering our Board of Directors’ recommendations with respect to the Merger, you should be aware that the Company’s officers and directors might have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, when it approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 37)

If you are a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 37), the receipt of the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of shares of Common Stock receiving the Merger Consideration in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash the U.S. Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Common Stock.

If you are a Non-U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 37), the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States or certain other conditions are met.

Holders of shares of Common Stock should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 37 and consult their tax advisor about the U.S. federal, state, local and foreign tax consequences of the Merger.

Regulatory and Other Governmental Approvals (page 40)

The Merger Agreement provides that each of the parties must use its reasonable best efforts to obtain all necessary actions, waivers, consents, approvals, orders, and authorizations from all applicable governmental entities, including, without limitation, those in connection with the HSR Act. On October 23, 2018, each of Parent and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial thirty-day waiting period, which request was granted by the FTC on November 2, 2018.

Appraisal Rights (page 57 and Annex C)

Pursuant to Section 10-19.1-87 of the NDBCA, holders of shares of Common Stock who did not consent to the adoption of the Merger Agreement and who precisely follow the procedures specified in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA within the appropriate time periods have the right to dissent from the Merger by demanding payment in cash for their shares of Common Stock equal to the fair value of the shares as determined by agreement with the Company or by a court in an action timely brought by the dissenting stockholders. We refer to a dissenting stockholder’s right to demand payment for their shares of Common Stock as “appraisal rights.” The value that you may be entitled to receive in connection with your exercise of appraisal rights may be less than, equal to or more than the amount of your share of the Merger Consideration.

Under Section 10-19.1-88 of the NDBCA, holders of shares of the Company’s Common Stock who are entitled to appraisal rights must be provided a notice of appraisal rights. The record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights is October 22, 2018. As of such date, there were 19,083,878 shares of the Company’s Common Stock outstanding.

Stockholders who wish to exercise appraisal rights must make a written demand for payment on or prior to December 7, 2018, which is the date that is thirty (30) days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA for perfecting appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 57. A copy of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA is attached to this information statement as Annex C. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee.

This information statement will be sent to record holders of the Company’s Common Stock as of October 22, 2018.

Effect on Trading Market; Delisting and Deregistration of Common Stock (page 40)

Shares of the Company’s Common Stock are listed on the NASDAQ under the symbol “ARII.” The closing sale price of the Common Stock on the NASDAQ on October 19, 2018, which was the last trading day before we announced the Merger, was $46.29. On November 5, 2018, the last practicable trading day before the date of this information statement, the closing price of Common Stock on the NASDAQ was $70.45. You are encouraged to obtain current market prices for the Company’s Common Stock.

If the Merger is completed, the Common Stock will no longer be listed on the NASDAQ. In addition, the registration of the Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated, and we will no longer file periodic reports with the SEC on account of the Common Stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the transactions completed thereby, including the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in “Where You Can Find More Information” beginning on page 60.

Q:	What is the proposed transaction and what effects will it have on the Company?
A:	On October 22, 2018, the Company entered into the Merger Agreement with Parent. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger. Following the consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent.

If completed, the transactions contemplated by the Merger Agreement, including the Merger, will result in the change of control of the Company.

Q:	What will I receive in the Merger?
A:	The aggregate Merger Consideration to be received by the stockholders of the Company pursuant to the terms of the Merger Agreement will be approximately $1.34 billion, or $70.00 per share of Common Stock. Upon completion of the Merger and subject to the terms of the Merger Agreement, you will receive the per share Merger Consideration for each share of Common Stock that you own (other than shares owned by holders who have properly exercised their appraisal rights under North Dakota law), without interest, which is payable in cash.

For example, if you own 100 shares of Common Stock, you will receive $7,000.00 in cash in exchange for your shares of Common Stock, less any required withholding taxes. Upon completion of the Merger, you will not own any equity in the surviving corporation.

Q:	Under what circumstances would the Merger Consideration be increased?
A:	Pursuant to the terms of the Merger Agreement, Parent agreed to deposit an aggregate amount of $130 million in escrow to secure Parent’s obligations to pay the Parent Termination Fee if such fee is payable to the Company under the terms of the Merger Agreement. On October 24, 2018, Parent deposited $55 million in immediately available funds with Citibank, N.A. (the “Escrow Agent”) into an escrow account to be held pursuant to the terms and conditions of the escrow agreement (“Escrow Agreement”). In addition, on or prior to 5:00 p.m. on November 16, 2018, Parent has agreed to deposit up to an additional $75 million so that the aggregate amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement is $130 million.

In the event that Parent fails to timely deposit the additional funds with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement, then Parent will be required to pay interest on such amounts. Any such interest that is paid as a result of Parent’s failure to timely deposit the funds to be held in escrow will be added to the Merger Consideration that will be payable to the holders of Common Stock in connection with the closing of the transactions contemplated by the Merger Agreement. The Merger Consideration will only be increased in the limited circumstances in which (i) Parent fails to timely deposit the funds in escrow, but Parent subsequently deposits such funds in escrow including the additional interest amount, (ii) the Company does not terminate the Merger Agreement as a result of Parent’s failure to timely deposit such funds, and (iii) the transactions contemplated by the Merger Agreement are ultimately consummated.

Q:	What is the purpose of the escrow agreement?
A:	Pursuant to the terms of the Merger Agreement, Parent agreed to deposit an aggregate amount of $130 million in escrow to secure Parent’s obligations to pay the Parent Termination Fee if such fee is payable to the Company under the terms of the Merger Agreement.

Q:	When do you expect the Merger to be completed?
A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the fourth quarter of 2018, subject to termination of the waiting period under the HSR Act, and other customary closing conditions. On November 2, 2018, the FTC granted early termination of the waiting period under the HSR Act.

If the marketing period (as defined in the Merger Agreement) relating to Parent’s debt financing has not ended as of the fifth business day after the satisfaction or waiver of all of the applicable closing conditions to the Merger, then the closing will occur on the earliest to occur of (i) a business day during the marketing period specified by Parent on no less than five business days’ notice and (ii) the fifth business day after the final day of the marketing period.

If the Merger is not completed on or before April 10, 2019, the Outside Date, the Merger Agreement may at that time be terminated by the Company, on the one hand, or Parent, on the other hand, and the Merger may then be abandoned.

Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed for any reason, you will not receive any payment for your shares of Common Stock in connection with the Merger, the Company will remain a publicly traded company, and shares of Common Stock will continue to be traded on the NASDAQ.
Q:	Am I being asked to vote on the Merger?
A:	No. Applicable North Dakota law and the Merger Agreement require the adoption of the Merger Agreement and approval of the Merger by the holders of a majority of the voting power of the outstanding shares of Common Stock in order to effect the Merger and the other transactions contemplated by the Merger Agreement. The Company’s bylaws permit stockholders to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Merger as contemplated by the Merger Agreement. On October 22, 2018, in connection with the signing of the Merger Agreement, IEH, which on such date was the record holder of 11,871,268 shares of Common Stock, representing approximately 62.2% of the outstanding shares of Common Stock, delivered the Written Consent. The Written Consent will automatically become effective pursuant to the terms of the Merger Agreement as of the Written Consent Effective Time, unless such time is otherwise extended or the Merger Agreement is terminated in accordance with its terms. As a result of the delivery of the Written Consent, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.
Q:	Why did I receive this information statement?
A:	Applicable laws and securities regulations require us to provide you with notice of the action taken by the Written Consent that was delivered by IEH as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement, or to complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Sections 10-19.1-87 and 10-19.1-88 of the NDBCA, a copy of which is attached to this information statement as Annex C.
Q:	Did the Board of Directors approve and recommend the Merger Agreement?
A:	Yes. After careful consideration, the Board of Directors unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company and (iv) recommended that the stockholders of the Company adopt and approve the Merger Agreement and the Merger.

Q:	What happens if I sell my shares before completion of the Merger?
A:	If you transfer your shares of Common Stock before consummation of the Merger, you will have transferred the right to receive a portion of the Merger Consideration for your shares of Common Stock and will lose your appraisal rights. In order to receive a portion of the Merger Consideration for your shares of Common Stock or exercise appraisal rights, you must hold your shares through the Effective Time of the Merger.
Q:	Should I send in my Company Common Stock certificates now?
A:	No. You will be sent a letter of transmittal with related instructions after completion of the Merger, describing how you may exchange your shares of Common Stock for your portion of the Merger Consideration. Please do NOT return your Company Common Stock certificate(s) to the Company.

Holders of uncertificated shares of Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive their portion of the Merger Consideration as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Q:	Is the Merger subject to the fulfillment of certain conditions?
A:	Yes. Before the Merger can be completed, closing of the transactions contemplated by the Merger Agreement are subject to customary conditions, including, among other things, those set forth under the heading “Merger Agreement—Conditions to the Merger” beginning on page 47.
Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?
A:	The Merger Agreement imposes restrictions on the Company’s ability to, among other things, solicit proposals from third parties during the period from the date of the Merger Agreement to the effective date of the Merger Agreement. Notwithstanding these restrictions, during the period from the date of the Merger Agreement to the Written Consent Effective Time, if the Company receives a bona fide written acquisition proposal from a third-party that does not result from a violation of the Company’s non-solicitation obligations and the Board of Directors (or a committee thereof) determines in good faith, based on information then available (including financial analyses believed to be reasonable by the Board) and after consultation with outside counsel, that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable law or the agreed upon standard, then the Company has the right to, among other things, furnish non-public information to such third party and participate in discussions or negotiations with any third party making such acquisition proposal regarding the acquisition proposal. In addition, subject to the terms and conditions of the Merger Agreement, the Board may effect a change of board recommendation with respect to the Merger if it determines that the acquisition proposal constitutes a superior proposal.

In the event a change of board recommendation with respect to the Merger is effected during the window shop period and the Merger Agreement is terminated in connection therewith, the Written Consent will not become effective as of the Written Consent Effective Time and will be deemed null and void. In addition, if the Merger Agreement is terminated under circumstances relating to a change of board recommendation, the Company may be required to pay a termination fee of $65 million to Parent. See “Merger Agreement—Non-Solicitation; Window Shop Period; Change of Board Recommendation” beginning on page 48.

Q:	Am I entitled to exercise appraisal rights instead of receiving a portion of the Merger Consideration for my shares?
A:	Yes. As a holder of Common Stock, you are entitled to appraisal rights under Sections 10-19.1-87 and 10-19.1-88 of the NDBCA in connection with the Merger if you meet certain conditions and comply with the applicable statutory procedures for perfecting appraisal rights, which are described in this information statement in “Appraisal Rights” beginning on page 57.
Q:	What is householding and how does it affect me?
A:	The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this information statement mailed to you, or you would like to opt out of this practice for future mailings, or if you received multiple copies of this information statement and would like to opt in to this practice for future mailings, please submit your request to the Company by phone at (636) 940-6000 or by mail to Attn: Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. We will promptly send additional copies of this information statement upon receipt of such request.

Q:	Where can I find more information about the Company?
A:	We file periodic reports and other information with the SEC. This information is available on the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 60.
Q:	Will I owe taxes as a result of the Merger?
A:	The receipt of the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. If you are a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”), you will generally be required to pay U.S. federal income tax on any gain recognized in connection with the Merger. If you are a Non-U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”), you may be required to pay U.S. federal income tax in certain situations. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Merger. For a more detailed explanation of the U.S. federal income tax considerations relevant to the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 37.
Q:	Who can help answer my other questions?
A:	If you have more questions about the Merger, please contact our Investor Relations Department at (636) 940-6000. If your broker holds your shares of Common Stock, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act that involve substantial known and unknown risks and uncertainties. In some situations, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. Such statements include, but are not limited to, statements regarding the Merger and the anticipated timing thereof, statements regarding Parent’s ability to consummate its debt financing in connection with the Merger, and statements regarding the Voting Agreement. You should consider these statements carefully because they discuss our plans regarding the Merger and our strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. There will be events in the future, however, that the Company is not able to predict accurately or control. The Company’s actual results may differ materially from the expectations that the Company describes in its forward-looking statements. Factors or events that could cause the Company’s actual results to materially differ may emerge from time to time, and it is not possible for the Company to accurately predict all of them. These forward-looking statements discuss our future expectations or state other forward-looking information, and may involve risks over which we have no control. Those risks include, without limitation:

•	risks associated with transactions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation or regulations, certain other specified governmental consents and other regulatory and third party consents and approvals;
•	the outcome of any legal proceedings that may be instituted against the Company or others in connection with the Merger Agreement, the Voting Agreement, or any of the transactions contemplated thereby;
•	the effect of restrictions on our operations in the Merger Agreement;
•	the ability to retain certain key employees of the Company;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay the termination fee to Parent;
•	the amount of the costs, fees, expenses and charges related to the Merger;
•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our Common Stock;
•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;
•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;
•	risks related to diverting management’s attention from our ongoing business operations;
•	Merger Agreement provisions that could discourage a potential competing acquirer or could result in any competing acquisition offer being at a lower price than it might otherwise be;
•	certain presently unknown or unforeseen factors;
•	the impact of legislative, regulatory and competitive changes and other risk factors relating to the industry in which the Company operates; and
•	other risks detailed in our filings with the SEC, including “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2017 and “Part II, Item 1A. Risk Factors” in our subsequent quarterly reports on Form 10-Q. See “Where You Can Find More Information” beginning on page 60.

We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES

The Company

American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Phone: (636) 940-6000

The Company is a prominent North American designer and manufacturer of hopper and tank railcars, which are currently the two largest markets within the railcar industry. We provide our railcar customers with integrated solutions through a comprehensive set of high quality products and related services offered by our three reportable segments: manufacturing, railcar leasing and railcar services. Manufacturing consists of railcar manufacturing and railcar and industrial component manufacturing. We use certain of these components in our own railcar manufacturing and sell certain of these products to third parties. Railcar leasing consists of railcars manufactured by us and leased to third parties under operating leases. Railcar services consist of railcar repair, engineering and field services. Our business model combines manufacturing, railcar leasing and railcar services and is designed to support the industry with complete railcar solutions over the full life cycle of the railcar. Our primary customers include shippers, leasing companies, industrial companies, and Class I railroads. Our operations include eight manufacturing plants that fabricate and assemble raw materials, mainly steel, into railcars, railcar components and industrial components; eight railcar repair plants; and eleven mobile repair (mobile units) and mini repair shop (mini shop) locations.

The Company’s website is http://www.americanrailcar.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 60.

The Company’s shares of Common Stock are listed on the NASDAQ under the symbol “ARII.”

IEH and the other Stockholder Parties

IEH ARI Holdings LLC 767 Fifth Avenue, 47th Floor New York, New York 10153-0023 Phone: (212) 702-4300	Icahn Enterprises Holdings L.P. 445 Hamilton Avenue, Suite 1210 White Plains, New York 10601 Phone: (212) 702-4300
American Entertainment Properties Corporation 767 Fifth Avenue, 47th Floor New York, New York 10153-0023 Phone: (212) 702-4300	Icahn Enterprises G.P. Inc. 445 Hamilton Avenue, Suite 1210 White Plains, New York 10601 Phone: (212) 702-4300
Icahn Building LLC 767 Fifth Avenue, 47th Floor New York, New York 10153-0023 Phone: (212) 702-4300	Beckton Corp. 445 Hamilton Avenue, Suite 1210 White Plains, New York 10601 Phone: (212) 702-4300
Icahn Enterprises L.P. 767 Fifth Avenue, 47th Floor New York, New York 10153-0023 Phone: (212) 702-4300	Carl C. Icahn c/o Icahn Associates Corp. 767 Fifth Avenue, Suite 4700 New York, New York 10153 Phone: (212) 702-4300

IEH is an indirect wholly owned subsidiary of IEP. IEP owns a 99% limited partner interest in Icahn Enterprises Holdings. Icahn Enterprises GP owns a 1% general partner interest in each of IEP and Icahn Enterprises Holdings. Icahn Enterprises Holdings is the sole member of Icahn Building, which is the sole stockholder of AEPC. AEPC is the sole member of IEH. Mr. Icahn, a United States citizen, is the sole stockholder of Beckton, which is the sole stockholder of Icahn Enterprises GP. Mr. Icahn is the chairman of the board of directors of Icahn Enterprises GP, the general partner of IEP. IEP is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion.

Parent

STL Parent Corp.
c/o ITE Management
200 Park Avenue South, Suite 1511
New York, NY 10003
Phone: (212) 390-0370

Parent is a newly formed Delaware corporation that is a wholly-owned subsidiary of Sponsor. Parent was formed by Sponsor solely for the purposes of completing the transactions contemplated by the Merger Agreement. Parent is a wholly-owned subsidiary of Sponsor and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Following the closing of the Merger, the Company will be a wholly-owned subsidiary of Parent. Parent does not maintain a website.

Merger Sub

Table Rock Merger Sub Corp.
c/o ITE Management
200 Park Avenue South, Suite 1511
New York, NY 10003
Phone: (212) 390-0370

Merger Sub is a newly formed North Dakota corporation that is a wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purposes of completing the transactions contemplated by the Merger Agreement. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. On October 26, 2018, Merger Sub executed the Joinder Agreement with the Company and Parent pursuant to which Merger Sub became a party to the Merger Agreement. Merger Sub does not maintain a website.

Sponsor

ITE Rail Fund L.P.
c/o ITE Management
200 Park Avenue South, Suite 1511
New York, NY 10003
Phone: (212) 390-0370

Sponsor is an affiliate of, and managed by, ITE Management L.P. (“ITE Management”), which is an investment firm targeting industrial and transportation assets and companies, and related industries and services with a critical focus on investments that generate current cash. ITE Management’s investment strategies focus on broad macro-economic themes. Sponsor does not maintain a website. ITE Management’s website is: https://www.itemgmt.com/.

THE MERGER

Background of the Merger

On November 2, 2017, Mr. James J. Unger, of ITE Management, made an unsolicited inquiry about the Company to Mr. Cozza, President and Chief Executive Officer of Icahn Enterprises L.P., an affiliate of IEH (“IEP”), about exploring a potential strategic transaction with the Company. Mr. Unger is currently, and was at the time of his inquiry to the Company, a Managing Director of ITE Management. Mr. Unger previously served in a variety of executive positions at the Company from March 1995 through April 2009 and was a member of the Company’s Board of Directors from March 1995 through September 2013. Mr. Cozza in turn communicated the inquiry to Mr. Jeffrey S. Hollister, the Company’s President and Chief Executive Officer at such time. In order to facilitate due diligence, on November 27, 2017, the Company executed and delivered a confidentiality agreement with ITE Management, which agreement was effective as of November 2, 2017.

In November 2017 and through January 2018, ITE Management conducted limited due diligence on the Company. On January 28, 2018, in connection with a request from ITE Management, the Company entered into a joinder agreement with an unrelated third party (“Party A”) to the existing confidentiality agreement between ITE Management and the Company, pursuant to which Party A agreed to be bound by the terms of the confidentiality agreement as if it were an original signatory to the confidentiality agreement. Following the execution of the joinder agreement, Party A conducted due diligence on the Company. This joinder agreement was subsequently terminated in early July 2018.

On July 18, 2018, Mr. Unger contacted Mr. John O’Bryan, the Company’s current President and Chief Executive Officer, to reiterate ITE Management’s interest in pursuing a strategic transaction where it would acquire all of the issued and outstanding capital stock of the Company through a merger. During the summer and throughout the fall of 2018, ITE Management and its representatives, including its potential debt financing sources, continued to conduct due diligence on the Company.

On August 17, 2018, the Board of Directors held a meeting at which the Company’s senior management and Mr. Cozza briefed the directors about the ongoing communications with ITE Management. Representatives of Thompson Hine LLP, transaction counsel to the Company (“Thompson Hine”), and Brown Rudnick LLP, counsel to the Company (“Brown Rudnick”), were in attendance at the meeting. At the request of the Board of Directors, members of Thompson Hine reviewed the fiduciary duties of the Board of Directors and provided an overview of the potential structure of the proposed transaction.

Late in the evening on August 17, 2018, Willkie Farr & Gallagher LLP, counsel to ITE Management (“Willkie Farr”), distributed a draft of the merger agreement (such draft, and subsequent iterations thereof exchanged between the parties, referred to as the “Draft Merger Agreement”) to Thompson Hine. The Draft Merger Agreement contemplated a merger of a newly formed subsidiary of Parent, referred to herein as Merger Sub, with and into the Company, with the Company continuing as the surviving corporation after the merger. The Draft Merger Agreement included (i) a 15-day window shop period for the Company to respond to (but not actively solicit) other acquisition proposals; (ii) a closing condition pursuant to which Parent could elect not to close the transaction if holders representing more than 10% of the outstanding shares of Common Stock exercised dissenters’ rights with respect to the Merger; (iii) a termination fee of an unspecified amount to be payable by the Company to Parent in certain circumstances, including upon a termination of the agreement due to a change in recommendation of Directors or a termination as a result of a material breach by the Company of its obligations under agreement; and (iv) a termination fee of an unspecified amount payable by Parent to the Company in the event that Parent failed to close the merger because its financing was not available.

On August 20, 2018, Willkie Farr, Thompson Hine, and Brown Rudnick participated in a conference call to discuss the Draft Merger Agreement.

On August 23, 2018, Thompson Hine distributed a revised Draft Merger Agreement to Willkie Farr that provided for, among other things, HSR filing provisions, a 60-day window shop period, no closing condition relating to appraisal rights, a termination fee payable by the Company in an amount of $50 million, and a termination fee payable by Parent in an amount of $130 million payable in certain circumstances in which the agreement was terminated, including in the event of a breach by Parent of its obligations under the agreement.

On August 30, 2018, Willkie Farr distributed an updated Draft Merger Agreement reflecting, among other things, a 30-day window shop period, a closing condition relating to appraisal rights, a termination fee payable by the Company in an amount of $65 million in a number of circumstances, and a termination fee payable by Parent in an amount of $95 million payable in the event that Parent failed to close the merger because its financing was not available.

On September 6, 2018, the Board of Directors met with the Company’s senior management to review the significant open issues, which included the time period of the window shop period, the size of the termination fees and the triggers requiring payment of such fees, in the Draft Merger Agreement with Thompson Hine and Brown Rudnick.

On September 18, 2018, Willkie Farr distributed an initial draft of the voting agreement (such draft, and subsequent iterations thereof exchanged between the parties, referred to as the “Draft Voting Agreement”) and the form of written consent (such draft, and subsequent iterations thereof exchanged between the parties, referred to as the “Draft Written Consent”) to IEH.

On September 23, 2018, Willkie Farr distributed initial drafts of the equity commitment letter (such draft, and subsequent iterations thereof exchanged between the parties, referred to as the “Draft Equity Commitment Letter”) and the limited guarantee (such draft, and subsequent iterations thereof exchanged between the parties, referred to as the “Draft Limited Guarantee”) to Thompson Hine.

Between September 23 and September 27, 2018, representatives of Willkie Farr, Vedder Price LLP, asset-based financing counsel to ITE Management (“Vedder Price”), Thompson Hine, and Brown Rudnick participated in conference calls relating to due diligence and the Draft Merger Agreement. On September 27, 2018, Willkie Farr distributed a revised Draft Merger Agreement.

On September 28, 2018, ITE Management distributed initial drafts of the debt commitment letters (such drafts, and subsequent iterations thereof exchanged between the parties, referred to as the “Draft Debt Commitment Letters”).

On October 1, 2018, Mr. Yevgeny Fundler, the Company’s Senior Vice President, General Counsel and Secretary, participated in a conference call with representatives of Willkie Farr and Thompson Hine relating to regulatory and other due diligence matters.

On October 4, 2018, Brown Rudnick discussed the Draft Debt Commitment Letters with Willkie Farr and Vedder Price.

On October 5, 2018, Mr. Jason Koenig, Managing Director of ITE Management, Mr. Unger of ITE Management, Messrs. O’Bryan and Fundler of the Company, Mr. Luke M. Williams, Senior Vice President, Chief Financial Officer and Treasurer of the Company, Mr. Cozza of IEP, and representatives from Willkie Farr and Thompson Hine held an “all hands” call to discuss the open issues on the proposed transaction and draft documents, including the Draft Debt Commitment Letters. Also on October 5, 2018, Brown Rudnick and Vedder Price had discussions on the Draft Debt Commitment Letters.

On October 7, 2018, IEH provided comments on the Draft Voting Agreement and Draft Written Consent to Willkie Farr. In addition, on October 7, 2018, Willkie Farr and Vedder Price discussed the Debt Commitment Letters with Brown Rudnick.

On October 8, 2018, Vedder Price discussed the Debt Commitment Letters with Brown Rudnick.

On October 9, 2018, the Board of Directors met with the Company’s senior management, Thompson Hine and Brown Rudnick to review the significant open issues in the Draft Merger Agreement and the Draft Debt Commitment Letters. In connection with the Draft Merger Agreement, the members of the Board of Directors discussed the window shop provisions, the termination fees, the remedies, the closing conditions, and certain regulatory matters.

On October 9, 2018, Vedder Price distributed a revised draft of the Debt Commitment Letters to Brown Rudnick. Also, on October 9, 2018, the Company entered into a confidentiality agreement with ITE Management and began to conduct due diligence on ITE Management and its affiliates.

On October 10, 2018, Brown Rudnick participated in conference calls with Willkie Farr and Vedder Price to discuss the Debt Commitment Letters.

On October 11, 2018, Thompson Hine distributed a draft of the disclosure schedules to the Merger Agreement to Willkie Farr. In addition, the parties held a conference call including Messrs. Koenig and Unger of ITE Management, Mr. Fundler of the Company, Mr. Cozza of IEP, Willkie Farr and Thompson Hine to discuss certain regulatory and other due diligence matters.

On October 12, 2018, representatives of the Board of Directors and the Company’s senior management discussed the terms of the proposed engagement of Western Reserve to provide an opinion to the Board of Directors as to the fairness from a financial point of view to the stockholders of the Company of the consideration to be received by the stockholders in the proposed transaction. On October 15, 2018, the Company entered into an engagement letter with Western Reserve.

On October 15, 2018, Thompson Hine distributed a revised Draft Merger Agreement to Willkie Farr, which provided, among other things, that Parent would be required to pay a termination fee to the Company in an amount of $130 million if the agreement were terminated as a result of a material breach by Parent.

On October 16, 2018, Willkie Farr distributed revised drafts of the Debt Commitment Letters to Brown Rudnick.

On October 17, 2018, Messrs. Koenig and Unger of ITE Management, Messrs. O’Bryan, Williams and Fundler of the Company, Mr. Cozza of IEP, Willkie Farr and Thompson Hine held another “all hands” call to discuss the remaining open issues on the draft transaction documents, including the triggers for payment of the Parent Termination Fee in the Draft Merger Agreement and the proposed restrictions on the Company’s operations between signing and closing in the Draft Merger Agreement.

On October 17, 2018, Willkie Farr, Vedder Price, and Brown Rudnick participated in conference calls regarding the Draft Debt Commitment Letters.

On October 18, 2018, representatives of Willkie Farr, Vedder Price, Thompson Hine and Brown Rudnick exchanged correspondence and participated on conference calls regarding the transaction documents, including the Draft Debt Commitment Letters. Later that day, Thompson Hine distributed a revised draft of the disclosure schedules and Willkie Farr distributed revised drafts of each of the Draft Merger Agreement, Draft Equity Commitment Letter and the Draft Limited Guarantee.

Throughout the day on October 19, 2018, representatives of ITE Management, the Company, Willkie Farr, Vedder Price, Thompson Hine, and Brown Rudnick participated in conference calls and exchanged emails regarding the proposed transaction and the draft documents.

On the afternoon of October 19, 2018, the Board of Directors held a telephonic meeting, including members of the Company’s senior management, Thompson Hine and Brown Rudnick, who were in attendance at the request of the Board of Directors. Thompson Hine advised the members of the Board of Directors as to their fiduciary duties in connection with the potential transaction and then provided a detailed summary of (i) the status of the negotiations between the Company and Parent, (ii) the drafts of the various transactions documents, and (iii) the terms that were continuing to be negotiated between the parties. Representatives of Thompson Hine then reviewed the provisions of the Draft Merger Agreement in detail, including a review of the conditions to closing, the circumstances in which the Merger Agreement may be terminated by either party and the associated termination fees that would be payable upon such termination, and the remedies available to the Company. Brown Rudnick then provided an overview of the terms and conditions of Parent’s proposed financing commitments including a review of the Draft Debt Commitment Letters.

Following a discussion among the members of the Board of Directors and its advisors, the Board discussed the anticipated timing of the transaction and determined that it would hold a subsequent meeting on the evening of October 21, 2018 to further review the Merger Agreement and the transactions contemplated thereby, including the Merger.

Between October 17, 2018 through October 21, 2018, all parties and their respective legal counsel participated in numerous conference calls, exchanged emails and distributed revised drafts of the definitive documents, the schedules and exhibits thereto, and the related press releases and filings to be made with the SEC in connection with the execution of the Merger Agreement and the transactions contemplated thereby. In connection with ongoing negotiations relating to the remedies available to the Company in the event of Parent’s breach, Parent agreed to deposit funds in escrow to secure Parent’s obligation to pay the Parent Termination Fee if such fee is payable to the Company under the terms of the Merger Agreement.

On October 21, 2018, at 8 p.m., New York City time, the Board of Directors held a telephonic meeting, including members of the Company’s senior management, Thompson Hine and Brown Rudnick, who were in attendance at the request of the Board of Directors. The Board of Directors discussed the updates to the terms of the proposed transaction since the prior meeting on October 19, 2018 with representatives of Thompson Hine and Brown Rudnick.

At the request of the Board of Directors, representatives of Western Reserve were then invited to join the meeting. Western Reserve reviewed with the Board of Directors its financial analysis of the Merger Consideration of $70.00 per share of Common Stock in cash, without interest. At the meeting of the Board of Directors on October 21, 2018, Western Reserve rendered its opinion to the Board of Directors to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

A discussion ensued among the members of the Board of Directors with representatives from Western Reserve, Thompson Hine and Brown Rudnick. Following the discussion, the Board of Directors then unanimously determined that it was advisable, fair to and in the best interests of the Company and its stockholders to enter into the Merger Agreement and the transactions contemplated thereby, including the Merger.

In the early morning of October 22, 2018, the parties finalized the transaction documents and exchanged signature pages, including the execution and delivery of the Voting Agreement by IEH.

The Company announced the execution of the Merger Agreement and the transactions contemplated thereby by issuing a press release on the morning of October 22, 2018.

On October 23, 2018, each of Parent and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial thirty-day waiting period, which request was granted by the FTC on November 2, 2018.

On October 26, 2018, Merger Sub executed a joinder agreement (the “Joinder Agreement”) with the Company and Parent pursuant to which Merger Sub became a party to the Merger Agreement.

Structure of the Merger

On October 22, 2018, the Company entered into the Merger Agreement with Parent, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger. Following the consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent. Subject to the terms of the Merger Agreement, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held by the Company, Parent or Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries or shares of Common Stock owned by holders who have properly exercised their appraisal rights under North Dakota law) will be cancelled and converted automatically into the right to receive the per share Merger Consideration, or $70.00 per share of Common Stock, without interest, which is payable in cash. The aggregate Merger Consideration to be received by the stockholders of the Company will be approximately $1.34 billion. The Merger Consideration may be increased in the event that interest is determined to be payable as a result of Parent’s failure to timely deposit funds into escrow.

If completed, the transactions contemplated by the Merger Agreement, including the Merger, will result in the change of control of the Company.

Reasons for the Merger

The Board of Directors, at a meeting held on October 21, 2018, unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and that it was in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger. The Board of Directors made its determination after consultation with its advisors and considering a number of factors.

In reaching its determination, the Board of Directors consulted with the Company’s management and its advisors and considered a number of potentially positive factors, including the following:

•	Merger Consideration. The Board of Directors considered that Parent was offering to pay $70.00 per share of Common Stock in cash, without interest, pursuant to the terms of the Merger Agreement, which we refer to as the “Merger Consideration.” The Board of Directors believed that the Merger Consideration to be paid in the Merger represented a fair value in relation to both the current and the historical trading prices of the Common Stock. Specifically, the Board of Directors compared the $70.00 per share of Common Stock offered by Parent in the Merger to the closing price of the Common Stock on October 19, 2018, the last trading day prior to the announcement of the transaction, which was $46.29. In addition, the Board of Directors noted that the closing price for the shares of Common Stock had not been equal to or exceeded $70.00 per share since September 26, 2014.

•	Opinion of Western Reserve. The Board of Directors considered the opinion of Western Reserve Partners, a division of Citizens Capital Markets, Inc., which we refer to as “Western Reserve,” to the effect that, as of October 21, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration of $70.00 per share of Common Stock in cash, without interest, to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Western Reserve’s opinion is described in further detail below under “The Merger—Opinion of Western Reserve.”
•	Premium to Trading Price. The Board of Directors considered that the Merger Consideration of $70.00 per share of Common Stock to be received by the Company’s stockholders in the Merger represents a significant premium over the market prices at which shares of Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $70.00 represented a premium of approximately 51% over the closing price of the shares of Common Stock on October 19, 2018, the last trading day before announcement of the execution of the Merger Agreement.
•	Cash Consideration. The Board of Directors considered the fact that the Merger Consideration is all cash, which provides certainty and immediate liquidity and value to the Company’s stockholders, enabling the Company’s stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk.
•	Nature of Stockholder Base. The Board of Directors considered the fact that, if not for the current transactions contemplated by the Merger Agreement, IEH could eventually decide to divest its holdings in the Company, and the possibility that any such sale could relate only to the shares of Common Stock held by IEH, in lieu of a transaction in which all stockholders would be entitled to participate. While IEH has not indicated that it has any current plans to divest its position, the Board of Directors also considered that any such sale conducted by IEH of its Common Stock could potentially impact the economic interests of the minority stockholders and may be detrimental to or adversely impact the minority stockholders when compared to the transactions contemplated by the Merger Agreement. The Board of Directors considered that the transactions contemplated by the Merger Agreement provide that all stockholders benefit pro rata in the control premium to be paid for the Company.
•	Support of the Significant Stockholder. The Board of Directors considered the support of IEH, the significant stockholder, which controls approximately 62.2% of the aggregate voting power of the shares of Common Stock, as evidenced by IEH’s willingness to enter into the Voting Agreement and deliver the Written Consent in connection with the signing of the Merger Agreement. The Written Consent does not become effective until the Written Consent Effective Time and shall be deemed null and void if, at any time prior to the Written Consent Effective Time, which is anticipated to occur on November 26, 2018, the Merger Agreement has been terminated in accordance with its terms.
•	Window Shop Period. The Board of Directors considered that the Company had a thirty-five day period in which to receive and respond to unsolicited acquisition proposals that may result in a superior proposal, which we refer to as the window shop period. In connection with the negotiation of the transactions contemplated by the Merger Agreement, the Board of Directors required that, during the window shop period, the Company be given the flexibility necessary to respond to any acquisition proposals that the Board of Directors believes constitutes, or would be reasonably likely to result in, a superior proposal and the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders. The Board of Directors believed that the window shop period and the terms of the Merger Agreement provided ample opportunity for the Company to respond to any unsolicited third-party proposals, if any were received by the Company, that may be more favorable from a financial point of view to the Company’s stockholders.

•	Likelihood of Completion of the Merger; Regulatory Matters. The Board of Directors reviewed the other terms of the Merger Agreement with its legal advisors and considered that the closing of the Merger was not subject to a financing condition. In addition, the Board of Directors considered (i) the terms, provisions and conditions of Parent’s debt financing commitments; (ii) the terms, provisions and conditions set forth in the equity commitment letter and the limited guarantee; and (iii) the limited conditions to the closing of the Merger and the fact that, in the view of the Board of Directors, it was likely that the conditions would be satisfied prior to the Outside Date specified in the Merger Agreement. The Board of Directors also considered the number of potential strategic parties operating in the industry in which the Company operates. In particular, the Board of Directors believed that any potential purchaser that was a strategic party may pose a greater risk in obtaining the necessary approvals under the HSR Act than Parent.
•	Available Remedies. The Board of Directors also negotiated for the right of the Company to seek specific performance to enforce Parent and Merger Sub’s obligations under the Merger Agreement, including enforcing Parent’s obligation to complete the Merger. In addition, the Board of Directors noted that the Company would be entitled to a Parent Termination Fee of $130 million payable by Parent in the event that the Merger Agreement were terminated for certain reasons, including, among other things, for failure to obtain the required approvals under the HSR Act. The Board of Directors also considered that the Merger Agreement specifically provided that the Company may seek all available remedies at law or in equity.
•	Regulatory Matters. The Board of Directors considered the risks associated with the Company continuing on as a stand-alone entity, including the risks associated with ongoing compliance with transportation, environmental, health, safety, and regulatory laws and regulations.

The Board of Directors also considered certain uncertainties, risks and potentially negative factors, including, but not limited to, the following:

•	Change of Control; No Participation in Future Operations. The Board of Directors considered that the transactions contemplated by the Merger Agreement, including the Merger, would result in a change of control of the Company. The Board of Directors also considered that, after the completion of the Merger, the Company would no longer be a public company and its stockholders would no longer be able to participate in any future earnings or growth of the Company.
•	Limitation on Alternative Proposals. The Board of Directors evaluated the limitations under the Merger Agreement on initiating, soliciting, facilitating or knowingly encouraging any acquisition proposals and that the window shop period would likely expire on November 26, 2018.
•	Conditions to Closing. The Board of Directors considered the fact that, while the Company expected the Merger to be consummated, there could be no assurance that all conditions to the parties’ obligations to complete the Merger would be satisfied or waived and that it was possible that the Merger may not be completed. The Board of Directors considered the risks associated with obtaining the approvals under the HSR Act.
•	Risks Associated with the Announcement of the Merger. The Board of Directors considered the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause harm to the Company’s relationships with its employees, including that it may be more difficult to attract and retain key personnel. The Board of Directors also considered that the announcement of the transaction may divert employees’ attention away from the Company’s day-to-day operations.
•	Restriction on Operations of the Company’s Business. The Board of Directors took into account that, although the Company will continue to exercise control over its operations prior to the closing, the Merger Agreement prohibits the Company from taking certain actions relating to how the Company’s business is conducted prior to the closing without the consent of Parent. As a result, the restrictions in the Merger Agreement may delay or prevent the Company from pursuing certain business opportunities that arise during the pendency of the Merger, whether or not the Merger is completed.

•	Risks Associated with the Failure to Complete the Merger. The Board of Directors noted the fact that, if the Merger is not completed, then the Company will have incurred significant risk, transaction expenses and opportunity costs, including disruption to the Company’s existing operations, the failure to take advantage of potential growth or expansion of the Company’s existing operations, the diversion of the attention of the Company’s management and employees, and the potential of an increased level of employee attrition.
•	Termination Fee. The Board of Directors considered the possibility that the $65 million termination fee payable to Parent if the Board of Directors were to terminate the Merger Agreement as a result of a change of recommendation might have the effect of discouraging acquisition proposals.
•	Interests of the Company’s Directors and Officers. The Board of Directors was aware of and considered the interests that the Company’s directors and officers may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section entitled “The Merger—Interest of Certain Persons in Matters to be Acted Upon.”

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but includes the material factors considered by the Board of Directors. In view of the complexity and wide variety of factors considered, the Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board of Directors conducted an overall analysis of the factors described above, including discussions with the Company’s management and the advisors to the Board of Directors. In considering the factors described above, individual members of the Board of Directors may have given different weights to different factors.

After considering these factors, the Board of Directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors and declared the advisability of the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Certain Financial Projections

The Company does not, as a matter of general practice, publicly disclose detailed internal projections of its future financial performance. The Company has, from time to time, as part of its ordinary course strategic and business planning efforts prepared forecasts and projections for internal use. Certain financial forecasts were provided by the Company’s management to Western Reserve (the “Financial Projections”), which Financial Projections were used and relied upon by Western Reserve in connection with performing its financial analyses summarized under “The Merger—Opinion of Western Reserve” beginning on page 28. The information in the Financial Projections that is set forth below was not provided to Parent.

($ in thousands)	Historical			Forecasted	Projected
	2015	2016	2017	2018	2019	2020	2021	2022	2023
Manufacturing:
Revenue(1)	1,019,460	524,933	450,695	366,548	418,807	483,392	550,392	619,879	632,276
Railcar Leasing:
Revenue	116,714	132,245	134,966	132,954	147,587	156,114	166,707	178,638	190,808
Railcar Services:
Revenue(2)	74,497	78,921	82,809	97,849	85,293	87,852	90,488	93,202	95,998
(1)	Revenues for Manufacturing include revenues associated with intercompany transactions, which are based on an estimated fair market value of the leased railcars as if they had been sold to a third party and are eliminated in consolidation. Revenues from railcars manufactured for the Company’s Railcar Leasing segment are not recognized in consolidated revenues as railcar sales, but rather lease revenues are recognized over the term of the lease in accordance with monthly lease revenues.
(2)	Revenues for Railcar Services include revenues associated with intercompany transactions, which are based on an estimated fair market value of such services as if they had been sold to a third party and are eliminated in consolidation.

The Financial Projections were not prepared with a view to public disclosure and are included in this information statement only because such Financial Projections were provided to Western Reserve for use in connection with its financial analyses. The Financial Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States or the published guidelines of the SEC regarding projections and forward-looking statements. Neither Western Reserve nor the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the Financial Projections, nor have they or Western Reserve expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and express no opinion on, the Financial Projections.

The Financial Projections included in this information statement have been prepared by the Company’s management and are subjective in many respects. Furthermore, except as described above, the Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. The Financial Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the Financial Projections is presented with numerical specificity, the projections reflect numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Financial Projections were prepared, taking into account the relevant information available to the Company’s management at such time. However, such variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company’s management. Because the Financial Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The Financial Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Financial Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Form 10-K for the year ended December 31, 2017, that was filed with the SEC on February 23, 2018, and the other reports filed by the Company with the SEC.

As a result, there can be no assurance that the Financial Projections will be realized, and actual results may be materially better or worse than those contained in the Financial Projections. The inclusion of this information should not be regarded as an indication that the Board of Directors, the Company, Western Reserve, Parent, or any of their respective representatives and affiliates or any other recipient of this information considered, or now considers, the Financial Projections to be predictive of actual future results.

The Financial Projections are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Financial Projections to reflect circumstances existing after the date when the Company’s management prepared the Financial Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Financial Projections are shown to be in error. By including in this document a summary of certain Financial Projections, neither the Company nor any of its representatives or advisors (including Western Reserve) nor Parent or their respective representatives and affiliates makes any representation to any person regarding the ultimate performance of the Company or the surviving corporation compared to the information contained in such financial forecasts and should not be read to do so.

Board Approval and Recommendation

Under Section 10-19.1-98 of the NDBCA, the approval of the Board of Directors is required to approve and adopt the Merger Agreement and the Merger. The Board of Directors carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, which would require approval of the Board of Directors and the Company’s stockholders under North Dakota law. The Board of Directors unanimously (i) approved and declared advisable the Merger Agreement, and the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the stockholders of the Company adopt and approve the Merger Agreement and the Merger.

Required Stockholder Approval; Record Date

Under North Dakota law and the Company’s Bylaws, approval by the Company’s stockholders may be provided by written consent of the stockholders holding a majority of the voting power of the outstanding shares of Common Stock. In connection with the signing of the Merger Agreement, on October 22, 2018, IEH, which is the record owner as of such date of shares of Common Stock representing approximately 62.2% of the total number of shares of Common Stock outstanding and entitled to vote on the adoption of the Merger Agreement and the approval of the Merger, delivered the Written Consent to the adoption and approval of the Merger Agreement, including the Merger. The Written Consent will automatically become effective pursuant to the terms of the Merger Agreement as of the Written Consent Effective Time, unless such time is otherwise extended or the Merger Agreement is terminated in accordance with its terms. If the Merger Agreement has been terminated in accordance with its terms prior to the Written Consent Effective Time, the Written Consent will not become effective and will be deemed null and void.

As a result of the delivery of the Written Consent, no further action by any stockholder of the Company is required under applicable law, including Section 10-19.1-98 of the NDBCA, or the Merger Agreement to adopt the Merger Agreement, and the Company will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the Merger and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the Merger. Therefore, no further action by any stockholder of the Company is required under applicable law, the Company’s organizational documents or the Merger Agreement to adopt and approve the Merger Agreement or the Merger, and the Company is not soliciting your vote or consent to the adoption and approval of, the Merger Agreement or the Merger. The Company will not call a meeting of stockholders for purposes of voting on these matters.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, North Dakota law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement shall constitute notice to you from the Company of stockholder action by less than unanimous written consent as required by Section 10-19.1-75 of the NDBCA. As of October 22, 2018, the date on which IEH delivered the Written Consent, which is the relevant date for the purposes of Section 10-19.1-75 of the NDBCA, there were 19,083,878 shares of the Company’s Common Stock outstanding and entitled to vote.

Under Section 10-19.1-88 of the NDBCA, holders of shares of the Company’s Common Stock who are entitled to appraisal rights must be provided a notice of appraisal rights. The record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights is also October 22, 2018. Stockholders who wish to exercise appraisal rights must make a written demand for payment on or prior to December 7, 2018, which is the date that is thirty (30) days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA for perfecting appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 57. A copy of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA is attached to this information statement as Annex C. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee.

Because this information statement constitutes both notice to stockholders of the action by written consent and notice to stockholders of the availability of appraisal rights, this information statement will be sent to record holders of the Company’s Common Stock as of October 22, 2018.

Treatment of Company Stock Awards; Stock Appreciation Rights

There are no outstanding options or other rights to acquire from the Company, and no obligation of the Company to issue, any shares of Common Stock or other voting securities of the Company. Accordingly, other than the payment in respect of certain vested Company SARs as described below, there will be no vesting or conversion of stock or stock-based awards issued by the Company as a result of the Merger.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each vested stock appreciation right granted under the Company’s 2005 Equity Incentive Plan, as amended and restated, that is outstanding and unexercised immediately prior to the Effective Time, or “Company SARs,” will be cancelled in exchange for the right to receive from Parent or its subsidiaries (including the Company as the surviving corporation in the Merger) a lump sum cash payment, without interest and less applicable taxes required to be withheld with respect to such payment, equal to, with respect to the portion, if any, of each Company SAR that is vested in accordance with its terms at or prior to the closing of the Merger (the “vested SAR portion”), the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise or base price per share of Common Stock subject to such vested SAR portion and (ii) the total number of shares of Common Stock underlying such vested SAR portion. The payment will be made on the first regularly scheduled payroll date occurring more than five (5) business days after the Effective Time.

Any Company SAR which has an exercise or base price per share of Common Stock that is greater than or equal to the per share Merger Consideration and any Company SAR (or any portion thereof) that is unvested in accordance with its terms at the closing of the Merger will be cancelled at the Effective Time for no consideration or payment.

Certain individuals who have served as directors and officers of the Company since the beginning of the 2018 fiscal year, including the Company’s named executive officers, will receive a lump sum cash payment calculated as described above in exchange for the cancellation of the Company SARs that they hold as of the Effective Time to the extent that their Company SARs have an exercise or base price per share of Common Stock that is less than the per share Merger Consideration.

Financing of the Transaction

Parent estimates that the total amount of funds necessary to complete the Merger Agreement and the other transactions contemplated by the Merger Agreement will be approximately $1.34 billion, which will be funded through a combination of equity financing and debt financing, as described below.

Equity Commitment Letter

On October 22, 2018, in connection with the signing of the Merger Agreement, Sponsor executed and delivered to Parent an equity commitment letter pursuant to which Sponsor agreed to contribute, or cause to be contributed, to Parent, as an equity contribution, an aggregate amount equal to $440 million prior to or at the closing of the Merger.

The equity commitment from Sponsor will be used by Parent solely to satisfy its and Merger Sub’s obligations under the Merger Agreement, including their obligations to fund (i) the aggregate Merger Consideration and (ii) related costs, fees and expenses required to be paid by Sponsor, Parent or Merger Sub or, after the closing of the Merger, the surviving corporation in connection with the Merger and the transactions contemplated thereby, in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the Merger Agreement.

Sponsor’s obligation to fund the equity commitment is conditioned upon, prior to or contemporaneously with the closing of the Merger, the following having occurred:

•	the end of the marketing period for Parent’s debt financing and the satisfaction or waiver by Parent of all conditions precedent to the obligation of Parent to consummate the transactions contemplated by the Merger Agreement;

•	the funding of Parent’s debt financing (or any alternative financing contemplated by the Merger Agreement); or
•	(i) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement or (ii) the Company having obtained pursuant to the Merger Agreement an award of specific performance by a court of competent jurisdiction requiring Parent to effect the closing of the Merger, and the Company having irrevocably confirmed in writing to Parent that if the equity commitment is funded, then the closing of the Merger will occur.

The Company is an express third party beneficiary of the equity commitment letter solely for the purpose of seeking, and is entitled to seek, specific performance of Parent’s right to cause the equity commitment to be funded thereunder and for no other purpose, but only as and to the extent permitted pursuant to, and subject to the terms and conditions of, the equity commitment letter and the Merger Agreement.

Debt Commitment Letters

On October 22, 2018, in connection with the signing of the Merger Agreement, (i) Parent entered into a commitment letter with Credit Suisse AG and Credit Suisse Loan Funding LLC (collectively, the “OpCo Committed Lenders”), pursuant to which the OpCo Committed Lenders have committed to provide debt financing to the

Company consisting of a senior secured first lien term facility in an amount equal to $150 million, plus an optional additional amount necessary to fund original issue discount or upfront fees with respect to such financing in connection with the associated “flex” provisions, at the closing of the Merger, and (ii) Parent and Sponsor entered into a commitment letter with Credit Suisse AG, Cayman Islands Branch (collectively, the “AssetCo Committed Lender”), pursuant to which the AssetCo Commitment Lender has committed to provide debt financing to a direct or indirect bankruptcy-remote special purpose subsidiary of the Company (the “AssetCo Borrower”) consisting of a secured term loan facility in an aggregate amount up to $770 million at the closing of the Merger. The financing to be provided by the OpCo Committed Lenders and the AssetCo Committed Lender under the debt commitment letters is subject to the satisfaction of customary conditions.

A portion of the proceeds of the equity commitment from the Sponsor and the debt financing from the Lenders will be used by Parent to satisfy its and Merger Sub’s obligations under the Merger Agreement, including their obligations (i) to fund the aggregate Merger Consideration, (ii) to repay in full all material third-party indebtedness for borrowed money of the Company and its subsidiaries, including amounts outstanding under the Company’s revolving credit agreement, other than (x) the Company’s equipment notes issued under the Longtrain III Facility (as defined in the Merger Agreement) and (y) amounts outstanding under the Company’s Axis joint venture credit facility (the “refinancing”), and/or (iii) to pay fees, commissions and expenses in connection with the foregoing.

The obligations of the Lenders to provide the debt financing under the debt commitment letters are subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the debt commitment letters):

•	the absence of a material adverse effect (as defined in the Merger Agreement) on the Company since the date of the Merger Agreement;
•	the substantially contemporaneous consummation of the Merger in all material respects;
•	the consummation, or substantially simultaneous consummation, of the funding of the equity financing;
•	the funding, or substantially simultaneous funding, of the debt financing by the AssetCo Committed Lender or the OpCo Committed Lenders, as applicable, in all material respects;
•	the occurrence, or substantially simultaneous occurrence of, the refinancing;
•	the receipt of certain specified financial statements of the Company;
•	the accuracy (subject to materiality standards set forth in the debt commitment letters) of certain specified representations and warranties in the Merger Agreement and in the definitive documents with respect to the debt financing; and
•	the execution and delivery of definitive documentation with respect to the debt financing.

The funding of the commitments of the OpCo Committed Lenders is also subject to a 15 business day marketing period.

The commitments under the debt commitment letters expire upon the earliest to occur of: (i) 5:00 p.m., New York City time, on the date that is five business days after the Outside Date, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the consummation of the Merger without the use of the debt financing.

The transactions contemplated by the Merger Agreement are not conditioned upon Parent obtaining financing.

Limited Guarantee

In connection with the Merger Agreement, Sponsor entered into a limited guarantee in favor of the Company to guarantee Parent’s and/or Merger Sub’s payment obligations with respect to the Parent Termination Fee of $130 million to be paid to the Company under the circumstances specified in the Merger Agreement and any amounts that are owed by Parent and/or Merger Sub with respect to monetary damages relating to any material breach of the Merger Agreement by Parent or Merger Sub, subject to the terms and limitations set forth in the limited guarantee.

The maximum aggregate liability of Sponsor under the limited guarantee will not exceed $130,250,00 less the amount of guaranteed obligations actually satisfied by Parent or Merger Sub.

Closing of the Merger

We expect to complete the Merger in the fourth quarter of 2018. Completion of the Merger is, however, subject to various conditions, and it is possible that factors outside our control could result in the Merger being completed at a later time or not at all. We are working to complete the Merger as quickly as possible.

If the marketing period (as defined in the Merger Agreement) relating to Parent’s debt financing has not ended as of the fifth business day after the satisfaction or waiver of all of the applicable closing conditions to the Merger, then the closing will occur on the earliest to occur of (i) a business day during the marketing period specified by Parent on no less than five business days’ notice and (ii) the fifth business day after the final day of the marketing period.

Opinion of Western Reserve

On October 15, 2018, the Company entered into an engagement letter with Western Reserve Partners, a division of Citizens Capital Markets, Inc., which we refer to as “Western Reserve,” to render an opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding Common Stock of the consideration to be received by the holders in connection with the transactions contemplated by the Merger Agreement, including the Merger. Pursuant to the Merger Agreement, the outstanding shares of Common Stock will be converted into the right to receive $70.00 per share in cash consideration, which we refer to as the “Merger Consideration”.

At the meeting of the Board of Directors on October 21, 2018, Western Reserve rendered its opinion to the Board of Directors to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Company encourages you to read carefully and in its entirety the full text of Western Reserve’s written opinion attached as Annex B to this information statement, which is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Western Reserve, as of the date of such opinion.

The full text of the written opinion of Western Reserve, dated as of October 21, 2018, to the Board of Directors is attached as Annex B to this information statement. Western Reserve’s opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Western Reserve in rendering its opinion. The Company encourages you to read Western Reserve’s opinion carefully and in its entirety. Western Reserve’s opinion was directed to the Board of Directors (in its capacity as such) and addresses only the fairness, from a financial point of view and as of the date of the opinion, to the holders of shares of Common Stock of the Merger Consideration to be received by holders of shares of Common Stock pursuant to the Merger Agreement. It does not address the relative merits of the Merger as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Western Reserve’s opinion does not constitute a recommendation as to how or whether any holder of shares of Common Stock should consent, vote or act with respect to the Merger or any matter related thereto. The summary of the opinion of Western Reserve set forth below is qualified in its entirety by reference to the full text of the opinion.

Western Reserve’s procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, review of the following:

•	a draft of the Merger Agreement, dated October 21, 2018, which was understood to be in substantially final form;
•	certain publicly available information concerning the Company, including recent Annual Reports on Form 10-K of the Company, recent Quarterly Reports on Form 10-Q of the Company and certain disclosures that Western Reserve deemed to be relevant to its analysis made on Form 8-K of the Company;
•	certain other internal information, primarily financial in nature, including financial estimates for fiscal year 2018, financial projections for fiscal years 2019 through 2023 and other projections, concerning the business and operations of the Company, furnished to Western Reserve by the Company for purposes of its analyses;

•	certain financial projections for fiscal years 2019 through 2028 based on the best available estimates of the Company’s management and reviewed and approved by the Company’s management;
•	publicly available information with respect to certain other companies that Western Reserve believed to be comparable to the Company and the trading markets for certain of such other companies’ securities;
•	publicly available information concerning the trading markets of the Common Stock; and
•	publicly available information concerning the nature and financial terms of certain other transactions that Western Reserve considered relevant to its inquiry.

In Western Reserve’s review and analysis and in arriving at its opinion, Western Reserve assumed and relied upon the accuracy and completeness of all financial and other information provided to it or available to the public and that all information supplied and representations made by Company’s management regarding the Company and the Merger are substantially accurate in all respects material to its analysis, and further assumed and relied upon the representations and warranties of the Company, Parent and Merger Sub contained in the Merger Agreement. Western Reserve was not engaged to, and did not independently attempt to, verify any of such information. Western Reserve also relied upon the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to Western Reserve and, with the Company’s consent, Western Reserve assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company. Western Reserve was not engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based, and expressed no view as to such projections or assumptions. Also, Western Reserve was not engaged to, nor did it conduct, an appraisal of any of the assets, properties or facilities of the Company.

Western Reserve was not asked to, nor did it, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. In rendering its opinion, Western Reserve assumed, with the Company’s consent, that the final executed form of the Merger Agreement did not differ in any material respect from the last draft that Western Reserve received. In addition, Western Reserve assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained, all other conditions to the Merger as set forth in the Merger Agreement will be satisfied, and that the Merger will be consummated on a timely basis in the manner contemplated by the Merger Agreement. Western Reserve was not asked to solicit, nor has it solicited, third party interest in any transaction involving the Company prior to the rendering of Western Reserve’s opinion.

Western Reserve’s opinion is based upon economic and market conditions and other circumstances existing on, and information made available as of, the date of Western Reserve’s opinion and does not address any matters subsequent to such date. Western Reserve has assumed that all of the conditions required to implement the Merger will be satisfied, that the Merger will be completed in accordance with the Merger Agreement without any material amendments thereto or any material waivers or delays of any terms or conditions thereof, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the consummation of the Merger. Also, Western Reserve’s opinion is, in any event, limited to the fairness, as of the date of the opinion, from a financial point of view, of the Merger Consideration to be received by the holders of the Company’s Common Stock pursuant to the Merger Agreement, and does not address any other terms of the Merger Agreement or the underlying business decision by the Company’s management to effect the Merger. In that regard, Western Reserve further expressed no opinion concerning the fairness of the amount or nature of any compensation to be paid to any of the officers, directors or employees of the Company, or to any class of such persons, relative to the compensation to be received by the holders of the Company’s Common Stock in connection with the Merger. In addition, although subsequent developments may affect Western Reserve’s opinion, Western Reserve does not have any obligation to update, revise or reaffirm its opinion.

Western Reserve’s opinion was prepared solely for the use of the Board of Directors in discharging its fiduciary duties in evaluating the proposed Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Western Reserve’s express consent.

Western Reserve’s opinion does not constitute a recommendation to any shareholder of the Company as to how or whether any such shareholder should consent, vote or act with respect to the Merger, or whether to proceed with the Merger or any related transaction, and does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, Western Reserve’s opinion merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The Board’s decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Western Reserve’s opinion is based.

In connection with the rendering of its opinion, Western Reserve performed a variety of financial and comparative analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the “reference publicly traded companies analysis” and the “reference precedent transactions” included in the sum-of-the-parts analysis, in each case as summarized below, no company or transaction used as a comparison was identical or directly comparable to Company or the Merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Western Reserve believes that its analyses and the summary below must be considered as a whole. Considering any portion of Western Reserve’s analyses or the factors considered by Western Reserve or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the conclusion expressed in Western Reserve’s analyses and opinion. In addition, Western Reserve may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that implied reference ranges resulting from any particular analysis described below should not be taken to be Western Reserve’s view of the Company’s actual value. Accordingly, the conclusions reached by Western Reserve are based on all analyses and factors taken as a whole and also on the application of Western Reserve’s own experience and judgment.

In performing its analyses, Western Reserve made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the Company’s and Western Reserve’s control. The analyses performed by Western Reserve are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty. The analyses performed were prepared solely as part of Western Reserve’s analysis of the fairness, from a financial point of view, to the holders of shares of Common Stock of the Merger Consideration to be received by holders of shares of Common Stock pursuant to the Merger Agreement, and were provided to the Board of Directors in connection with the delivery of Western Reserve’s opinion.

The following is a summary of the material financial analyses performed by Western Reserve in connection with Western Reserve’s delivery of its opinion and presentation to the Board of Directors at its meeting on October 21, 2018. The financial analyses summarized below include information presented in tabular format. In order to fully understand Western Reserve’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Western Reserve’s financial analyses. The following summary does not purport to be a complete description of the financial analyses performed by Western Reserve and factors considered in connection with Western Reserve’s opinion. The financial analyses summarized below were based upon historical financial information and financial forecasts provided by the Company’s management. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 19, 2018, and is not necessarily indicative of current or future market conditions.

Transaction Overview

For purposes of its opinion, the Company directed Western Reserve to assume for purposes of its analysis and opinion that the Merger Consideration would be an amount equal to $1,335.9 million in cash based on an offered price of $70.00 per share of Common Stock. After adding net debt as of June 30, 2018 as provided by the Company’s management, Western Reserve noted that Consideration in the amount of $1,335.9 million implied an enterprise value for the Company of approximately $1,753.2 million.

Premiums Paid Analysis

Western Reserve reviewed publicly available information for selected completed or pending M&A transactions to determine the premiums paid in such transactions over recent trading prices of the target companies prior to announcement of the transaction. In its selection, Western Reserve applied, among other things, the following criteria:

•	transactions announced between October 16, 2015 and October 15, 2018;
•	transactions valued between $500 million and $5.0 billion; and
•	exclusion of transactions in industries with characteristics materially different than that of the Company.

Based on these criteria, Western Reserve reviewed the resulting 210 transactions, and the table below shows a comparison of premiums paid in the selected transactions over certain time periods to the premium that would be paid to the holders of the Company’s Common Stock based on the Merger Consideration in the Merger.

The analysis indicated the following premiums:

	Purchase Price Premium to Share Price
	One Week Prior	Four Weeks Prior
Selected Transactions
Mean	22.4%	24.8%
Median	18.9%	21.0%
Company Reference Share Price(1)	$45.89	$47.09
Implied Company Share Price
Mean	$56.15	$58.76
Median	$54.55	$56.98
Valuation Range	$54.55	$58.76
Transaction Offer Premium
Premium to $70.00 per share consideration	52.5%	48.7%
(1)	Share price timing based on assumed announcement date of October 22, 2018.

The premiums paid analysis showed that the premiums over the market prices for the Company’s Common Stock implied by the Merger Consideration were above the mean and the median range of premiums paid in the selected transactions.

Analysis of Reference Publicly Traded Companies

Western Reserve reviewed publicly available financial and stock market information of the following three public railcar manufacturing and leasing companies (the “Railcar Manufacturing and Leasing Companies”) that Western Reserve in its professional judgment considered generally relevant to the Company for purposes of its financial analyses, and compared such information with similar financial data of the Company provided by the Company’s management to Western Reserve:

•	Trinity Industries, Inc.
•	The Greenbrier Companies, Inc.
•	FreightCar America, Inc.

In its analysis, Western Reserve derived multiples for each of the Railcar Manufacturing and Leasing Companies on a consolidated basis calculated as the enterprise value, defined as the equity value based on the closing stock price on October 19, 2018, plus indebtedness, preferred stock and non-controlling interests (as applicable) less cash and marketable securities, divided by estimated earnings before interest, taxes, depreciation and amortization, and, where applicable, excluding stock-based compensation, and in the case of the Company, excluding stock-based compensation and non-recurring items, or Adjusted EBITDA.

This analysis indicated the following:

Selected Railcar Manufacturing and Leasing Companies Multiples

Benchmark	High	Low
Selected EV/EBITDA	9.5x	8.0x

Using this reference range and the Company’s Adjusted EBITDA for the last twelve months ended June 30, 2018 as provided by the Company’s management, Western Reserve determined the total enterprise value range for the Company below on a consolidated basis.

Benchmark	Multiple Range	Implied Enterprise Value Reference Range (Dollar values in millions)
LTM 6/30/18 Adjusted EBITDA	8.0x - 9.5x	$1,142.0 - $1,356.2

Adjusting the implied equity value portion of the implied enterprise value in the table above to account for a control share premium of 20.0%, Western Reserve determined the implied share price range for the Company as $45.56 to $59.02 per share (representing a corresponding multiple range of 9.0x to 10.8x).

None of the selected public companies are identical to the Company. In evaluating the Railcar Manufacturing and Leasing Companies, Western Reserve made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Western Reserve’s control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the Railcar Manufacturing and Leasing Companies’ data.

Sum-of-the-Parts Analysis

A sum-of-the-parts analysis reviews a business’ operating performance and outlook on a segment-by-segment basis and compares each segment’s performance to a group of publicly traded companies to determine an implied market value for the enterprise as a whole. Western Reserve performed a sum-of-the-parts analysis for the Manufacturing segment and the Leasing segment of the Company.

Manufacturing Segment. Western Reserve reviewed publicly available financial and stock market information of the following ten public manufacturing companies (the “Manufacturing Companies”) that Western Reserve in its professional judgment considered generally relevant to the Company for purposes of its financial analyses, and compared such information with similar financial data of the Company provided by the Company’s management to Western Reserve:

•	PACCAR Inc.
•	Navistar International Corporation
•	Oshkosh Corporation
•	Terex Corporation
•	Wabash National Corporation
•	Federal Signal Corporation
•	Douglas Dynamics, Inc.
•	Alamo Group Inc.
•	The Manitowoc Company, Inc.
•	Spartan Motors, Inc.

Leasing Segment. Western Reserve reviewed publicly available financial and stock market information of the following eight public leasing companies (the “Leasing Companies”) that Western Reserve in its professional judgment considered generally relevant to the Company for purposes of its financial analyses, and compared such information with similar financial data of the Company provided by the Company’s management to Western Reserve:

•	Triton International Limited

•	GATX Corporation
•	Textainer Group Holdings Limited
•	Mobile Mini, Inc.
•	CAI International, Inc.
•	McGrath RentCorp
•	Willis Lease Finance Corporation
•	General Finance Corporation

Although none of the reviewed companies included in the analyses are identical or directly comparable to the Company’s segments, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of the analysis by Western Reserve, were considered by Western Reserve, based on its professional judgments and experience, to be similar to the relevant operating segments of the Company.

Analysis of Reference Publicly Traded Companies

In its analysis, Western Reserve derived multiples for each of the Manufacturing Companies and the Leasing Companies calculated as the enterprise value, defined as the equity value based on the closing stock price on October 19, 2018, plus indebtedness, preferred stock and non-controlling interests (as applicable) less cash and marketable securities, divided by estimated earnings before interest, taxes, depreciation and amortization, and, where applicable, excluding stock-based compensation, and in the case of the applicable operating segment of the Company, excluding stock-based compensation and non-recurring items, or Adjusted EBITDA.

This analysis indicated the following:

Selected Manufacturing Companies and Leasing Companies Multiples

Benchmark	High	Low
Manufacturing - Selected EV/EBITDA	10.5x	9.0x
Leasing - Selected EV/EBITDA	12.0x	10.5x

Using this reference range and the Company’s Adjusted EBITDA for the last twelve months ended June 30, 2018 as provided by the Company’s management, Western Reserve determined the total enterprise value range for the Company’s operating segments.

Benchmark	Multiple Range	Implied Enterprise Value Reference Range (Dollar values in millions)
Manufacturing - LTM 6/30/18 Adjusted EBITDA	9.0x - 10.5x	$210.2 - $245.2
Leasing - LTM 6/30/18 Adjusted EBITDA	10.5x - 12.0x	$1,253.7 - $1,432.8

Adjusting the implied equity value portion of the implied enterprise value for each segment in the table above to account for a control share premium of 20.0%, Western Reserve determined an implied multiple range of 10.8x to 12.6x for the Company’s manufacturing segment and an implied multiple range of 11.9x to 13.7x for the Company’s leasing segment.

Analysis of Reference Precedent Transactions

Western Reserve reviewed, among other things, financial data to the extent available relating to nine selected transactions in the manufacturing sector and eight selected transactions in the leasing sector announced since August 2014 listed below that Western Reserve in its professional judgment considered generally relevant to the Company for the purposes of its financial analyses, which we refer to as the “selected transactions”.

Manufacturing Selected Transactions

Month and Year Announced	Acquirer	Target
August 2017	Wabash National Corporation	Supreme Industries, Inc.
June 2017	Worthington Steel of Michigan, Inc.	AMTROL Inc.
May 2017	Federal Signal Corporation	Truck Bodies & Equipment International, Inc.
July 2016	Komatsu America Corp.	Joy Global Inc.
May 2016	Konecranes PLC	Terex Corporation, Material Handling and Port Solutions business
December 2015	American Securities	Blount International Inc.
November 2015	TransDigm Group Incorporated	Breeze-Eastern Corporation
July 2015	Westinghouse Air Brake Technologies Corporation	Faiveley Transport S.A.
August 2014	Compressco Partners Sub, Inc.	Compressor Systems, Inc.

Leasing Selected Transactions

Month and Year Announced	Acquirer	Target
September 2018	United Rentals, Inc.	BlueLine Rental
July 2018	United Rentals, Inc.	BakerCorp International Holdings, Inc.
August 2017	Double Eagle Acquisition Corp.	Williams Scotsman, Inc.
August 2017	United Rentals, Inc.	Neff Corporation
July 2017	General Finance Corporation	Royal Wolf Holdings Limited
October 2016	Avolon Holdings Limited	C2 Aviation Capital, Inc.
July 2016	Triton Container International Limited	Tal International Group
November 2014	Mobile Mini, Inc.	Evergreen Tank Solutions

In its analysis, Western Reserve derived multiples for each of the selected transactions, calculated as the enterprise value defined as the equity value based on the closing stock price on October 19, 2018, plus indebtedness, preferred stock and non-controlling interests (as applicable) less cash and marketable securities, divided by estimated earnings before interest, taxes, depreciation and amortization, and, where applicable, excluding stock-based compensation, and in the case of the Company, excluding stock-based compensation and non-recurring items, or Adjusted EBITDA.

This analysis indicated the following:

Selected Transactions Multiples

Benchmark	High	Low
Manufacturing - EV/EBITDA	10.5x	9.0x
Leasing - EV/EBITDA	10.0x	8.5x

Using these reference ranges and the Company’s Adjusted EBITDA for the last twelve months ended June 30, 2018 as provided by the Company’s management, Western Reserve determined the total enterprise value range for each of the Company’s operating segments.

Benchmark	Multiple Range	Implied Enterprise Value Reference Range (Dollar values in millions)
Manufacturing - LTM 6/30/18 Adjusted EBITDA	9.0x - 10.5x	$210.2 - $245.2
Leasing - LTM 6/30/18 Adjusted EBITDA	8.5x - 10.0x	$1,014.9 - $1,194.0

Based on this analysis, Western Reserve determined an implied multiple range of 9.0x to 10.5x for the Company’s manufacturing segment and an implied multiple range of 8.5x to 10.0x for the Company’s leasing segment.

No transaction selected by Western Reserve for its analysis is identical to the Merger. In evaluating the Merger, Western Reserve made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Western Reserve’s control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of analyzing transaction data.

Taking into account the implied multiples of reference public companies and reference M&A transactions as described above and selected by Western Reserve in its professional judgment, the selected multiple range of the manufacturing segment was determined to be 9.9x to 11.5x and the selected multiple range of the leasing segment was determined to be 10.2x to 11.8x, representing an implied enterprise valuation range of $230.8 million to $269.4 million for the manufacturing segment and $1,217.5 to $1,414.5 million for the leasing segment. Based on this analysis, Western Reserve calculated and an implied per share price range for the Company’s Common Stock of $54.03 to $66.37. Western Reserve compared the implied per share price range to the Company’s closing price per share of $46.29 on October 19, 2018 and the Merger Consideration of $70.00 per share.

Discounted Cash Flow Analysis

Western Reserve performed a discounted cash flow analysis on a consolidated basis to estimate the intrinsic value of the Company as of June 30, 2018 based on the sum of the present values of the Company’s (i) unlevered free cash flows through the fiscal year ending 2028 using financial forecasts provided by the Company’s management and (ii) a projected terminal value based on using the exit multiple approach. The terminal value of the Company was calculated by applying to the Company’s calendar year ending December 31, 2028 estimated EBITDA provided by the Company’s management a multiple of 10.5x. The present value of the free cash flows was then calculated using discount factors ranging from 0.3926 to 0.9769, which were based on the estimated weighted average cost of capital for the Company. The present value of the terminal value of the Company was calculated using a discount factor of 0.3747. This analysis indicated reference range per share of Common stock of $51.33 to $65.57 per share, compared to the $70.00 per share in cash consideration to holders pursuant to the Merger.

Additional Information

For reference purposes only and not as a component of its fairness analysis, Western Reserve reviewed the historical low and high closing prices of the shares of the Company’s Common Stock during the 52-week period prior to October 19, 2018, noting that the low and high closing prices during such period ranged from $35.71 per share to $47.50 per share of the Company’s Common Stock, as compared to the Merger Consideration in the Merger of $70.00 per share and the closing price per share as of October 19, 2018 of $46.29. The Merger Consideration represents a premium of 96.0% to such 52-week low price, 47.4% to such 52-week high price and 51.2% to the closing price on October 19, 2018.

General

Western Reserve was selected by the Company based on Western Reserve’s qualifications, expertise and reputation. Western Reserve is a widely recognized investment banking and advisory firm. Western Reserve, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with public offerings, private placements, business combinations and similar transactions, financial restructurings and other financial services. Western Reserve’s opinion has been approved by the Valuation and Fairness Opinion Committee of Western Reserve.

Western Reserve will receive a customary fee from the Company for its services related to the delivery of Western Reserve’s opinion. Western Reserve did not serve as a financial advisor to the Company in connection with the Merger and therefore will not receive a separate fee from the Company for any such services. The Company has also agreed to indemnify Western Reserve against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of rendering its opinion, Western Reserve has not been engaged by the Board as financial advisor in any other matters.

Interest of Certain Persons in Matters to Be Acted Upon

In considering our Board of Directors’ recommendations with respect to the Merger, you should be aware that the Company’s officers and directors might have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These additional interests are described below and under “Arrangements in Connection with a Change in Control.” The Board of Directors was aware of these interests and considered them, among other matters, when it approved the Merger Agreement, and the transactions contemplated thereby, including the Merger.

Insight Portfolio Group LLC

Insight Portfolio Group LLC (“Insight Portfolio Group”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating rates with a wide range of suppliers of goods, services and tangible and intangible property. The Company along with a number of other entities with which Mr. Icahn has a relationship acquired a minority equity interest in Insight Portfolio Group and has agreed to pay a portion of Insight Portfolio Group’s operating expenses. The Company may purchase a variety of goods and services as a member of the buying group at prices and on terms that the Company believes are more favorable than those which would be achieved on a stand-alone basis. Since March 2010, Mr. Yevgeny Fundler, Senior Vice President, General Counsel and Secretary of the Company, has consulted for Insight Portfolio Group as its general counsel. In 2017, the Company paid approximately $0.2 million in fees to Insight Portfolio Group. Prior to the closing of the transactions contemplated by the Merger Agreement, the Company will take all actions necessary to terminate its relationship with Insight Portfolio Group by distributing its interest in Insight Portfolio Group to IEH or otherwise disposing of such interest.

Prior Relationships Between the Company and Mr. Unger

Mr. James Unger is currently a Managing Director of ITE Management. From March 1995 to April 2009, Mr. Unger served as the Company’s president and chief executive officer, and served on the Company’s Board of Directors from March 1995 until April 2009. On April 1, 2009, Mr. Unger resigned as the Company’s president and chief executive officer and was appointed as vice chairman of the Company’s Board of Directors. On September 30, 2013, Mr. Unger resigned from the Company’s Board of Directors. In addition, (i) since June 2003, Mr. Unger has served as president of Ohio Castings Company, LLC, a joint venture in which the Company has an interest; (ii) from July 2007 to August 2010, Mr. Unger served on the executive committee of Axis, LLC, the axle manufacturing joint venture in which the Company has a 41.9% interest; and (iii) from 2008 to August 2010, Mr. Unger served on the board of directors of Amtek Railcar Industries Private Limited, the Indian joint venture in which the Company previously had an interest. Mr. Unger’s son, Steven Unger, is currently the Company’s Chief Commercial Officer. Mr. Steven Unger did not participate in the negotiations of the Merger Agreement or the transactions contemplated thereby. In addition, the Company’s headquarters facility in St. Charles, Missouri is owned by St. Charles Properties, an entity controlled by Mr. Unger. Except as set forth in this information statement, the Company does not have any existing relationships with ITE Management or Mr. Unger. Following the closing of the transactions contemplated by the Merger Agreement, Mr. Unger is anticipated to serve as a non-executive Chairman of the Company.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that for six (6) years from and after the Effective Time, Parent will maintain in effect directors’ and officers’ liability insurance and fiduciary liability insurance coverage for events occurring prior to the closing of the Merger covering those persons that are directors and officers of the Company as of the date of the Merger Agreement and as of the closing of the Merger. The insurance coverage must be on terms substantially equivalent to and no less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or, if no such insurance coverage is available, the best coverage that is then available; provided, however, that Parent will not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement.

Prior to the Effective Time, the Company intends to purchase prepaid “tail” policies which will provide coverage to directors and officers of the Company for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement. Such policies will satisfy Parent’s obligations described in the immediately preceding paragraph.

The Merger Agreement provides that, following the Effective Time, Parent will cause the surviving corporation to indemnify, defend and hold harmless all past and present directors and officers of the Company or any of the Company’s subsidiaries to the fullest extent provided in the Company’s charter, Bylaws or similar organizational documents of any subsidiary of the Company or any indemnification contract of the Company or any of its subsidiaries in effect as of the date of the Merger Agreement, for actions or omissions occurring at or prior to the Effective Time, including in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Arrangements in Connection with a Change in Control

The Company does not have any employment agreements or other arrangements with its employees, including its named executive officers, providing for payments upon termination or in connection with a change in control.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each vested stock appreciation right granted under the Company’s 2005 Equity Incentive Plan, as amended and restated, that is outstanding and unexercised immediately prior to the Effective Time, or “Company SARs,” will be cancelled in exchange for the right to receive from Parent or its subsidiaries (including the Company as the surviving corporation in the Merger) a lump sum cash payment, without interest and less applicable taxes required to be withheld with respect to such payment, equal to, with respect to the portion, if any, of each Company SAR that is vested in accordance with its terms at or prior to the closing of the Merger (the “vested SAR portion”), the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise or base price per share of Common Stock subject to such vested SAR portion and (ii) the total number of shares of Common Stock underlying such vested SAR portion. The payment will be made on the first regularly scheduled payroll date occurring more than five (5) business days after the Effective Time.

Any Company SAR which has an exercise or base price per share of Common Stock that is greater than or equal to the per share Merger Consideration and any Company SAR (or any portion thereof) that is unvested in accordance with its terms at the closing of the Merger will be cancelled at the Effective Time for no consideration or payment.

Certain individuals who have served as directors and officers of the Company since the beginning of the 2018 fiscal year, including the Company’s named executive officers, will receive a lump sum cash payment calculated as described above in exchange for the cancellation of the Company SARs that they hold as of the Effective Time to the extent that their Company SARs have an exercise or base price per share of Common Stock that is less than the per share Merger Consideration.

Golden Parachute Compensation

None of the Company’s named executive officers will receive any compensatory payments or benefits that constitute “golden parachute” payments within the meaning of Item 402(t) of Regulation S-K. As described above, in connection with the Merger, each named executive officer will receive a lump sum cash payment in exchange for the cancellation of Company SARs that they hold as of the Effective Time to the extent that their Company SARs have an exercise or base price per share of Common Stock that is less than the per share Merger Consideration.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to holders (other than IEH) whose shares of Common Stock are converted into the right to receive the Merger Consideration in the Merger, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Code, temporary and final Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of U.S. federal taxation other than income taxation, nor does it address aspects of U.S. federal income taxation that may be applicable to particular stockholders, such as stockholders who are dealers in securities, traders in securities that elect to use a mark to market method of accounting, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, real estate investment trusts, S corporations, individual retirement or other tax-deferred accounts, corporations that accumulate earnings to avoid U.S. federal income tax, controlled foreign corporations, passive foreign investment companies, stockholders who hold their shares of Common Stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, stockholders who hold shares of Common Stock that may constitute Section 306 stock, stockholders that are accrual method taxpayers for U.S. federal income tax purposes and are required to accelerate the recognition of any item of gross income with respect to the shares as a result of such income being recognized on an applicable financial statement, United States expatriates and former long-term residents, U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who will actually or constructively (under the rules of Section 318 of the Code) own any stock of Parent following the Merger, or stockholders who acquired their shares of Common Stock in a compensation transaction.

This summary is limited to persons that hold their shares of Common Stock as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address any state, local, non-income or foreign tax consequences. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge the analysis or conclusions reached in this section, and no ruling from the IRS has been or will be sought on the transaction described herein or on any of the issues discussed below.

This summary is of a general nature only and is not intended to be legal or tax advice to either U.S. Holders or Non-U.S. Holders. Beneficial owners of shares of Common Stock are, therefore, urged to consult their own tax advisors as to the particular tax consequences applicable to them of exchanging their shares of Common Stock pursuant to the Merger, including the applicability of U.S. federal, state or local tax laws or non-U.S. or non-income tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

This summary also does not address the tax consequences to holders of shares of Common Stock who exercise appraisal rights under the NDBCA.

The U.S. federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of state, local, foreign income and other tax laws.

For purposes of this information statement, the term “U.S. Holder” means a beneficial owner of shares of Common Stock that, for U.S. federal income tax purposes, is:

(a)	an individual who is a citizen or resident of the United States;
(b)	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state of the United States or the District of Colombia;
(c)	an estate, the income of which is subject to federal income taxation regardless of source; or
(d)	a trust (i) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial holder of shares of Common Stock other than a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial holder of shares of Common Stock, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

U.S. Holders

Disposition of Shares Pursuant to the Merger

Although not free from doubt, the Company intends to take the position that for U.S. federal income tax purposes the holders of our Common Stock will be treated as selling all of their shares of our Common Stock in exchange for cash in the Merger.

A U.S. Holder will recognize gain or loss on the disposition of its shares of Common Stock in the Merger. Gain or loss must be calculated separately for each block of shares of Common Stock (that is, shares of Common Stock acquired at the same cost in a single transaction) exchanged for cash in the Merger. The amount of gain or loss realized with respect to each block of shares of Common Stock generally will equal the difference between the amount of cash received for the Common Stock and the U.S. Holder’s adjusted tax basis in the shares. A U.S. Holder’s adjusted tax basis in a share of Common Stock generally will be equal to the amount the U.S. Holder paid for the share of Common Stock. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the shares of Common Stock for more than one year on the disposition date. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Medicare Tax

Certain U.S. Holders, including individuals, estates and trusts, may be subject to an additional 3.8% “Medicare” tax on capital gain, if any, realized on the sale of their shares of Common Stock. For individuals, the additional “Medicare” tax applies to the lesser of (i) net investment income or (ii) the excess of modified adjusted gross income over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). If you are a U.S. Holder that is an individual, estate or trust, you must consult your tax advisors regarding the applicability of the “Medicare” tax to you.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the recipient to a refund provided the required information is timely furnished to the IRS.

Non-U.S. Holders

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on its shares of Common Stock pursuant to the Merger unless:

•	The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);
•	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met; or
•	The Non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our Common Stock at any time during the five-year period preceding the Merger (or, if less than five years, its holding period for such stock), and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger (or, if less than five years, such Non-U.S. Holder’s holding period for such stock).

A Non-U.S. Holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the Non-U.S. Holder were a U.S. Holder, subject to any applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, then any gain described in the first bullet above may also be subject to an additional “branch profits tax” at a 30% rate (or a lower treaty rate).

With regard to the second bullet point immediately above, any foreign individuals who are present in the United States for 183 days or more in the taxable year of the Merger will be subject to tax at a rate of 30% (or a lower treaty rate) on any capital gain realized, which may be offset by certain U.S.-source capital losses recognized in the same taxable year.

With regard to the third bullet point immediately above, the Company believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger. As a result, a Non-U.S. Holder described solely in the third bullet point immediately above (and not described in the first or second bullet point immediately above) should not be subject to U.S. federal income tax on any gain recognized on its shares of Common Stock pursuant to the Merger.

Information Reporting and Backup Withholding

We intend to apply U.S. information reporting and backup withholding (at a current rate of 24%) with respect to payments a Non-U.S. Holder receives pursuant to the Merger, as applicable, unless such Non-U.S. Holder (i) is an exempt recipient and, when required, demonstrates this fact, or (ii) provides a certificate (e.g., IRS Form W-8BEN or IRS Form W-8BEN-E) as to its non-U.S. status. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the recipient to a refund provided the required information is timely furnished to the IRS.

Regulatory and Other Governmental Approvals

The Merger Agreement provides that each of the parties must use its reasonable best efforts to obtain all necessary actions, waivers, consents, approvals, orders, and authorizations from all applicable governmental entities, including, without limitation, those in connection with the HSR Act.

Antitrust/HSR

The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”) under the HSR Act. The HSR Act provides that transactions like the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On October 23, 2018, each of Parent and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial thirty-day waiting period, which the FTC granted on November 2, 2018.

The FTC and the Antitrust Division frequently scrutinize the legality of transactions like the Merger. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

Market Price of Our Stock; Effect on Trading Market; Delisting and Deregistration of Common Stock

Shares of the Company’s Common Stock are listed on the NASDAQ under the symbol “ARII.” The closing sale price of the Common Stock on the NASDAQ on October 19, 2018, which was the last trading day before we announced the Merger, was $46.26. On November 5, 2018, the last practicable trading day before the date of this information statement, the closing price of Common Stock on the NASDAQ was $70.45. You are encouraged to obtain current market prices for the Company’s Common Stock.

If the Merger is completed, the Common Stock will no longer be listed on the NASDAQ. In addition, the registration of the Common Stock under Section 12 of the Exchange Act will be terminated, and we will no longer file periodic reports with the SEC on account of the Common Stock.

MERGER AGREEMENT

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this information statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this information statement, and which is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully in its entirety, as well as this information statement and any documents incorporated herein by reference.

The Merger

On October 22, 2018, the Company entered into a Merger Agreement with Parent, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger. Following the consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent.

Subject to the terms of the Merger Agreement, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held by Parent, Merger Sub or any of their respective subsidiaries, (ii) shares of Common Stock owned by the Company or the Company’s subsidiaries, or (iii) shares of Common Stock owned by holders who have properly exercised appraisal rights under North Dakota law) will be cancelled and converted automatically into the right to receive the per share Merger Consideration, or $70.00 per share of Common Stock, which is payable in cash. The aggregate Merger Consideration to be received by the stockholders of the Company will be approximately $1.34 billion. The Merger Consideration may be increased in the event that interest is determined to be payable as a result of Parent’s failure to timely deposit funds into escrow.

Directors and Officers; Articles of Incorporation; Bylaws

The board of directors of the surviving corporation will consist of the directors of Merger Sub or such other individuals designated by Parent to hold office from and after the Effective Time until their resignation or removal or until their respective successors have been duly elected and qualified.

The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time will become the officers of the surviving corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the surviving corporation.

The Articles of Incorporation of the surviving corporation will be amended in the Merger to be in the form of the Articles of Incorporation attached as Exhibit C to the Merger Agreement, until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Merger Sub in effect immediately prior to the Effective Time will be the Bylaws of the surviving corporation, and as so amended shall be the Bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws is attached as Exhibit D to the Merger Agreement.

Stockholders Seeking Appraisal

The Merger Agreement provides that those stockholders who are entitled to demand, and who have properly demanded, payment for and appraisal of their shares will not have the right to receive a portion of the Merger Consideration for their shares of Common Stock, but will receive payment in cash for the fair value of their shares of Common Stock as determined in accordance with North Dakota law. If a holder fails to perfect, waives, withdraws or loses his, her or its right to appraisal of our Common Stock, his, her or its shares will be treated as if they had been converted into and are exchangeable for their share of the Merger Consideration as of the Effective Time without interest and the stockholder’s right to appraisal will be extinguished. The Company must give Parent prompt notice of demands for appraisal and the Company may not make a payment with respect to a demand for appraisal or settle any such demands without Parent’s prior written consent.

The fair value of shares of our Common Stock as determined in accordance with North Dakota law may be more or less than (or the same as) the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. Under

Section 10-19.1-88 of the NDBCA, holders of shares of the Company’s Common Stock who are entitled to appraisal rights must be provided a notice of appraisal rights. The record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights is October 22, 2018. As of October 22, 2018, there were 19,083,878 shares of the Company’s Common Stock outstanding.

Stockholders who wish to exercise appraisal rights must make a written demand for payment and appraisal on or prior to December 7, 2018, which is the date that is thirty (30) days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA for perfecting appraisal rights. Additional details on appraisal rights are described in “Appraisal Rights” beginning on page 57.

Procedures for Receiving Merger Consideration

As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the surviving corporation will cause a paying agent to mail to each holder of record of certificated shares of Common Stock (as of immediately prior to the Effective Time) a letter of transmittal and instructions as to how to surrender such holder’s stock certificates in exchange for the Merger Consideration.

Upon surrender of such certificates to the paying agent (or delivery of an affidavit of loss thereof in accordance with the Merger Agreement), together with delivery of a duly executed and completed letter of transmittal, and such other documents as may be reasonably required by the paying agent, the holder of such certificates will be entitled to receive the per share Merger Consideration for each share of Common Stock formerly represented by such certificate, and the surrendered certificate will be immediately canceled. No interest will be paid or accrued on the cash payable upon surrender of such certificates.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate is registered, it will be a condition to such payment that (i) either such certificate be properly endorsed or otherwise be in proper form for transfer and (ii) the person requesting such payment will pay to the paying agent any transfer or other tax required as a result of such payment and establish to the satisfaction of Parent and the surviving corporation that such tax has been paid or is not required to be paid.

Parent, Merger Sub, the surviving corporation and the paying agent, as the case may be, will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Holders of record of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration. In lieu thereof, such holder will, upon receipt by the paying agent of an “agent’s message” in customary form, be entitled to receive the Merger Consideration, as promptly as practicable after the Effective Time without any further action required on the part of those holders, and such book-entry shares will be cancelled. No interest will be paid or accrued on the cash payable upon surrender or transfer of such book-entry shares.

Representations and Warranties

The parties to the Merger Agreement have made certain customary representations and warranties, including representations and warranties relating to, among other things:

•	organization, good standing and similar matters;
•	due authorization, execution, delivery and enforceability of the Merger Agreement;
•	absence of conflicts with the parties’ governing documents, applicable laws and contracts; and
•	absence of brokers,’ finders’ and investment bankers’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties made by the Company to Parent and Merger Sub, including representations and warranties relating to:

•	absence of pending or, to the knowledge of the Company, threatened litigation against the Company or any of its subsidiaries or any of their respective properties by or before any governmental entity that would, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole;

•	since January 1, 2016, the absence of any written challenge or question by a governmental entity as to the legal right of the Company or any of its subsidiaries to conduct its operations as presently or previously conducted that would, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole;
•	absence of any judgment, order, writ, injunction, rule or decree of any governmental entity to which the Company or any of its subsidiaries or any of their respective properties is or are subject to that would, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole;
•	ownership of the Company’s subsidiaries;
•	ownership and operations of the Company;
•	outstanding Company SARs;
•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;
•	compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with the United States generally accepted accounting principles, and the absence of certain undisclosed liabilities;
•	since January 1, 2018, the absence of any event, development or state of circumstances that, individually or in the aggregate, has had a Company Material Adverse Effect;
•	the vote of the Company’s stockholders required to approve the Merger Agreement and the ancillary agreements and transactions contemplated thereby, including the Merger;
•	compliance with laws, including the Foreign Corrupt Practices Act of 1977, as amended, and other anticorruption and trade laws;
•	filing of tax returns, payment of taxes and other tax matters;
•	employee benefits matters and labor matters;
•	environmental matters;
•	material contracts;
•	insurance;
•	real property and personal property;
•	ownership and use of intellectual property;
•	transactions with affiliates;
•	inapplicability of certain takeover laws;
•	allegations of sexual harassment;
•	certain joint ventures to which the Company is a party;
•	rolling stock and railcars (or interests therein) owned or leased by or on behalf of the Company and its subsidiaries; and
•	material railcar lease agreements.

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub, among others:

•	the absence of any pending or, to the knowledge of Parent, threatened litigation or other action or proceeding against Parent or Merger Sub or any of their respective properties by or before any governmental entity that would reasonably be expected to have a Parent Material Adverse Effect;
•	the absence of any outstanding judgment, order, injunction, rule or decree of any governmental entity against Parent or Merger Sub that would reasonably be expected to have a Parent Material Adverse Effect;

•	the existence of financing commitments and sufficiency of funds necessary to consummate the Merger;
•	the solvency of Parent; and
•	the formation of Merger Sub solely for the purpose of the transactions contemplated by the Merger Agreement.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” The Merger Agreement provides that a Company Material Adverse Effect means any effect, development, event, occurrence, fact, condition or change that, individually or in the aggregate, is or would reasonably be expected to become materially adverse to (a) the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger, on a timely basis, or (b) the business, results of operations, condition (financial or otherwise) or assets of the Company and its subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include any effect, development, event, occurrence, fact, condition or change, arising out of or attributable to:

(i)	general economic or political conditions in the United States;
(ii)	conditions generally affecting the industries in which the Company or its subsidiaries operate;
(iii)	any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates;
(iv)	acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof;
(v)	any actions required to be taken to obtain any approval or authorization under the HSR Act;
(vi)	any action expressly required by the Merger Agreement or any action taken (or omitted to be taken) at the written request of Parent;
(vii)	any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof;
(viii)	the announcement, pendency or completion of the transactions contemplated by the Merger Agreement, including the initiation of litigation by any person who is not party to the Merger Agreement, and including losses or threatened losses of employees, customers, suppliers, distributors, partners or others having relationships with the Company or its subsidiaries;
(ix)	any natural disaster or act of God;
(x)	certain specified regulatory matters; or
(xi)	any failure by the Company or its subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure (subject to the other provisions of the definition of “Company Material Adverse Effect”) shall not be excluded).

Any Company Material Adverse Effect arising out of or resulting from any event, occurrence, fact, condition or change referred to in clauses (i) - (iv) and (vii) may constitute, and will be taken into account in determining the occurrence of, a Company Material Adverse Effect only to the extent the impact of such event, occurrence, fact, condition or change is disproportionally adverse to the Company and its subsidiaries, taken as a whole, relative to other companies in the industries and geographic locations in which the Company and its subsidiaries operate.

Conduct of Business by the Company Prior to Consummation of the Merger

The Company agrees that prior to the Effective Time, except (i) to the extent required by applicable law, (ii) as otherwise expressly required by any other provision of the Merger Agreement or the ancillary agreements, or expressly required or permitted by the Company Disclosure Letter or (iii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, (A) conduct its operations only in the ordinary course of business and (B) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its subsidiaries and to preserve the goodwill and current relationships of the Company and each of its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has business relations.

Further, the Company agrees that until the Effective Time, it will not, and will not permit any of its subsidiaries to, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed in the case of certain actions):

•	amend or otherwise change or waive any provision of its organizational documents;
•	issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or grant to any person any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of the Company or any of its subsidiaries;
•	subject to certain exceptions, sell, pledge, dispose of, transfer, encumber or otherwise impose any lien on any unit of rolling stock or railcar asset included on the Railcar Tape (as defined in the Merger Agreement) or otherwise leased by the Company or any of its subsidiaries as lessor, or sell, pledge, dispose of, transfer, lease, license, guarantee or encumber or otherwise impose any lien on any other property or assets of the Company or any of its subsidiaries;
•	subject to certain exceptions, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise) with respect to any of the Company’s capital stock or other equity interests;
•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other equity interests;
•	merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;
•	acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any person (or any business line or division thereof) or assets, other than acquisitions of inventory and materials in the ordinary course of business or capital expenditures expressly permitted by the Company Disclosure Letter;
•	other than extensions of credit to customers in the ordinary course of business, including leases of railcars in the ordinary course of business and to the extent required to avoid an event of default under the Longtrain III Facility, make any loans, advances or capital contributions to, or investments in, any other person;
•	incur any indebtedness, issue any debt securities or guarantee any obligation of any person, other than (A) interest or fees incurred or accrued under the Company’s credit facilities or the Longtrain III Facility or (B) in connection with letters of credit or bonds issued by, or at the request of, the Company or one of its subsidiaries to governmental entities in the ordinary course of business and in connection with workers compensation laws;
•	subject to certain exceptions, terminate, cancel or renew, or agree to any material amendment to, any material contract, or enter into or amend any contract that, if existing on the date of the Merger Agreement, would be a material contract;
•	make (A) capital expenditures in 2018 in excess of the Company’s capital expenditure budget for 2018 or (B) capital expenditures in 2019 in excess of 125% of the capital expenditure budget for 2018 multiplied by the number of months then elapsed in 2019;
•	except to the extent required by the existing terms of the Company’s employee benefit plans existing on the date of the Merger Agreement: (A) increase or commit to increase the compensation or benefits payable or to become payable to any employee, independent contractor, director or officer of the Company or its subsidiaries; (B) enter into, establish, adopt, or become obligated to contribute to any new arrangement that if in effect on the date of the Merger Agreement would be a Company benefit plan or materially amend any of the Company’s benefit plans; (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, or take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any compensation or benefit plan; (D) grant any equity-based or equity-linked awards; (E) enter into, renew or renegotiate the terms of, any collective bargaining agreement, or any works council, labor union or similar agreement or arrangement or become obligated to contribute to any multiemployer benefit plan; (F) terminate, promote or change the title of any employee or other service provider (retroactively or otherwise) with annual compensation in excess of $100,000; or (G) hire or make an offer to hire any new employee, officer, director or individual consultant with annual compensation in excess of $100,000 (subject to certain exceptions);

•	make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;
•	compromise, settle or agree to settle any proceeding other than (A) compromises, settlements or agreements of proceedings (excluding litigation relating to the Merger Agreement and the transactions contemplated thereby, including the Merger) in the ordinary course of business that involve only the payment of monetary damages without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries and such monetary damages are within the respective deductible provided by the applicable insurance policy held by the Company or its subsidiary, as applicable, or (B) accommodations made to lessees or obligors under lease agreements in the ordinary course of business that are not, individually or in the aggregate, material;
•	directly or indirectly cancel, terminate, amend or modify, or fail to maintain, any insurance policies on which the Company or any of its subsidiaries are named as insureds or additional insureds or which cover the Company or any of its subsidiaries and their respective operations, business, properties or assets (including railcars), directors, officers, managing members (or equivalent positions) and employees (however, in the event that any such policy shall be cancelled, terminated, amended, modified or shall not be maintained, the Company shall procure substantially similar substitute insurance policies in at least such amounts and against such risks as are currently covered by such policies);
•	enter into any new line of business in any geographic area where such business is not conducted by the Company and its subsidiaries, or materially change the operations or business plan for any existing line of business or abandon or discontinue any existing material line of business, in each case as of the date of the Merger Agreement;
•	make, change or revoke any material tax election, change any material tax accounting method, file any material amended tax return, surrender any right to claim a material refund of taxes (other than by the passage of time), settle or compromise any material tax claim or liability or claim for a refund of taxes, change any material annual tax accounting period, enter into any material closing agreement or other material written binding agreement relating to taxes or any material tax sharing agreement, file any material tax return other than one prepared in a manner consistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than pursuant to an extension of time to file any tax return obtained in the ordinary course of business);
•	enter into any agreement with the Pension Benefit Guaranty Corporation or any trustee of a defined benefit pension plan in respect of any Controlled Group Plan (as defined in the Merger Agreement) that would result in a payment being required to be paid by the Company or any of its subsidiaries;
•	form any subsidiary, or enter into any joint venture, partnership or similar arrangement;
•	execute any instruments which materially adversely affect title to the real property of the Company or otherwise enter into, consent to or record any instrument against any real property of the Company which has a material adverse effect upon the ability of Parent or the surviving corporation or their respective designees or tenants to carry on business at such real property after the closing of the Merger in substantially the same manner as carried on by the Company and its subsidiaries as of the date of the Merger Agreement;
•	sell, lease, sublease, license, mortgage, pledge or otherwise encumber with any lien (other than permitted liens) any of the real property owned by the Company, enter into any agreement or commitment for the purchase, acquisition, sale, lease, sublease, license, sublicense, occupancy or other direct or indirect transfer of any real property (subject to certain exceptions), or materially amend or modify, or voluntarily terminate or rescind, exercise or decline any material option, or request or grant any material waiver under, any lease of the Company;

•	subject to certain exceptions, terminate, cancel or agree to any material amendment to, any railcar lease agreement of the Company; or
•	authorize or enter into any contract, or otherwise make any commitment, to do any of the foregoing.

Stockholder Action By Written Consent

Concurrently with the execution of the Merger Agreement, on October 22, 2018 the Company delivered the Written Consent to Parent that the Company had received from IEH, which on such date owned shares of Common Stock representing approximately 62.2% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement and approval of the Merger. Pursuant to the terms of the Merger Agreement, the Written Consent will automatically become effective as of the Written Consent Effective Time, unless such time is otherwise extended or the Merger Agreement is terminated in accordance with its terms. As a result of the delivery of the Written Consent, no further approval by the Company’s stockholders is required in connection with the Merger Agreement or the Merger.

In the event the Merger Agreement is terminated in accordance with its terms, the Written Consent will not become effective and will be deemed null and void.

Conditions to the Merger

The closing of the transactions contemplated by the Merger Agreement are subject to customary conditions, including, among other things, (i) receiving the required approval of the Company’s stockholders, which approval will be effected as of the Written Consent Effective Time, (ii) no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Merger on the terms set forth in the Merger Agreement, (iii) the expiration or termination of the applicable waiting period under the HSR Act (for which the FTC granted early termination of the waiting period on November 2, 2018), and (iv) twenty (20) days having elapsed since the mailing to the Company’s stockholders of a definitive information statement with respect to adoption of the Merger Agreement by IEH pursuant to the Written Consent.

In addition, the closing of the transactions contemplated by the Merger Agreement are subject to the representations and warranties given by each party in the Merger Agreement continuing to be true and correct at and as of the Effective Time except for any such representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and except as has not had or would not reasonably be expect to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect (as defined in the Merger Agreement) with respect to the representations and warranties of Parent and Merger Sub, or a Company Material Adverse Effect with respect to the representations and warranties of the Company (other than certain representations and warranties of the Company, which must be true and correct in all material respects). The closing of the transactions contemplated by the Merger Agreement are also subject to each party thereto having performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such party under the Merger Agreement.

The transactions contemplated by the Merger Agreement are not conditioned upon Parent obtaining financing.

Financing Cooperation

The Company has agreed, from the date of the Merger Agreement to the earlier of the Effective Time and the termination of the Merger Agreement, to, and to cause its subsidiaries to, use their respective commercially reasonable efforts to provide Parent on a timely basis, at Parent’s sole expense, such customary or necessary cooperation as is reasonably requested by Parent, upon reasonable advance notice, in connection with Parent’s debt financing, including, among other things, providing access to appropriate members of senior management of the Company and the information specifically set forth in the Merger Agreement. The cooperation obligation is subject to the limitations set forth in the Merger Agreement.

Non-Solicitation; Window Shop Period; Change of Board Recommendation

Non-Solicitation

During the period from the date of the Merger Agreement until the Effective Time, or, if earlier, the termination of the Merger Agreement in accordance with its terms (the “interim period”), the Company, its affiliates and its and their respective representatives may not, on behalf of the Company, directly or indirectly:

•	initiate, solicit, facilitate or knowingly encourage any acquisition proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any acquisition proposal (as defined below); or
•	participate in any negotiations regarding, or furnish any third party any non-public information relating to the Company or its subsidiaries, in connection with an acquisition proposal.

The Company must also, and must also cause its affiliates and representatives to, cease immediately and cause to be terminated, and not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussion or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any acquisition proposal and also use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its subsidiaries that was furnished by or on behalf of the Company and its affiliates to return or destroy all of such information.

Window Shop Activities

Notwithstanding the restrictions on the Company’s ability to solicit acquisition proposals, if at any time following the date of the Merger Agreement and prior to the Written Consent Effective Time, which we refer to as the “window shop period,” (i) the Company receives a bona fide written acquisition proposal from a third party that does not result from the Company’s violation of the non-solicitation provision in the Merger Agreement and the Company, its affiliates and its and their representatives are not in willful and material breach of the non-solicitation and related window shop provisions of the Merger Agreement and (ii) the Board of Directors (or a committee thereof) determines in good faith, based on information then available and after consultation with outside counsel and based on financial analyses believed to be reasonable by the Board, that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal (as defined below) and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable law or the agreed upon standard (as defined below), then the Company has the right to, among other things, furnish non-public information to such third party and participate in discussions or negotiations with any third party making such acquisition proposal regarding the acquisition proposal (“window shop activities”). From and after the Written Consent Effective Time, the Company will be prohibited from engaging in any window shop activities.

Change of Board Recommendation

During the interim period, the Board of Directors and any committee thereof may not:

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal;
•	withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent or Merger Sub, the recommendation of the Board of Directors with respect to the adoption and approval of the Merger Agreement and the Merger;
•	if an acquisition proposal has been publicly disclosed, fail, within three (3) days of the request of Parent, to publicly recommend against such acquisition proposal;
•	approve, authorize, cause or permit the Company or any of its subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any acquisition proposal (a “company acquisition agreement”); or
•	resolve or agree to do any of the foregoing (any such of the foregoing actions, a “change of board recommendation”).

Notwithstanding the restrictions on the Board of Directors’ ability to effect a change of board recommendation, during the window shop period, if (i) the Company has received a bona fide acquisition proposal from a third party that does not result from a violation of the non-solicitation provisions applicable to the Company, its affiliates and their respective representatives described above, (ii) the Company, its affiliates and their respective representatives are not in willful and material breach of the non-solicitation and window shop provisions of the Merger Agreement and (iii) the Board of Directors (or a duly authorized committee thereof) determines in good faith after consultation with outside legal counsel and based on financial analyses believed to be reasonable by the Board of Directors, that such acquisition proposal constitutes a superior proposal and failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable law or the agreed upon standard, the Board of Directors may at any time prior to the Written Consent Effective Time, effect a change of board recommendation with respect to such acquisition proposal, subject to the terms of the Merger Agreement. Except as otherwise expressly provided in the Written Consent, a change of board recommendation will have no effect on the effectiveness of the Written Consent.

Pursuant to the terms of the Merger Agreement, to effect a change of board recommendation:

•	the Company shall have provided to Parent at least five (5) business days’ prior written notice (the “notice period”) of the Company’s intention to take such actions, which notice must specify the basis for the change of board recommendation, the identity of the third party making the superior proposal, the material terms and conditions of the superior proposal and a copy of the applicable company acquisition agreement and any other material documents with respect thereto;
•	during the notice period, if requested by Parent, the Company shall have, and shall have caused its representatives to have, engaged in good faith negotiations with Parent and its representatives regarding any amendments or modifications to the Merger Agreement proposed by Parent and intended to cause the relevant acquisition proposal to no longer constitute a superior proposal; and
•	at the end of the notice period, the Board of Directors (or a duly authorized committee thereof) shall have considered in good faith any proposed amendments or modifications to the Merger Agreement, including a change to the price terms thereof and the other agreements contemplated thereby that may be offered by Parent (“proposed changed terms”) no later than 6:00 p.m., New York City time, on the last day of the notice period and shall have determined in good faith after consultation with outside legal counsel that the superior proposal continues to constitute a superior proposal if such proposed changed terms were to be given effect (except that the Board of Directors (or a duly authorized committee thereof) may have regard to whether the terms of Parent’s debt financing are sufficient to fund the proposed changed terms). In the event of any change to the price terms or any other material revision or amendment to the terms of such superior proposal, the Company will be required to deliver a new written notice to Parent and against comply with the requirements described in the foregoing paragraphs with respect to such new written notice.

In the event a change of board recommendation with respect to the Merger is effected during the window shop period, the Written Consent will not become effective as of the Written Consent Effective Time and will be deemed null and void. In addition, if the Merger Agreement is terminated under circumstances relating to a change of board recommendation, the Company may be required to pay a termination fee of $65 million to Parent.

The Company has agreed to promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any acquisition proposal, any request for non-public information relating to the Company or its subsidiaries made in connection with an acquisition proposal or request for access to the business, properties, assets, books or records of the Company or any of its subsidiaries made in connection with an acquisition proposal, which notice shall identify the third party making such acquisition proposal and include a copy of such acquisition proposal (or, if not made in writing, a reasonably detailed written description of such acquisition proposal). The Company has also agreed to keep Parent promptly informed (and in any event within 24 hours) in all material respects of the status of, and any material communications relating to, such acquisition proposal (including any change in the price or other material terms thereof) and to provide Parent within 24 hours after receipt thereof all copies of any material correspondence and written materials received by the Company from the persons making such acquisition proposal.

As used in this information statement and the Merger Agreement, an “acquisition proposal” means any inquiry, offer or proposal from a third party not affiliated with the Company concerning (i) a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company or any of its subsidiaries, (ii) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including equity interests of any subsidiary of the Company) or its subsidiaries representing more than 20% of the consolidated assets of the Company and its subsidiaries, measured either by book value or fair market value, (iii) an issuance or acquisition (including by way of merger, consolidation, business combination or share exchange) of equity interests representing more than 20% of the voting power of the Company, or (iv) any combination of the foregoing (in each case, other than the Merger).

As used in this information statement and the Merger Agreement, a “superior proposal” means a bona fide unsolicited written acquisition proposal (except the references therein to “20%” shall be replaced by “75%”) that the Board of Directors (or a duly authorized committee thereof) determines in good faith after consultation with legal counsel, taking into account such factors as the Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms taking into account all financial (including economic and financing terms), regulatory (which may include the relative likelihood and timeliness of obtaining antitrust approvals), legal and other aspects, and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking in account any proposed changed terms).

As used in this information statement and the Merger Agreement, the “agreed upon standard” means a duty to obtain the highest value reasonably available to the Company’s stockholders, it being acknowledged by the parties that such standard (i) is to be applied only for the limited purposes of the specific clauses of the Merger Agreement in which it appears, (ii) shall not imply that the directors of the Company have a fiduciary duty to act in accordance with such standard unless and to the extent such duty is required by applicable law, and (iii) is intended to have contractual effect only as between the parties in order to provide an enhanced level of certainty concerning the circumstances in which the Board of Directors (or a duly authorized committee thereof) may take the actions permitted by Sections 5.3(b) and Section 5.3(d) of the Merger Agreement (which pertain to the window shop activities and a change of board recommendation).

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger and other transactions contemplated thereby may be abandoned at any time prior to the Effective Time as follows:

•	by mutual written consent of the Company, on the one hand, and Parent, on the other hand;
•	by either the Company, on the one hand, or Parent, on the other hand, if:
•	any governmental entity has issued, prior to the Effective Time, an order permanently restraining, enjoining or otherwise prohibiting, the consummation of the Merger, and such order has become final and non-appealable, or any law enacted or promulgated by any governmental entity is in effect that prevents or makes illegal the consummation of the Merger (a “Governmental Order Condition”); provided that the right to terminate the Merger Agreement as a result of a Governmental Order Condition will not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Governmental Order Condition was primarily due to a breach by such party of any of its covenants or agreements under the Merger Agreement; or
•	the Merger is not consummated by April 10, 2019 (the “Outside Date”), provided that the right to terminate the Merger Agreement if the Merger is not consummated by the Outside Date shall not be available to any party whose breach of the Merger Agreement primarily caused or resulted in the failure of the closing of the Merger to occur on or before the Outside Date.
•	by Parent, if:
•	at any time prior to the Effective Time, the Company breaches any of its representations, warranties, covenants or agreements in the Merger Agreement in a manner that would prevent the conditions to the Merger from being satisfied prior to the Outside Date and (i) such breach is not capable of being cured or (ii) such breach is capable of being cured and has not been cured within thirty days after notice of such breach (a “Specified Breach”), provided, that Parent is not permitted to terminate the Merger Agreement if Parent or Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement; or
•	the Board of Directors has made a change of board recommendation in accordance with the terms of the Merger Agreement.

•	by the Company, if:
•	at any time prior to the Written Consent Effective Time, the Board of Directors (or a duly authorized committee thereof) has made a change of board recommendation in accordance with the Merger Agreement, provided that the Company pays, concurrently with the termination, the termination fee of $65 million to Parent;
•	at any time prior to the Effective Time, a Specified Breach by Parent or Merger Sub occurs, provided, that the Company is not permitted to terminate the Merger Agreement if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;
•	(A) all of the conditions to the closing of the Merger applicable to the Company have been and continue to be satisfied or waived on the date the closing of the Merger should have occurred pursuant to the Merger Agreement (other than those conditions that by their nature can only be satisfied on the closing, provided that each of which is capable of being satisfied at the closing), (B) the Company has irrevocably confirmed to Parent in writing that it stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement, including the Merger, and that the Company is prepared to take such actions within its control to cause the closing to occur and (C) Parent and Merger Sub do not complete the Merger by the fifth (5th) business day after receipt of the above written confirmation and the Company was prepared to take such actions within its control to cause the closing to occur on the date such written confirmation was delivered and on each business day of such five (5) business day period (the “Closing Breach”); or
•	Parent fails to timely deposit the requisite funds in escrow under certain conditions.

The Company may also terminate the Merger Agreement if, following delivery by the Company of a written notice to Parent of a Specified Breach by Parent or Merger Sub that would reasonably be expected to prevent or materially impair the closing of the Merger (a “Breach Escrow Election Notice”), (A) Parent, by the deadline specified in the Merger Agreement, fails to (1) deposit the Breach Escrow Amount (as defined in the Merger Agreement) and (2) confirm in writing that it is willing to attempt in good faith to consummate the Merger, or (B) the breach of the Merger Agreement by Parent that gave rise to the written notice provided by the Company makes the consummation of the Merger impossible.

In the event of termination of the Merger Agreement by either the Company or Parent, written notice will be given to the other party or parties, specifying the provisions of the Merger Agreement pursuant to which such termination is made and the basis therefor described in reasonable detail. Upon termination, the Merger Agreement will become void and have no further force and effect, without any liability or obligation on the party of any party (except as otherwise provided in the Merger Agreement), provided that none of the parties will be relieved from liabilities for damages incurred or suffered as a result of a material breach of any representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to such termination or the requirement to make the termination fee payments described below under “—Termination Fees.”

Termination Fee

A termination fee payment of $65 million will be payable by the Company to Parent if the Merger Agreement is terminated:

•	by Parent, on the one hand, or by the Company, on the other hand, due to a change of board recommendation; or
•	(i) by Parent, due to a Specified Breach by the Company, or (ii) by either the Company or Parent, if the Effective Time has not occurred on or before the Outside Date and, in either case, at the time of such termination an acquisition proposal has been made and not withdrawn (except in each case the references in the definition of “acquisition proposal” to “20%” shall be replaced by “50%”), and within twelve (12) months after such termination, the Company has entered into a definitive agreement relating to or consummated an acquisition proposal.

A Parent Termination Fee of $130 million will be payable by Parent to the Company if the Merger Agreement is terminated:

•	by the Company or Parent (i) due to a Governmental Order Condition, if the relevant governmental order relates to a failure to obtain the necessary clearances, approvals or authorizations under the HSR Act, or (ii) if the Effective Time has not occurred on or before the Outside Date as a result of the applicable waiting period under the HSR Act relating to the Merger not having yet expired or been terminated by the Outside Date;
•	by the Company, due to a Closing Breach by Parent and Merger Sub; or
•	by the Company, as a result of Parent’s failure to timely deposit the requisite funds in escrow under certain conditions.

In addition, the Company is also entitled to the Parent Termination Fee in the event that (i) the Company delivers a Breach Escrow Election Notice to Parent and (ii) (A) the Company terminates the Merger Agreement in connection therewith or (B) (1) the Merger Agreement is terminated after delivery of the Breach Escrow Election Notice for any other reason and (2) there has not been a willful and material breach of the Merger Agreement by the Company that was a cause of the failure of the closing of the Merger to occur.

As described under “The Merger—Financing of the Transaction—Limited Guarantee,” Sponsor entered into a limited guarantee in favor of the Company to guarantee, among other things, Parent’s and/or Merger Sub’s payment obligations with respect to the payment of the Parent Termination Fee of $130 million by Parent to the Company in the event the Merger Agreement is terminated under the circumstances described above.

In the event that the Company fails to pay the termination fee to Parent when due, or Parent fails to pay the Parent Termination Fee to the Company when due, such party will reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party (including reasonable fees and expenses of counsel) in collection with any action taken to collect payment of such amounts, together with interest on such unpaid amounts.

Remedies; Specific Performance

The parties have agreed that, (i) except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement and (ii) the Company’s rights as a third party beneficiary under Parent’s equity commitment letter, the Company’s right to receive the Parent Termination Fee from Parent when payable pursuant to the terms of the Merger Agreement, and the Company’s right to seek damages following termination, will constitute the Company’s exclusive remedies against Parent, Merger Sub, the Sponsor, Parent’s financing sources or any of their respective former, current or future general or limited partners, stockholders, equity holders, controlling person, members, managers, agents, representatives, affiliates or assignees (collectively, “Parent related parties”) for all losses or damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated (for any reason or for no reason or otherwise) or for a breach or failure to perform under the Merger Agreement or under the limited guarantee, Parent’s equity commitment letter, any certificate or other document delivered in connection thereunder or otherwise in respect of any oral representation made or alleged to have been made in connection therewith.

Notwithstanding anything to the contrary contained in the Merger Agreement, (i) under no circumstances will the Company be entitled to, and in no event will the Company seek to recover, monetary damages from any Parent related party (other than Parent, Merger Sub or the Sponsor pursuant to the limited guarantee), (ii) in no event will the Company be entitled to seek or obtain any consequential damages that were not reasonably foreseeable or specific or punitive damages from any Parent related party and (iii) in no event will any amounts recovered from Parent or Merger Sub or Sponsor be in excess of the maximum amount (as defined in the limited guarantee).

The Company, Parent and Merger Sub have agreed that, except where the Merger Agreement is terminated in accordance with the terms set forth above, each party is entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. The Company, however, is only entitled to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and causing the equity financing to be funded if, and only if, (i) the marketing period has ended and the closing conditions applicable to the Company have been satisfied or waived at the time the closing would have occurred but for the failure of Parent and Merger Sub to complete the closing by the date that the closing is required to have occurred, (ii) the debt financing (or any alternative financing contemplated by the Merger Agreement) is available to be funded or has been funded or will be funded at the closing if the equity financing is funded at the closing, and (iii) the Company has irrevocably confirmed in writing to Parent that (A) all conditions to the Company’s obligations to consummate the closing set forth in the Merger Agreement have been satisfied or waived and (B) if specific performance is granted and the debt financing is funded, then the closing will occur.

In no event will the Company be entitled to receive both a grant of specific performance that results in a closing of the merger at which the Merger Consideration is received by the Company’s stockholders and monetary damages.

Employee Matters

The Merger Agreement provides that, for a period of six (6) months following the Effective Time, the employees of the Company that remain employed by the surviving corporation will receive base compensation that is no less favorable than the base compensation in effect immediately prior to the Effective Time. Parent will also provide benefits (including target annual cash bonus opportunity but excluding equity-based or equity-linked compensation or benefits, and excluding any pension or other retiree benefits) to each continuing employee that, taken as a whole, have a value that is substantially comparable in the aggregate to such benefits provided to similarly-situated employees of Parent and its subsidiaries, or provided to such continuing employee immediately prior to the Effective Time, as determined by Parent in its discretion. Notwithstanding the foregoing, continuing employees who are subject to collective bargaining agreements will receive the compensation and benefits provided for in the applicable collective bargaining agreements.

Following the completion of the Merger, Parent will recognize each continuing employee’s service with the Company or any of its subsidiaries for all purposes with respect to benefit plans maintained by Parent or any of its subsidiaries, including determining eligibility to participate, vesting and benefit accruals (including any vacation and paid time off accruals), provided, however, that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, (ii) with respect to a newly established plan for which prior service is not taken into account or with respect to any equity-based compensation, or (iii) to the extent that such recognition would result in benefit accruals with respect to any defined benefit plan.

Parent will take reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which continuing employees (and their covered family members) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company benefit plan immediately prior to the Effective Time. In addition, Parent will take reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments / co-insurance, deductibles, out-of-pocket maximums and similar expenses incurred by each continuing employee (and his or her covered family members) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and out-of-pocket maximum under the relevant welfare benefit plans in which such continuing employee (and family members) will be eligible to participate from and after the Effective Time.

From and after the Effective Time through the end of calendar year 2018, Parent will, or will cause the surviving corporation to, honor and continue the Company’s Management Incentive Plan for fiscal year 2018 as in effect immediately prior to the Effective Time in accordance with its terms. Parent will also pay, or will cause the surviving corporation to pay, to eligible Company employees cash bonuses under the Management Incentive Plan for calendar year 2018 in the ordinary course (and at the time ordinarily paid) based on actual results for such year.

Amendment, Extension, and Waiver

The parties may amend provisions of the Merger Agreement at any time, except that after stockholder approval has been obtained, no amendment that requires further approval by stockholders of the Company is permitted without the further approval of such stockholders. All such amendments must be in writing and signed by each of the parties.

At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any breach of the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (c) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement, except that after stockholder approval has been obtained, no extension or waiver that decreases the Merger Consideration, other than as explicitly contemplated by the Merger Agreement, or which adversely affects the rights of the Company’s stockholders, is permitted without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

Governing Law

The Merger Agreement and all claims and causes of action based upon, arising out of or in connection therewith will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, the Merger, the fiduciary duties of the Board of Directors and the internal corporate affairs of the Company will, in each case, be governed by the laws of the State of North Dakota, and any claim, controversy or dispute of any kind or nature to which the debt financing sources are a party and that is in any way related to any debt commitment letter, the Merger Agreement, the transactions contemplated by the Merger Agreement or the debt financing, will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

In addition, any matter to which a source of Parent’s debt financing is a party that is related to a Company Material Adverse Effect, the interpretation of representations and warranties under the Merger Agreement, or the consummation of the transactions contemplated by the Merger Agreement, in each case, will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Joinder Agreement

On October 26, 2018, Merger Sub executed the Joinder Agreement with the Company and Parent pursuant to which Merger Sub became a party to the Merger Agreement. A form of the Joinder Agreement is attached as Exhibit E to the Merger Agreement.

Escrow Agreement

Pursuant to the terms of the Merger Agreement, Parent agreed to deposit funds in escrow to secure Parent’s obligations to pay the Parent Termination Fee if such fee is payable to the Company under the terms of the Merger Agreement. On October 24, 2018, Parent deposited $55 million in immediately available funds with Citibank, N.A. (the “Escrow Agent”) into an escrow account to be held pursuant to the terms and conditions of the escrow agreement (“Escrow Agreement”). In addition, on or prior to 5:00 p.m. on November 16, 2018, Parent has agreed to deposit up to an additional $75 million so that the aggregate amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement is $130 million. In the event that Parent fails to deposit such additional amount, in whole or in part, with the Escrow Agent, then the Company may terminate the Merger Agreement and be entitled to payment of the Parent Termination Fee.

VOTING AGREEMENT

The summary of the material provisions of the Voting Agreement set forth below and elsewhere in this information statement is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached as Exhibit B to the Merger Agreement attached as Annex A to this information statement and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you. We encourage you to read the Voting Agreement carefully in its entirety, as well as this information statement and any documents incorporated herein by reference.

In connection with the execution of the Merger Agreement, Parent, on one hand, and IEH and certain of IEH’s affiliates (each, a “Stockholder Party,” and collectively, the “Stockholder Parties”), on the other hand, entered into a Voting Agreement with respect to all Common Stock owned of record or beneficially by the Stockholder Parties, and any additional shares of Common Stock or other voting securities of the Company of which the Stockholder Parties acquire record or beneficial ownership of during the term of the Voting Agreement (collectively, the “Subject Shares”). As of October 22, 2018, the record date for determining stockholders entitled to act by written consent with respect to the Merger Agreement, IEH was the record owner of 11,871,268 shares of Common Stock, representing approximately 62.2% of the voting power of the issued and outstanding shares of Common Stock and the requisite number of shares of Common Stock necessary to adopt and approve the Merger Agreement in accordance with Section 10-19.1-98 of the NDBCA. The other Stockholder Parties, which consist of certain affiliates of IEH, beneficially own all of the shares of Common Stock held of record by IEH.

Subject to the terms and conditions set forth in the Voting Agreement, from October 22, 2018 through the date on which the Voting Agreement is terminated in accordance with its terms (the “Voting Period”), each Stockholder Party is required to vote, or cause the applicable holder of its Subject Shares to vote (or deliver a duly executed written consent with respect thereto), all of its Subject Shares (i) in favor of (a) any proposal to adopt and approve or reapprove the Merger Agreement and the transactions contemplated thereby, including the Merger, and (b) waiving any notice requirements applicable to the Merger, the Merger Agreement or any of the transactions contemplated therein contained in or pursuant to the Company’s organizational documents or applicable law, and (ii) against (x) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement, (y) any acquisition proposal and any action in furtherance of any such acquisition proposal and (z) any action, proposal, transaction or agreement that is intended or would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholder Parties under the Voting Agreement. During the Voting Period, each Stockholder Party has also agreed to not take, or cause the applicable holder of its Subject Shares to take, any action to revoke, supersede, withdraw, terminate or otherwise impair or override, the Written Consent.

Each Stockholder Party has also agreed to waive and not exercise any rights to demand appraisal of any shares of Common Stock held by the Stockholder Party or right to dissent from the Merger that such Stockholder Party may have under applicable law, including pursuant to Section 10-19.1-87 of the NDBCA. Further, while the Voting Agreement remains in effect, subject to certain exceptions, each Stockholder Party has agreed not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, the Voting Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement.

During the Voting Period, each Stockholder Party, subject to certain exceptions, is prohibited from, without Parent’s prior written consent, (i) directly or indirectly, whether by merger, consolidation or otherwise, offering for sale, selling (including short sales), transferring, tendering, pledging, encumbering, assigning or otherwise disposing of (including by gift or by operation of law) (collectively, a “transfer”), or entering into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or by operation of law) with respect to, or consenting to or permitting, a transfer of, any or all of the Subject Shares or any interest therein or (ii) taking any action inconsistent with the Voting Agreement, the Merger Agreement or the transactions contemplated thereby.

Further, during the Voting Period, each Stockholder Party has agreed it shall not, and shall not authorize or permit any of its respective representatives to, (i) initiate, solicit, facilitate or knowingly encourage any acquisition proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any acquisition proposal, (ii) participate in any negotiations regarding, or furnish any third party any non-public information relating to the Company or its subsidiaries, in connection with an acquisition proposal or (iii) adopt or approve any acquisition proposal. The Stockholder Parties have also agreed to, and to cause their respective representatives to, cease immediately and cause to be terminated any and all existing activities, discussion or negotiations, if any, with any third party conducted prior to the date of the Voting Agreement with respect to any acquisition proposal.

The Voting Agreement will terminate upon the earliest of (i) the mutual written consent of Parent and the Stockholder Parties, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms or (iv) the time of any modification, waiver or amendment of the Merger Agreement that reduces or changes the form of the Merger Consideration payable pursuant to the terms of the Merger Agreement as in effect on the date of the Voting Agreement or which is otherwise adverse to the Stockholder Parties in any material respect, in each case, without the prior written consent of the Stockholder Parties.

On October 22, 2018, the Company received and delivered to Parent the Written Consent executed by IEH, which on such date owned shares of Common Stock representing approximately 62.2% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement and the approval of the Merger. Therefore, no further approval by the Company’s stockholders is required in connection with the Merger Agreement or the Merger.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under North Dakota law and is qualified in its entirety by reference to the full text of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA, which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA will result in a loss of these rights.

If the Merger is completed, holders of Common Stock who did not consent to the adoption of the Merger Agreement and who precisely follow the procedures specified in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA within the appropriate time periods have the right to dissent from the Merger by demanding payment in cash for their shares of Common Stock equal to the fair value of the shares as determined by agreement with the Company or by a court in an action timely brought by the dissenting stockholders. We refer to a dissenting stockholder’s right to demand payment for their shares of Common Stock as “appraisal rights.”

The following summary description of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA is intended as a brief summary of the material provisions of the statutory procedures required to be followed by a stockholder to exercise their appraisal rights pursuant to Sections 10-19.1-87 and 10-19.1-88 of the NDBCA. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA, which is attached to this information statement as Annex C. All references in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA and this summary to “stockholder” are to the record holder of the shares of Common Stock as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Sections 10-19.1-87 and 10-19.1-88 of the NDBCA will result in the loss of appraisal rights.

Under Section 10-19.1-87 of the NDBCA, where a merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, then either the constituent corporation, before the Effective Time, or the surviving corporation must notify each stockholder of the constituent corporation who did not sign or consent to the written consent that such stockholder is entitled to exercise appraisal rights. The notice must also include a form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired its shares of Common Stock or an interest in them and to demand payment.

Under Section 10-19.1-88 of the NDBCA, holders of shares of the Company’s Common Stock who are entitled to exercise appraisal rights must be provided a notice of appraisal rights. The record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights is October 22, 2018. As of October 22, 2018, there were 19,083,878 shares of the Company’s Common Stock outstanding.

This information statement constitutes notice to holders of Common Stock concerning the availability of appraisal rights under Sections 10-19.1-87 and 10-19.1-88 of the NDBCA, copies of which are attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the NDBCA.

Holders of shares of Common Stock who desire to exercise their appraisal rights, who we refer to as “dissenting stockholders,” must deliver to the Company a written demand for payment (along with the certification form) and their certificated shares of the Company’s Common Stock, if any, for deposit with the Company within thirty (30) days after the date of mailing of this Notice of Action By Written Consent and Appraisal Rights and information statement, or December 7, 2018.

All written demands for appraisal of shares of Common Stock must be mailed or delivered to: American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, Attention: Corporate Secretary. Only a holder of record of shares of Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. A record stockholder may exercise appraisal rights as to fewer than all shares of Common Stock registered in the record stockholder’s name only if the record stockholder dissents with respect to all shares beneficially owned by any one person and discloses the name and address of each beneficial owner on whose behalf the stockholder is exercising appraisal rights. A beneficial stockholder may exercise appraisal rights as to the shares of Common Stock held on the beneficial stockholder’s behalf only if the beneficial stockholder complies with the procedure for the perfection of appraisal rights described below.

A dissenting stockholder will retain all other rights of a stockholder until the Merger takes effect. However, under the NDBCA, a dissenting stockholder may not also challenge the corporate action (i.e., the Merger) creating the right to appraisal rights unless the action is unlawful or fraudulent with respect to the stockholder or the Company.

After the Effective Time, or after the Company receives a valid demand for payment, whichever is later, the Company will remit, to each dissenting stockholder who has timely and properly submitted a written demand for payment (including the certification form) and deposited its certificated shares, if any, the amount the Company estimates to be the fair value of the shares of Common Stock, plus interest, which we refer to as the “remittance.” Under the NDBCA, “fair value” with respect to shares of Common Stock subject to appraisal rights means the value of the shares immediately before the effective date of the Merger. In accordance with the NDBCA, the remittance will be accompanied by: (i) the Company’s closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the effective date of the Merger, together with the latest available interim financial statements; (ii) an estimate by the Company of the fair value of the shares and a brief description of the method used to reach the estimate; and (iii) a copy of Sections 10-19.1-87 and 10-19.1-88 of the NDBCA.

If the dissenting stockholder believes the amount of the remittance from the Company is less than the fair value of its shares plus interest, such dissenting stockholder may decline the Company’s offer and give written notice to the Company within thirty (30) days after the Company has mailed the remittance, and demand payment of the difference. If a dissenting stockholder fails to timely demand payment of the difference, such stockholder is entitled only to the amount of the remittance. Within sixty (60) days of the Company’s receipt of a demand from a dissenting stockholder challenging the proposed remittance, the Company shall either pay to the dissenting stockholder the amount demanded by the dissenting stockholder or, following discussions with the dissenting stockholder, the amount agreed to by the Company and the dissenting stockholder or file in court a petition requesting that a court determine the fair value of the dissenting stockholder’s shares of Common Stock plus interest. The petition is required to be filed in Burleigh County, North Dakota, which is the county in North Dakota in which the registered office of the Company is located, and must name as parties all dissenters who have exercised appraisal rights and who have not reached agreement with the Company.

After filing the petition, the Company must serve all parties with a summons and a copy of the petition. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares of Common Stock. The court shall determine whether the dissenting stockholder(s) in question have fully complied with the requirements of Section 10-19.1-88 of the NDBCA, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the Company or by a dissenting stockholder. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. The court will also determine the costs and expenses of the proceeding, including the reasonable expenses in compensation of any appraisers appointed by the court, and is required to assess those costs and expenses against the Company, except that the court may assess part or all of those costs and expenses against a dissenting stockholder whose action in demanding payment for its shares of Common Stock is found to be arbitrary, vexatious, or not in good faith. The court may also award, in its discretion, fees and expenses to an attorney for the dissenting stockholders out of the amount awarded to the dissenting stockholders, if any.

A dissenting stockholder is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount of the remittance, if any, previously remitted to the dissenting stockholder by the Company. The dissenting stockholder shall not be liable to the Company for the amount, if any, by which the amount of the remittance, if any, previously remitted to the dissenting stockholder by the Company exceeds the fair value of the shares as determined by the court, plus interest.

If the court finds that the Company has failed to comply substantially with Section 10-19.1-88 of the NDBCA, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

In view of the complexity of Sections 10-19.1.87 and 10-19.1-88 of the NDBCA, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock as of November 5, 2018 (unless otherwise noted) of our directors and named executive officers (as determined in accordance with SEC rules), all of our directors and executive officers as a group and each person who we know beneficially owns more than 5% of our Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Stock. Except as otherwise indicated in the footnotes to the table, we believe that each person identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the person. As of November 5, 2018, 19,083,878 shares of the Company’s Common Stock were issued and outstanding. Except as otherwise indicated, the business address for each of the following persons is c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Amount of Shares	Percent of Class(1)
Directors:
SungHwan Cho	—	—
James C. Pontious	2,500	*
J. Mike Laisure	—	—
Harold First(2)	1,500	*
Jonathan Frates	—	—
Michael Nevin	—	—
Patricia A. Agnello	—	—
Named Executive Officers:
Jeffrey S. Hollister	—	—
Luke M. Williams	51	*
Yevgeny Fundler	—	—
John O’Bryan	—	—
All executive officers and directors as a group (11 persons)	4,051	*
Five Percent (5%) Beneficial Owners:
Carl C. Icahn(3)	11,895,068	62.2%
Dimensional Fund Advisors LP(4)	1,368,379	7.2%
*	Represents less than 1%.
(1)	Based on 19,083,878 shares of Common Stock outstanding as of October 25, 2018.
(2)	All 1,500 shares beneficially owned by Mr. First are held by the Harold First Pension Plan.
(3)	The following information is based on a Form 4 filed with the SEC on June 4, 2012 and Schedule 13D/A filed on February 27, 2017 by Mr. Carl Icahn, as well as additional correspondence from representatives of Mr. Carl Icahn. Mr. Icahn may be deemed to beneficially own 11,895,068 shares. These shares are owned as follows: (i) 11,871,268 shares are owned by IEH, and (ii) 23,800 shares are owned by Ms. Gail Golden, Mr. Icahn’s wife. Icahn Enterprises Holdings is the sole member of Icahn Building. Icahn Building is the sole shareholder of AEPC. AEPC is the sole member of IEH. Icahn Enterprises GP is the general partner of Icahn Enterprises Holdings and is wholly-owned by Beckton. Beckton is wholly-owned by Mr. Icahn, who is also the indirect majority owner of IEP, which is the sole limited partner of IEH. As of November 5, 2018, IEH is the record holder of 11,871,268 shares of our Common Stock. Mr. Icahn, by virtue of his relationship to IEH, AEPC, Icahn Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton, IEP and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares directly owned by IEH and Ms. Golden. Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. The address for Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153. In connection with the Merger, IEH, AEPC, Icahn Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn have entered into a Voting Agreement with Parent. See “Voting Agreement” on page 55. On October 22, 2018, in connection with the signing of the Merger Agreement, the Company received and delivered to Parent the Written Consent executed by IEH, which on such date owned shares of Common Stock representing approximately 62.2% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement. The Written Consent will automatically become effective on November 26, 2018 as of the Written Consent Effective Time. Therefore, no further approval by the Company’s stockholders is required in connection with the Merger Agreement and the Merger. If consummated, the Merger would result in a change in control of the Company. See “Merger Agreement” on page 41.
(4)	The amount and nature of ownership listed is based solely upon information contained in Dimensional Fund Advisors LP’s (Dimensional) Schedule 13G/A, filed with the SEC on February 9, 2018. As of December 31, 2017, Dimensional had the sole power to vote 1,345,523 shares and the sole dispositive power over 1,368,379 shares. Dimensional disclaimed beneficial ownership of the 1,368,379 shares. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at http://www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at http://www.americanrailcar.com. The Company’s website address is being provided as an inactive textual reference only. The information provided on the Company’s website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Company Filings:	Period or Date Filed:
Quarterly Reports on Form 10-Q
Filed May 1, 2018, for the Quarterly Period ended March 31, 2018, filed August 1, 2018, for the Quarterly Period ended June 30, 2018, and filed October 30, 2018 for the Quarterly Period ended September 30, 2018

Definitive Proxy Statement on Form DEF 14A	Filed April 26, 2018, for the Annual Meeting of the Company held on June 5, 2018
Current Reports on Form 8-K	Filed January 2, 2018, January 19, 2018, February 6, 2018, March 22, 2018, April 17, 2018, June 6, 2018, July 5, 2018, August 1, 2018, and October 22, 2018
Annual Report on Form 10-K	Filed February 23, 2018, for the Fiscal Year ended December 31, 2017

Notwithstanding the foregoing, the Company is not incorporating any document, portion thereof or information not deemed “filed” in accordance with SEC rules, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, except to the extent specified otherwise in such Current Reports.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, Attention: Investor Relations, Telephone: (636) 940-6000.

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document upon written or oral request. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of this information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated November 6, 2018. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

STL PARENT CORP.

and

AMERICAN RAILCAR INDUSTRIES, INC.

Dated as of October 22, 2018

A-i

A-ii

Exhibit A	Form of Written Consent
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Articles of Incorporation of Surviving Corporation
Exhibit D	Form of Bylaws of the Surviving Corporation
Exhibit E	Form of Joinder

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2018 (this “Agreement”), is made by and between STL Parent Corp., a Delaware corporation (“Parent”), and American Railcar Industries, Inc., a North Dakota corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Parent has submitted documentation for the incorporation of a direct subsidiary under North Dakota law named “Table Rock Merger Sub Corp.” (“Merger Sub”) and promptly following its incorporation, Parent will cause Merger Sub to become a party to this Agreement by executing the Joinder;

WHEREAS, the Company and Parent desire to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the North Dakota Business Corporation Act (the “NDBCA”) and the North Dakota Publicly Traded Corporations Act (the “NDPTCA”);

WHEREAS, the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement in accordance with the NDBCA and the NDPTCA;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, (ii) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt this Agreement and approve the Transactions, including the Merger (the “Company Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Sponsor has (i) entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent pursuant to which the Sponsor has committed to provide equity financing in the amount and on the terms and subject to the conditions set forth therein (the “Equity Financing”), and (ii) executed a limited guarantee (the “Guarantee”) in favor of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Significant Stockholder has (i) executed a written consent, substantially in the form attached hereto as Exhibit A (the “Written Consent”) and (ii) executed a voting agreement in favor of Parent, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”); and

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

Article 1
THE MERGER; THE ESCROWS

1.1   The Merger.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NDBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Merger shall be effected pursuant to the NDBCA, as and to the extent modified by the NDPTCA and shall have the effects set forth in this Agreement and the applicable provisions of the NDBCA and the NDPTCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger

Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and the other transactions contemplated by this Agreement are referred to herein as the “Transactions”. Parent and the Company agree that for U.S. federal income tax purposes the Merger shall be treated as a stock purchase, whereby Parent purchases all of the Company Shares.

(b)   At the Effective Time, by virtue of the filing of the Articles of Merger and without the necessity of further action by the Company or any other Person, the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit C hereto, and as so amended and restated shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit D hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)   At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(d)   If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation, as applicable, as a result of, or in connection with, the Transactions or otherwise to carry out this Agreement and the Ancillary Agreements, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the Ancillary Agreements.

1.2   Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, at the offices of Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, NY 10017, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by Law) of all of the applicable conditions set forth in Article 6 so long as such conditions remain satisfied or waived on such fifth (5th) Business Day (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); provided, however, that (a) if the Marketing Period has not ended as of such date, then the Closing shall not occur until the date following such satisfaction or waiver that is the earlier of (x) any Business Day during the Marketing Period as may be specified by Parent on no less than five (5) Business Days’ prior notice to the Company (it being agreed that such notice may be conditioned upon the simultaneous completion of the Debt Financing, and it being further agreed that if such Debt Financing is not completed for any reason at any time, such notice shall automatically be deemed withdrawn) and (y) five (5) Business Days after the final day of the Marketing Period; and (b) notwithstanding the satisfaction or waiver of the conditions set forth in Article 6, this Agreement may be terminated pursuant to and in accordance with Section 7.1 such that the parties hereto shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred prior to such termination. The actual date on which the Closing is to occur pursuant to this Section 1.2 is referred to as the “Closing Date.” On the Closing Date, Merger Sub or the Company shall cause articles of merger (including a plan of merger) (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of North Dakota in accordance with the relevant provisions of the NDBCA and shall make all other filings required under the NDBCA in connection with the Merger. The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of State of the State of North Dakota, or such later date and time as is agreed upon by the parties hereto and specified in the Articles of Merger (such date and time hereinafter referred to as the “Effective Time”).

1.3   Escrows.

(a)   Parent and the Company will use their respective best efforts to enter into the Escrow Agreement and cause the Escrow Agent to establish the Escrow Accounts promptly following the execution of this Agreement, including by submitting all KYC information requested by the Escrow Agent (i) if reasonably practicable, on the same day as it is requested, or (ii) otherwise, as promptly as possible (which establishment, for the avoidance of doubt, is to occur in advance of any Escrow Amounts being deposited with the Escrow Agent).

(b)   Deposit Escrow Accounts.

(i)   Initial Deposit Escrow. On or prior to 5:00pm on the Initial Deposit Escrow Deadline, Parent shall deposit, or cause to be deposited, Fifty Five Million Dollars ($55,000,000.00) (the “Initial Deposit Escrow Amount”) in immediately available funds with the Escrow Agent into an escrow account (the “Initial Deposit Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement.

(ii)   Subsequent Deposit Escrow. On or prior to 5:00pm on the Subsequent Deposit Escrow Deadline, Parent shall deposit, or cause to be deposited, an amount equal to the excess (if any) of (A) Seventy Five Million Dollars ($75,000,000.00) over (B) the balance (if any) of the Breach Escrow Account at the time of such deposit (such excess, the “Subsequent Deposit Escrow Amount” and, together with the Initial Deposit Escrow Amount, the “Deposit Escrow Amounts”) in immediately available funds with the Escrow Agent into an escrow account (the “Subsequent Deposit Escrow Account” and, together with the Initial Deposit Escrow Account, the “Deposit Escrow Accounts”) established pursuant to the terms and conditions of the Escrow Agreement.

(c)   Breach Escrow Account. In the event that any Breach Escrow Election Notice is delivered to Parent and Merger Sub in accordance with Section 7.4(a), then, on or prior to the Breach Escrow Deposit Deadline with respect to such Breach Escrow Election Notice, Parent shall deposit, or cause to be deposited, an amount equal to the excess (if any) of (i) One Hundred Thirty Million Dollars ($130,000,000.00) over (ii) the balance (if any) of the Deposit Escrow Accounts at the time of such deposit (such excess, the “Breach Escrow Amount” and, together with the Deposit Escrow Amounts, the “Escrow Amounts”) in immediately available funds with the Escrow Agent into an escrow account (the “Breach Escrow Account” and, together with the Deposit Escrow Accounts, the “Escrow Accounts”) established pursuant to the terms and conditions of the Escrow Agreement.

(d)   Notwithstanding anything herein to the contrary, Parent and Merger Sub, collectively, shall not be required to deposit, or cause to be deposited, into the Escrow Accounts, more than $130,000,000 in the aggregate.

(e)   In the event that this Agreement is terminated, then, on the six-month anniversary of the date of such termination (the “Escrow Release Date”), Parent and the Company shall execute a joint written instruction directing the Escrow Agent to make a cash payment to Parent equal to the full balance of the Escrow Accounts, less the aggregate amounts asserted in respect of any claims that have been submitted by the Company against Parent or the Sponsor prior to the Escrow Release Date that remain pending as of the Escrow Release Date. Following the final non-appealable determination of such pending claims, (i) the amount that is finally determined to be due to the Company in respect of such claims shall be paid from the Escrow Accounts to the Company and (ii) the remaining balance of the Escrow Accounts shall be paid to Parent, and Parent and the Company shall execute a joint written instruction directing the Escrow Agent to make such disbursement.

Article 2
CONVERSION OF SECURITIES IN THE MERGER

2.1   Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)   Conversion of Company Shares. Each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (each of the foregoing, a “Company Share” and collectively, the “Company Shares”), other than Company Shares to be cancelled or converted pursuant to Sections 2.1(b) or (c) or Dissenting Shares, shall be converted into and thereafter represent the right to receive the

Per Share Merger Consideration without interest, subject to any required withholding of Taxes as provided in Section 2.4, upon surrender of the Certificates or Book-Entry Company Shares in accordance with Section 2.2. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration to be paid in accordance with Section 2.2.

(b)   Cancellation of Treasury Shares and Parent and Merger Sub Owned Shares. Each Company Share held by the Company (as treasury stock or otherwise), Parent or Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries, in each case, immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)   Merger Sub Equity Interests. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

2.2   Payment for Securities; Surrender of Certificates.

(a)   Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for the purpose of delivering or causing to be delivered to each holder of Company Shares the Per Share Merger Consideration that such holder shall become entitled to receive with respect to each Company Share held by such holder pursuant to the Merger (the “Paying Agent”). The Company shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, (x) Parent and the Company shall execute a joint written instruction directing the Escrow Agent to make, subject to the occurrence of the Effective Time, a cash payment to the Paying Agent equal to the full balance of the Escrow Accounts and (y) Parent shall deposit, or cause to be deposited (including, via clause (x) above), cash in an amount equal to the Aggregate Merger Consideration with the Paying Agent (such cash deposited with the Paying Agent, collectively, the “Payment Fund”), which holders of Company Shares (other than Company Shares to be cancelled or converted pursuant to Sections 2.1(b) or (c) or Dissenting Shares) shall be entitled to at the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu of the Certificates) or Book-Entry Company Shares. The Payment Fund shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be payable to Parent or the Surviving Corporation, as Parent directs, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b)   Procedures for Surrender.

(i)   Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Paying Agent shall mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Per Share Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax Law, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Per Share Merger Consideration for each Company Share. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and completed in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Per Share Merger Consideration for each Company Share formerly represented by such Certificates (without interest and after giving effect to any required Tax withholdings as provided in Section 2.4), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent and the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Agreement, except for Certificates representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive the Dissenting Stockholder Consideration.

(ii)   Book-Entry Company Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Company Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Company Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Company Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Per Share Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an “agent’s message” in customary form by the Paying Agent (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (after giving effect to any required Tax withholdings as provided in Section 2.4), and such Book-Entry Company Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Paying Agent shall mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Company Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax Law and be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Per Share Merger Consideration. Upon delivery of such letter of transmittal, duly executed and completed in proper form, in accordance with the terms of such letter of transmittal, the holder of such Book-Entry Company Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (without interest and after giving effect to any required Tax withholdings as provided in Section 2.4), and such Book-Entry Company Shares shall forthwith be cancelled. Payment and delivery of the Per Share Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Company Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Agreement, except for Book-Entry Company Shares representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive the Dissenting Stockholder Consideration.

(c)   Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Company Shares that represented ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)   Termination of Fund; Abandoned Property; No Liability. Any portion of the funds in the Payment Fund (including any proceeds of any investments received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Company Shares on the first (1st) anniversary of the Effective Time will be returned to Parent or an Affiliate thereof designated by Parent, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Company Shares for the Per Share Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Company Shares and in compliance with the procedures in Section 2.2(b). Any portion of the Payment Fund remaining unclaimed by the holders of Certificates or Book-Entry Company Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent or an Affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder or former holder of a Certificate or Book-Entry Company Shares for any Per Share Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Payment Fund made available to the Paying Agent pursuant to Section 2.2(a) in respect of Dissenting Shares shall be returned to Parent or an Affiliate thereof designated by Parent, upon demand.

(e)   Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time (other than Company Shares cancelled in accordance with Section 2.1(b)) and held by a holder who did not vote in favor of the adoption of this Agreement, and who is entitled to demand and has properly demanded appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 10-19.1-87 and Section 10-19.1-88 of the NDBCA (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and the holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them under Section 10-19.1-87 of the NDBCA (the “Dissenting Stockholder Consideration”). If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 10-19.1-87 and Section 10-19.1-88 of the NDBCA or other applicable Law, then the right of such holder to be paid the Dissenting Stockholder Consideration in respect of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with this Article 2 and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Company Shares, any waiver or withdrawal of any such demand, and any other demands, notices or instruments served pursuant to the NDBCA and received by the Company relating to rights to be paid the Dissenting Stockholder Consideration for such Dissenting Shares, and Parent shall have the opportunity and right to participate in and control all negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

2.4   Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be timely remitted to the applicable Taxing Authority and, when so remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If any of Parent, Merger Sub or the Company become aware that any amount is required to be withheld from the Per Share Merger Consideration (other than pursuant to Section 1471, 1472 or 3406 of the Code), it shall promptly notify the other parties to this Agreement. Parent shall use reasonable efforts to notify the Company and the Significant Stockholder of any amounts required to be withheld or deducted from the Per Share Merger Consideration and remitted to any Taxing Authority (other than pursuant to Section 1471, 1472 or 3406 of the Code), including providing the applicable provision of Law pursuant to which such withholding is required to be made at least ten (10) Business Days before any such withholding.

2.5   Certain Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Company Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Per Share Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

2.6   Treatment of Company SARs. At the Effective Time, each stock appreciation right granted under the Company Share Plan (each, a “Company SAR”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from Parent or its Subsidiaries (including the Surviving Corporation) the following, subject to Section 2.4:

(a)   On the first regularly scheduled payroll date occurring more than five Business Days after the Effective Time, a lump sum cash payment (without interest and less applicable Taxes required to be withheld with respect to such payment) equal to, with respect to the portion, if any, of each Company SAR that is vested in accordance with its terms at or prior to Closing (the ”Vested SAR Portion”), the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise or base price per Company Share subject to such Vested SAR Portion and (ii) the total number of Company Shares underlying such Vested SAR Portion.

(b)   Any Company SAR which has an exercise or base price per Company Share that is greater than or equal to the Per Share Merger Consideration and any Company SAR (or any portion thereof) that is unvested in accordance with its terms at Closing shall be cancelled at the Effective Time for no consideration or payment.

(c)   At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company, as applicable, shall adopt any resolutions and take any actions that are necessary to terminate the Company Share Plan and to effectuate the treatment of the Company SARs pursuant to this Section 2.6.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent (and deemed delivered to Merger Sub upon execution of the Joinder) (the “Company Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided that disclosure in the Company Disclosure Letter as to a specific representation or warranty shall qualify any other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other Sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2017 and publicly available at least forty-eight (48) hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Company SEC Documents (except to the extent such information in “Risk Factors” consists of factual historical statements), and any other disclosures contained in such Company SEC Documents that are predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure; the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1   Organization; Standing; Power.

(a)   The Company and each of its Subsidiaries (i) is a limited liability company, limited partnership, general partnership or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, organization or incorporation, as applicable, (ii) has all requisite limited liability company, limited partnership, general partnership or corporate power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except with respect to clause (iii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   The Company has previously furnished to Parent a true and complete copy of the Organizational Documents of the Company and each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect and no other amendments thereto have been approved by the Company Board. Neither the Company nor any Subsidiary is in material violation of any provision of its Organizational Documents.

(c)   The Company has validly elected to be classified and regulated as a “publicly traded corporation” in accordance with the NDPTCA.

3.2   Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions, other than the receipt of the Company Stockholder Approval and the filing of the Articles of Merger with the North Dakota Secretary of State as required by the NDBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and the Joinder by Merger Sub, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (collectively, the “Enforceability Exceptions”)). As of the date hereof, the Company Board, at a meeting duly called at which all of the directors of the Company were present, has unanimously approved and declared advisable this Agreement and the Transactions and, subject to Section 5.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the Transactions. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Ancillary Agreements to which the Company is a party, the Merger, and the other Transactions.

3.3   No Conflict; Consents and Approvals.

(a)   The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, do not and will not (i) conflict with or violate the Organizational Documents of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound or (iv) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or materially modify any material Permits and Approvals applicable to the Company, its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (iii) and (iv), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, do not and will not require the Company to obtain any consent, approval, Order, authorization or permit of, action or waiver by, or to make any filing with or notification to, any governmental or regulatory authority in any jurisdiction anywhere in the world (including any stock exchange), agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings as are necessary to comply with the applicable requirements of the NASDAQ, (iv) the filing with the North Dakota Secretary of State of the Articles of Merger as required by the NDBCA, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement or consummating the Transactions or (B), individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.4   Absence of Litigation. Except for those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity, (b) no Governmental Entity has since January 1, 2016, challenged or questioned in writing the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted, and (c) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, Order, writ, injunction, rule or decree of any Governmental Entity.

3.5   Ownership and Operations of the Company.

(a)   The authorized capital stock of the Company consists of 50,000,000 Company Shares and 1,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of the date hereof, (i) 19,083,878 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive or similar rights, purchase options, calls, rights of first refusal or similar rights and (ii) 2,268,419 Company Shares were held in treasury. As of the date hereof, no shares of Preferred Stock were issued and outstanding. Except for the Company SARs and as set forth above, as of the date of this Agreement, (i) there are (A) no outstanding Equity Interests of the Company, (B) no Equity Interests of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company or (C) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any Equity Interests of the Company, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company, and (iii) except for the Organizational Documents of the Company’s Subsidiaries, there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(b)   Section 3.5(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and for each such Subsidiary, its jurisdiction of organization, entity type, and outstanding number and type of Equity Interests. Each of the outstanding Equity Interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such Equity Interests are (i) owned by the Company or another wholly-owned Subsidiary of the Company, (ii) free and clear of all Liens and (iii) not subject to any voting or other similar Contract with respect to the voting of such Equity Interests.

(c)   With respect to each Company SAR that is outstanding as of the date hereof, Section 3.5(c) of the Company Disclosure Letter sets forth (i) the name of the holder of such Company SAR, (ii) the number of Company Shares subject to such Company SAR, (iii) the grant date of such Company SAR, (iv) the exercise or base price, and (v) the vesting schedule (including whether the vesting will be accelerated by the execution of this Agreement by the Company or the consummation by the Company of the Transactions or by termination of employment following the consummation by the Company of the Transactions) applicable to such Company SAR. All Company SARs have been granted having a per-share exercise or base price at least equal to the fair market value of the referenced equity on the date of grant, and have not otherwise been subject to “modification” or “extension” within the meaning of Section 409A of the Code and associated U.S. Treasury Department guidance. All grants of Company SARs were validly issued and properly approved by the Company Board (or compensation committee or other designee thereof) in accordance in all material respects with the applicable Company Share Plan and applicable Laws, including the applicable requirements of the NASDAQ and the NDPTCA. Neither the grant of nor the vesting of any SARs (whether as a consequence of the execution of this Agreement by the Company or the consummation by the Company of the Transactions or by termination of employment following the consummation by the Company of the Transactions or otherwise) shall cause such SARs to be deemed a “poison pill” with respect to the Company or any Subsidiary for purposes of the NDPTCA. The treatment of Company SARS under this Agreement complies (i) in all material respects with applicable Laws and (ii) in all respects with the terms and conditions of the Company Share Plan and the applicable Company SAR agreements.

3.6   SEC Reports; Financial Statements.

(a)   The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be furnished or filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2017 (all such forms, reports, statements, certificates and other documents furnished or filed since January 1, 2017 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

(b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s Quarterly Reports on Form 10-Q filed with (or to be filed with) the SEC since December 31, 2017, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject to normal year-end audit adjustments, which are not or will not be, individually or in the aggregate, material) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and as of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, none of the Subsidiaries of the Company is required to file or furnish any forms, reports or other documents with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(c)   The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(d)   The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are designed to (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(e)   Since the earlier of (i) January 1, 2018 and (ii) the date of the Company’s management’s and its auditors most recently completed evaluation of the Company’s internal controls over financial reporting prior to the date hereof, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or any material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(f)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

3.7   No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued or contingent, asserted or unasserted, of a type that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet on Form 10-Q for the quarter ended June 30, 2018 filed with the SEC, (b) incurred in the ordinary course of business since the date of such balance sheet, none of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred in connection with the Transactions pursuant to the terms of this Agreement. Since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any off-balance sheet transactions, arrangements, or obligations (including contingent obligations) that may have a current or future material effect on the financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of the Company and its Subsidiaries. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to (i) any joint venture, off balance sheet partnership or similar Contract or (ii) any “off balance sheet arrangements” as defined in Item 303(a) of Regulation S-K under the Exchange Act.

3.8   Absence of Certain Changes or Events. Since January 1, 2018 through the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement and the consummation of the Transactions or as expressly permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business, (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Company Material Adverse Effect and (c) there has not been any action taken by the Company or any of its Subsidiaries, that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of, or require the consent of Parent under, Sections 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (xii), (xiii), (xvi), (xvii), (xviii), or (xix).

3.9   Vote/Approval Required. The affirmative vote or written consent of the holders of a majority of the outstanding Company Shares in favor of adopting this Agreement (the “Company Stockholder Approval”) are the only votes or consents of the holders of any class or series of the Company’s Equity Interests necessary to approve or adopt this Agreement and the Ancillary Agreements to which the Company is a party or to consummate the Transactions, including the Merger. The delivery of the Written Consent will satisfy the Company Stockholder Approval.

3.10   Compliance with Laws.

(a)   Except with respect to Taxes, ERISA, labor matters, environmental matters and FCPA matters (which are the subject of Sections 3.11, 3.12, 3.13, 3.14 and 3.23, respectively), the Company and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except with respect to Environmental Laws (which are the subject of Section 3.14), the Company and its Subsidiaries have been and are in compliance with all applicable licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions of all Governmental Entities (collectively, “Permits and Approvals”) necessary for them to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any warning letter or other notice from any Governmental Entity alleging any material violation or potential material violation by the Company or any of its Subsidiaries, taken as a whole, of any applicable Law, and none of the Company or its Subsidiaries is in material default with respect to any Order applicable to its assets, properties or operations.

(b)   The Company and its Subsidiaries hold all Permits and Approvals necessary for the Company and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing. All such Permits and Approvals are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing. The Company has not received any written notification of a suspension, cancellation, non-renewal or adverse modification of any Permits or Approvals of the Company or any of its Subsidiaries, to the Knowledge of the Company no such suspension, cancellation, non-renewal or adverse modification is pending, and, to the Knowledge of the Company, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Permits and Approvals that are currently in effect, in each case, the loss of which would, individually or in the aggregate, be reasonably likely to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing. Neither the Company, nor any of its Subsidiaries has received written notice within the past three (3) years of any investigation or review by any Governmental Entity with respect to the Company or its or its Subsidiaries’ businesses and operations, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or materially impair or materially delay the Closing. To the Company’s Knowledge, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or materially impair or materially delay the Closing.

3.11   Taxes.

(a)   All material income and other material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. There is no outstanding material claim in writing by any Governmental Entity where the Company or any of its Subsidiaries does not file a particular type of Tax Return that it is required to file such Tax Return or may be subject to Tax.

(b)   Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material amount of Tax (including Taxes required to have been withheld by the Company or any of its Subsidiaries) for which reserves have not been established in accordance with GAAP on the most recent balance sheet included in the Company SEC Documents.

(c)   No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d)   There are no Proceedings (including assessments of deficiencies, audits or similar reviews) now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material amount of Tax. None of the Company or any Subsidiary is subject to any outstanding waiver or extension of the statute of limitations in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course). None of the Company or any of its Subsidiaries has engaged in a “listed transaction” or “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(2) or (6).

(e)   Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f)   The Company is not required to, and will not be required to, include in subpart F income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect thereto in future taxable periods including pursuant to Section 965(h) of the Code.

(g)   None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for income tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date initiated by the Company or any Subsidiary prior to the Closing Date without the consent of Parent; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or other Tax Law) executed on or prior to the Closing Date without the consent of Parent; or (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

3.12   Benefit Plans.

(a)   Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan. “Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, retention, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee or other service provider of the Company or its Subsidiaries has any present or future right to compensation or benefits or with respect to which the Company or its Subsidiaries has any liability (contingent or otherwise), but in each case other than a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a Controlled Group Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the material benefits provided, (iv) the three (3) most recent actuarial reports and (v) the Form 5500 for the 2016 plan year (and attached schedules) and, when available, the Form 5500 for the 2017 plan year.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and applicable Law, and in compliance with the applicable provisions of ERISA and the Code, (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and (iii) no accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, exists with respect to any Company Plan.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions and other payments required to be made under the terms of any Company Plan have been timely made.

(d)   Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is based on a prototype or volume submitter document that has received a favorable advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to cause the loss of the qualified status of such Company Plan.

(e)   (i) No Company Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) neither the Company nor any of its Subsidiaries contributes to, is obligated to contribute to, or has any liability (contingent or otherwise) with respect to, a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, and (iii) neither the Company, nor any of its ERISA Affiliates, has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability under ERISA with respect to which any liability remains outstanding. With respect to each Multiemployer Plan set forth in Section 3.12(e) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has incurred any excise tax under Code Section 4971 or surcharge imposed under any rehabilitation plan and (ii) neither the Company nor any of its Subsidiaries has been notified in writing by any such Multiemployer Plan that such multiemployer plan is in “critical” or “endangered” status within the meaning of Code Section 432, is currently insolvent or projected to be insolvent within the meaning of Section 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(f)   Neither the Company nor any of its ERISA Affiliates has incurred any liability which remains outstanding under Title IV of ERISA, including with respect to any Controlled Group Plan, and, to the Knowledge of the Company, no event or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(g)   With respect to any Company Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code to which the Company or any of its ERISA Affiliates has any liability or contributes to, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full; (ii) no failure to satisfy the “minimum funding standards” within the meaning of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code (whether or not waived) has occurred; (iii) all contributions required to be made to any such plan have been timely made; (iv) the PBGC has not instituted Proceedings to terminate any such plan and there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA); (v) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) day notice requirement has not been waived has occurred and the consummation of the Transactions will not result in the occurrence of any such reportable event; (vi) an election for funding relief has not been made under Section 430(c)(2)(D) of the Code or Section 303(C)(2)(D) of ERISA; and (vii) no substantial cessations of operations of a facility under Section 4062(e) of ERISA has occurred.

(h)   Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement or post-termination health or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar Law.

(i)   The execution, delivery and performance of this Agreement or the consummation of the Transactions will not (alone or in combination with any other event): (A) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to any severance pay or similar payment; (B) result in the payment of any benefit, accelerate the time of payment, funding or vesting of any benefit, or increase the amount of compensation or benefits due to any such employee, consultant, officer or director; or (C) result in any payment that would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code. The Company is not obligated to compensate any Person for excise taxes payable pursuant to Section 409A or 4999 of the Code.

(j)   No Company Plan is maintained outside of, or for the benefit of any individuals outside of, the United States and Canada. As of the Effective Time, the Surviving Corporation will not have any liability (contingent or otherwise) in respect of any compensation or benefit plan maintained outside of, or for the benefit of any individuals outside of, the United States and Canada.

(k)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Proceedings pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any, or with respect to, any Company Plan or fiduciary thereto or against the assets of any such Company Plan.

(l)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Plan that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A complies in all material respects with Code Section 409A with respect to its form and operation, no amount under any such Company Plan is subject to the interest and additional tax set forth in Code Section 409A(a)(1)(B) and there is no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).

3.13   Labor Matters.

(a)   Except as otherwise provided by applicable Law, the employment of each current employee of the Company or any of its Subsidiaries (each, a “Company Employee”) is terminable by the Company and its Subsidiaries, as applicable, at will without notice or severance obligation or other cost or liability to the Company or its Subsidiaries, except with respect to any severance obligations under any collective bargaining agreement or union Contract set forth in Section 3.13(b) of the Company Disclosure Letter.

(b)   Neither the Company nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement or union Contract with any labor union, works council, labor organization or employee representatives or other representative bodies, and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and no employee of the Company or any of its Subsidiaries is represented by a union works council, labor organization or employee representative or other representative body with respect to their employment with the Company or any such Subsidiary. To the Knowledge of the Company, since January 1, 2016, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representatives or other representative bodies, employee of the Company or group of employees of the Company to organize any employees including, but not limited to, the solicitation of cards from employees of the Company to authorize representation by any labor union, works council, labor organization or employee representatives or other representative bodies or any written or oral demand for recognition. There is not now, nor has there been since January 1, 2016, any strike, slowdown, work stoppage, lockout or other labor dispute, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, rest breaks, meal periods, occupational safety and health, immigration, equal opportunity, leaves of absences, layoffs, and workers’ compensation and other statutorily mandated insurance, (ii) the Company and each of its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance with all applicable Laws governing the classification of employees of the Company or its Subsidiaries as employees and, where applicable, exempt or non-exempt, and (iii) the Company and each of its Subsidiaries are in compliance with all applicable visa and work permit requirements with respect to employees of the Company or its Subsidiaries.

(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened involving any Company Employee or group thereof, (ii) there are no charges, investigations, administrative Proceedings or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other protected characteristic) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S.

Occupational Safety and Health Administration, the Workers’ Compensation Appeals Board, or any other Governmental Entity against the Company pertaining to any Company Employee, consultant, or independent contractor and (iii) the Company and its Subsidiaries are not subject to any Order regarding any employment or labor matter.

(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016, the Company and each of its Subsidiaries has complied (and is currently in compliance) with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 or any other comparable Law that applies to mass layoffs and/or plant closings to which the Company or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts its operations.

3.14   Environmental Matters.

(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016, the Company and each of its Subsidiaries has complied (and is currently in compliance) with all Environmental Laws (which compliance includes, but is not limited to, the possession of all permits required under Environmental Law, and compliance with the terms and conditions thereof). Neither the Company nor any of its Subsidiaries has received any written communication from any Person alleging that it is not in compliance with any Environmental Laws, and to the Knowledge of the Company, there are no circumstances or conditions at any Company Real Property or resulting from the operations of the Company and its Subsidiaries that could result in noncompliance with any Environmental Laws, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law. To the Knowledge of the Company, there are no past or present actions, circumstances, or conditions, including the Release or presence of any Hazardous Materials at any on-site or off-site locations, that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, or otherwise result in any costs or liabilities under Environmental Law, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)   The Company has provided to Parent complete and correct copies of all material studies, audits, assessments, reports, data, memoranda and investigations, and other information relating to Hazardous Materials, Environmental Claims, or other environmental matters in the Company’s possession or in the possession of the Company’s environmental consultants or advisors pertaining to the environmental condition of the Company Real Property and business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with Environmental Laws.

(d)   Neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of, or as a condition to the effectiveness of, any of the Transactions, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters or (v) to alter, modify, renew, change or update any permit required or necessary for the operations or business of the Company and its Subsidiaries under Environmental Law.

3.15   Contracts.

(a)   Section 3.15 of the Company Disclosure Letter identifies each note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) that constitutes a Company Material Contract (as defined below), an accurate and complete copy of each of which has been provided or made available to Parent by the Company. For purposes of this Agreement, each of the following Contracts, other than those set forth in clause (ix) below, that is unexpired and effective as of the date of this Agreement and under which the Company or any of its Subsidiaries has ongoing rights or obligations will be deemed to constitute a “Company Material Contract” (it being understood that the Contracts set forth in clause (ix) shall not be deemed to be Company Material Contracts solely by virtue of being listed in Section 3.15(a)(ix) of the Company Disclosure Letter):

(i)   any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)   any Contract that, by its terms, requires payments by the Company or any of its Subsidiaries in excess of $2,500,000 on an annual basis in the aggregate for the remainder of the stated term of such Contract, other than (A) those that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days’ notice and without any liability or financial obligation to the Company or any of its Subsidiaries, or (B) purchase orders or quotations that are entered into in the ordinary course of business;

(iii)   any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit where the Company or one of its Subsidiaries is the borrower or receipt of credit, in excess of $1,000,000, other than (A) accounts receivables and payables, (B) loans by the Company or any of its direct or indirect Subsidiaries to, or guarantees by any of the foregoing for, direct or indirect wholly-owned Subsidiaries of the Company or (C) letters of credit or bonds or agreements related thereto issued by or for the benefit of the Company or one of its Subsidiaries to Governmental Entities in connection with workers compensation Laws, in each case, in the ordinary course of business;

(iv)   any Contract (A) limiting or purporting to limit, in any respect, the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in the business currently conducted by the Company and its Subsidiaries or in any market or geographic area, or to make use of any material Intellectual Property owned by the Company or any of its Subsidiaries; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; (C) in which the Company or its Subsidiaries provides “most favored nation,” “exclusivity,” preferential pricing, priority or similar provisions; (D) containing a purchase option; or (E) containing any non-solicit or non-hire provision restricting the Company or its Subsidiaries, other than any Contracts entered into in the ordinary course of business by the Company or any of its Subsidiaries with consultants pursuant to which the Company or its Subsidiary has agreed not to solicit or hire any employees of the consultant, provided that such Contract does not bind Affiliates of the Company that are not Subsidiaries of the Company;

(v)   any Contract with any of the Company’s or any of its Subsidiaries’ Affiliates, officers, directors, employees, or principal stockholders (and their respective Affiliates), or any immediate family member of, or Person who, to the Knowledge of the Company, is controlled by, any such Persons, other than (A) any written employment, agreement or other benefit plan with the Company, (B) the Company’s or its Subsidiaries’ written employee policies and procedures or (C) any Contracts that were sourced by Insight Portfolio Group, LLC but were entered into directly by the Company or one of its Subsidiaries;

(vi)   any Contract pursuant to which any Third Party is licensed (including pursuant to a covenant not to sue) to use any Owned Company Intellectual Property, and all Contracts pursuant to which the Company or any of its Subsidiaries is licensed (including pursuant to a covenant not to sue) to use any Intellectual Property owned by another Person, other than Contracts for (A) commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries through a “clickwrap” or “shrinkwrap” license or other similar standard terms and conditions for a one-time payment amount or aggregate yearly fee not in excess of $300,000 in any case and (B) the non-exclusive licensing or cross-licensing of Intellectual Property to customers in the ordinary course of business.

(vii)   any Contract obligating the Company to manage any assets on behalf of a Third Party or pursuant to which any Third Party manages any assets or properties of the Company or its Subsidiaries;

(viii)   any Contract that, by its terms, is reasonably expected to result in payments by the Company or any of its Subsidiaries in excess of $100,000 in the aggregate for the remainder of the stated term of such Contract and (A) is with a sole source supplier of material products or services which products or services are not available from an alternative supplier on commercially reasonable terms and upon reasonable notice or (B) requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given Third Party, in either case, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix)   any Contract relating to the Company’s railcar backlog, as such backlog exists as of the date of this Agreement, other than Contracts entered into in the ordinary course of business for the storage of railcars or rolling stock that are not material;

(x)   any Contract entered into since January 1, 2017 (A) relating to the disposition or acquisition of assets, other than inventory or supplies in the ordinary course of business, the aggregate value of which, in each case, is not in excess of $500,000 by the Company or any of its Subsidiaries; or (B) pursuant to which the Company or any of its Subsidiaries has or may acquire any ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(xi)   any Contract not in the ordinary course of business that is a settlement or similar agreement to resolve a dispute that (A) imposes solely monetary obligations on the Company or any of its Subsidiaries after the date of this Agreement reasonably expected to be in excess of $1,000,000, (B) imposes any non-monetary obligations on the Company or any of its Subsidiaries after the date of this Agreement, or (C) where a claim was made against the Company, does not include a full and complete release of the Company without admission of any liability;

(xii)   any Contract between the Company or its Subsidiaries, on the one hand, and any third Person, on the other hand, that creates a joint venture, limited liability company or partnership;

(xiii)   any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Company and its Subsidiaries, taken as a whole, other than any such Contracts involving railcar purchase, leasing, management, service, storage or warranty agreements or entered into in the ordinary course of business;

(xiv)   any Contract entered into with a federal Governmental Entity, but excluding any Contract with a counterparty that may be a subcontractor to a Governmental Entity;

(xv)   any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(xvi)   any voting agreement or registration rights agreement relating to any securities of the Company;

(xvii)   any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or assets of the Company or any of its Subsidiaries;

(xviii)   any customer or client Contract (or series of related Contracts) (other than Lease Agreements) that involved revenues in fiscal year 2017 in excess of US$5,000,000 or that is reasonably likely to involve revenues in fiscal year 2018 in excess of US$5,000,000;

(xix)   any supply or vendor Contract (or series of related Contracts) that involved payments by the Company or any of its Subsidiaries in fiscal year 2017 in excess of US$5,000,000 or that is reasonably likely to involve payments by the Company or any of its Subsidiaries in fiscal year 2018 in excess of US$5,000,000;

(xx)   any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities by the Company or any Subsidiary; and

(xxi)   any Contract under which the Company or any Subsidiary grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries.

(b)   Each Company Material Contract is valid and in full force and effect, and is enforceable against the Company and its Subsidiaries (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, subject in all cases to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(c)   (i) Neither the Company nor its Subsidiaries has materially violated or materially breached, or committed any material default under, any Company Material Contract; (ii) to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Company Material Contract; and (iii) neither the Company nor its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible material violation or material breach of, or material default under, any Company Material Contract.

3.16   Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries maintains insurance policies with insurance carriers against all risks of a character and in such amounts as management has determined to be reasonably prudent. All such insurance policies of the Company and its Subsidiaries are in full force and effect and were in full force and effect during the period of time such insurance policies are purported to be in effect and neither the Company nor any of its Subsidiaries is in material breach or default of, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policy. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in receipt of any notice of cancellation or termination with respect to any such policy or any denial of coverage or reservation of rights with respect to any material claim made pursuant to any such insurance policy.

3.17   Real Property; Personal Property.

(a)   Section 3.17(a) of the Company Disclosure Letter contains a list of each parcel of real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”) and identifies which of the Company and its Subsidiaries holds title thereto. The Company Owned Real Property, together with the Company Leased Real Property, constitutes all of the real property used or occupied by the Company and its Subsidiaries. Each of the Company or its Subsidiary, as applicable and as identified in Section 3.17(a) of the Company Disclosure Letter, has good, valid and marketable title to the Company Owned Real Property, free and clear of any Liens or other matters affecting title to the Company Owned Real Property other than Permitted Liens. With respect to each Company Owned Real Property:

(i)   none of the Company or any Subsidiary has leased or licensed or otherwise granted or permitted use or occupancy of any portion of the Company Owned Real Property to any Person (and, to the Company’s Knowledge, no Person (other than the Company or its applicable Subsidiary) is entitled to possess any portion of the Company Owned Real Property other than pursuant to any instruments recorded against the Company Owned Real Property in the applicable land records) or has subleased or licensed or otherwise granted or permitted use or occupancy of any portion of the Company Leased Real Property to any Person;

(ii)   neither the Company nor any Subsidiary is obligated under or a party to, any option, right of first refusal, right of first offer or other contractual obligation to purchase, acquire, sell or dispose of the Company Owned Real Property or any portion thereof or interest therein;

(iii)   neither the Company nor any of its Subsidiaries has received any written notice of any, and to the Company’s Knowledge, there are no pending or threatened, Proceedings which would reasonably be expected to materially adversely affect any portion of the Company Owned Real Property or its present or intended use;

(iv)   neither the Company nor any of its Subsidiaries has received any written notice of, and to the Company’s Knowledge, there are no pending or threatened condemnation Proceedings (or other similar Proceedings in the nature of eminent domain) of any kind relating to any portion of any Company Owned Real Property;

(v)   neither the Company nor any of its Subsidiaries have received any written notice of, and to the Company’s Knowledge, there are no currently pending (i) public improvements or rezoning measures that would be reasonably likely to materially adversely affect the value or current use of any Company Owned Real Property, or (ii) special assessments that would be reasonably likely to materially adversely affect any Company Owned Real Property; and

(vi)   neither the Company nor its Subsidiaries have delivered, nor, to the Company’s Knowledge, do there exist, any deeds, deeds of trust, mortgages, or any other Contracts adversely affecting the Company’s and/or its Subsidiaries’ title to the Company Owned Real Property that have not been recorded in the applicable land records.

(b)   Section 3.17(b) of the Company Disclosure Letter contains a list of (x) each parcel of real property (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”) subject to a lease, sublease, ground lease, license, use agreement and other agreement (other than Contracts entered into in the ordinary course of business for the storage of railcars or rolling stock that are not material) establishing the rights and interests of the Company and its Subsidiaries with respect to such Company Leased Real Property (collectively, together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters, and guaranties thereto or thereof, the “Company Leases”), and (y) each Company Lease. The Company has made available to Parent copies of all Company Leases, which copies are true and correct in all material respects, and the Company Leases set forth on Section 3.17(b) of the Company Disclosure Letter constitute the entire agreement between the Company and its Subsidiaries (as applicable), on the one hand, and the applicable counterparty, on the other hand, with respect to all Company Leased Real Property. The Company Leases are (assuming the due authorization, execution and delivery thereof by the other parties thereto) in full force and effect and valid, binding and enforceable with respect to the Company or a Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership and other Laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or law). There does not exist under any Company Lease any default (nor to the Company’s Knowledge is there any event or condition that would constitute a material default after notice, lapse or time, or both) by the Company or any Subsidiary, nor, to the Company’s Knowledge, by any other party thereto.

(c)   The Company or its Subsidiaries owns good and marketable title to, or a valid leasehold interest in, all tangible personal property used in the operation of the Company’s and its Subsidiaries’ respective businesses as reflected in the Company’s consolidated financial statements, in each case, free and clear of all Liens other than Permitted Liens.

(d)   The Company has made available to Parent copies that are true and complete in all material respects of (i) the deed and/or other instruments (as recorded) by which the Company or its applicable Subsidiary acquired the Company Owned Real Property and (ii) any title insurance policies and/or surveys with respect to such Company Owned Real Property, in each case, to the extent same are in the possession or control of the Company or its Subsidiaries.

3.18   Intellectual Property.

(a)   Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered IP. All Company Registered IP is solely and exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens), and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved. All Company Registered IP is subsisting and, to the Knowledge of the Company, to the extent registered or issued, valid and enforceable.

(b)   The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality and enforceability of all Trade Secrets of the Company and its Subsidiaries, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. To the Knowledge of the Company, there has been no misappropriation of, unauthorized access to, use of, modification of, or breach of security relating to, Trade Secrets maintained by or on behalf of the Company or any of its Subsidiaries.

(c)   The Company and its Subsidiaries own, license or otherwise have a valid and enforceable right to use all Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole. The consummation of the Transactions will not alter or impair the ownership or licensing of, or impact the validity of or any rights to use, such Intellectual Property and Intellectual Property Rights by the Company and its Subsidiaries. The business of the Company and its Subsidiaries as currently conducted (and as conducted in the past three (3) years) does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Third Party. Neither the Company nor any of its Subsidiaries has issued any notice or claim since January 1, 2016 that a Third Party is misappropriating, infringing or otherwise violating any Owned Company Intellectual Property and, to the Knowledge of the Company, no Third Party is misappropriating, infringing or otherwise violating any Owned Company Intellectual Property. No Owned Company Intellectual Property is subject to any outstanding Order, judgment, decree, agreement, or stipulation restricting or limiting any use or licensing thereof by the Company or any of its Subsidiaries.

(d)   The Company or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) the Owned Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens), and have not granted any license, covenant, release, immunity or other right with respect to any Owned Company Intellectual Property to any Person other than (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business in connection with sales, marketing and promotional activities and (ii) non-exclusive cross-licenses of Intellectual Property to customers granted in the ordinary course of business.

(e)   The Company and each Subsidiary has (i) complied in all material respects with its respective privacy policies and all applicable Laws relating to privacy and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of Personal Information, and (ii) implemented and maintained a data security plan which maintains effective and commercially reasonable administrative, technical and physical safeguards to protect the IT Assets and Personal Information against loss, damage and unauthorized access, use modifications or other misuse. There has been no material loss, damage or unauthorized access, use, modification or breach of security of the IT Assets or Personal Information maintained by or on behalf of the Company or any of its Subsidiaries. Since January 1, 2014, no Person (including any Governmental Entity) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of any of the Company or its Subsidiaries. Neither the execution, delivery or performance of this Agreement or the consummation of the Transactions will, or reasonably would be expected to, result in any violation of any privacy policy of the Company and its Subsidiaries or any applicable Law pertaining to privacy, data security or Personal Information.

(f)   To the Knowledge of the Company, the IT Assets do not contain any viruses, material bugs, worm, trap door, back door, Trojan horse, time bomb, drop dead device, vulnerabilities, faults or other devices or effects that reasonably would be expected to materially impair the operation of the IT Assets or to enable or assist any Person to access without authorization the IT Assets or any data or information in the IT Assets. The Company and each of its Subsidiaries periodically reviews patches, updates and hotfixes offered or recommended by the Company’s Third Party developers or suppliers of IT Assets and deploys such patches, updates and hotfixes that the Company believes are commercially prudent. The Company and each of its Subsidiaries has commercially reasonable disaster recovery plans, procedures and facilities in place that are designed to minimize the disruption of its business in the event of any material failure of its IT Assets.

3.19   Affiliate Transactions. As of the date hereof, no Affiliate, officer, director, executive level employee, or principal stockholder of the Company (and their respective Affiliates), its Subsidiaries or, to the Company’s Knowledge, any Joint Venture, or any immediate family member of, or Person who, to the Knowledge of the Company, is controlled by, any such Persons, (a) provides property or services to the Company, its Subsidiaries or, to the Company’s Knowledge, any Joint Venture or is a party to any agreement or Contract with, or binding upon, the Company, its Subsidiaries or, to the Company’s Knowledge, any Joint Venture or any of their respective properties or assets, (b) has any interest in any property owned by the Company, its Subsidiaries or any, to the Company’s Knowledge, Joint Venture or (c) has engaged in any of the foregoing transactions within the last twelve (12) months.

3.20   State Takeover Laws. None of the requirements or restrictions of any “fair price,” “moratorium,” “acquisition of controlling interest,” “combinations with interested stockholders” or similar anti-takeover Law

(collectively, the “Takeover Laws”) enacted in any state in the United States applies to this Agreement or to any of the Transactions, including the Merger. The Company has not adopted any “anti-takeover provision” as such term is defined in North Dakota Century Code Section 10-35-26 sub. 2.

3.21   Brokers. Except as noted in Section 3.22 below, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.22   Fairness Opinion. Western Reserve Partners, a division of Citizens Capital Markets, Inc., has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Per Share Merger Consideration to be paid to the stockholders of the Company (other than Parent, Merger Sub and their Affiliates) is fair from a financial point of view to such holders.

3.23   Export Controls; Anti-Money Corruption; Anti-Money Laundering

(a)   Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of the Joint Ventures or any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, has, since January 1, 2013, taken any action that is in violation of any of the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”), the U.S. Travel Act, the U.K. Bribery Act of 2010, the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all other applicable anti-bribery and anti-corruption Laws (collectively, “Anti-Corruption Laws”).

(b)   Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of the Joint Ventures or any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, made, offered, promised or authorized any payment, contribution, gift or favor of anything of value (i) as a kickback, gratuity or bribe to any foreign official as defined in the FCPA or (ii) to any foreign political organization, or the holder of or any aspirant to any elective or appointive foreign public office, in each case, in contravention of the Anti-Corruption Laws, except for personal political contributions not involving the use of funds of the Company or any of its Subsidiaries.

(c)   Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of the Joint Ventures or any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, (i) has received any written notice or other written communications from any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law, or to the Company’s Knowledge, any unwritten notice or communication from any Governmental Entity regarding the foregoing, (ii) is a Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (iii) is a Person operating, organized or resident in a country, territory or region which is itself the subject of any Sanctions (“Sanctioned Country”), or (iv) any Person owned or controlled by any Person or Persons specified in clause (ii) or (iii) above (together, “Sanctioned Persons”). Neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company, any Joint Venture, is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country in any manner that would result in the violation of Sanctions.

(d)   The Company and each of its Subsidiaries, and to the Knowledge of the Company, each Joint Venture, is in compliance with export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the Department of Commerce and OFAC, that are applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected be material to the Company and its Subsidiaries, taken as a whole.

(e)   (i) The Company and each of its Subsidiaries, and to the Knowledge of the Company, the Joint Ventures, are in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company and its Subsidiaries (collectively, “AML Laws”), including the USA PATRIOT Act, and (ii) no Proceeding involving the Company or any of its Subsidiaries, or to the Knowledge of the Company, any Joint Venture, with respect to AML Laws, is currently pending or, to the Company’s Knowledge, threatened which in each case would be reasonably expected to result in a material violation of this representation.

3.24   Allegations of Sexual Harassment. To the Knowledge of the Company, since January 1, 2013, (i) no allegations of sexual harassment have been made against any director or officer of the Company or any Subsidiary of the Company (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of the Company or any Subsidiary of the Company has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of the Company.

3.25   Joint Venture Representations.

(a)   To the Knowledge of the Company, (i) each of the Joint Ventures is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except with respect to clause (iii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Joint Venture.

(b)   Since January 1, 2018 to the date hereof, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Joint Venture, has received written notice from any Third Party equity holder of any Joint Venture indicating such Person’s intent or desire to (i) transfer or sell any of its Equity Interests in such Joint Venture, (ii) liquidate, dissolve or wind down such Joint Venture, (iii) take any extraordinary action with respect to such Joint Venture or (iv) otherwise conduct or operate such Joint Venture materially outside the ordinary course of business.

(c)   To the Knowledge of the Company, each of the Joint Ventures is in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, each of the Joint Ventures is in compliance with all applicable Permits and Approvals necessary for them to own, lease or operate their properties and to carry on their respective businesses as now conducted, except where any non-compliance would not, individually or in the aggregate, reasonably be expected be material to the Company and its Subsidiaries, taken as a whole.

(d)   To the Knowledge of the Company, there is no material Proceeding pending or threatened against any of the Joint Ventures or any of their respective properties by or before any Governmental Entity. Since January 1, 2018, neither the Company nor any of its Subsidiaries has been party to any material dispute (or otherwise been party to any material Proceeding before a Governmental Entity) with any Third Party equity holder of any of the Joint Ventures or otherwise relating to any of the Joint Ventures.

3.26   Railcars

(a)   As of the date delivered to Parent, the Railcar Information set forth in the Railcar Tape made available to Parent is true, correct and complete in all material respects.

(b)   There are no outstanding purchase orders or other commitments to or with any manufacturer or any other Person and made by the Company or any of its Subsidiaries to purchase rolling stock or railcars (or interests therein).

(c)   Subject to Permitted Liens, as of the Effective Time, the Company and its Subsidiaries shall own or lease (as lessee) and have good and valid title to all of the rolling stock and railcars (or interests therein) owned or leased (as lessee) by or on behalf of the Company and its Subsidiaries that were listed on the Railcar Tape (as updated pursuant to Section 5.20), other than rolling stock and railcars (or interests therein) owned or leased (as lessee) by or on behalf of the Company and its Subsidiaries that were (i) sold, transferred or otherwise disposed of as obsolete, worn out or scrapped as economically unviable, or otherwise due to having suffered a casualty event, in each case in the ordinary course of business or (ii) sold or transferred as the result of the exercise of early buy-outs and purchase option rights exercised by Lessees under Lease Agreements in the ordinary course in accordance with the terms of such Lease Agreement.

(d)   As of the Effective Time, other than with respect to rolling stock or railcars where the lessor has permitted the lessee to include the lessee’s own reporting marks on such rolling stock or railcars, the Company and its Subsidiaries shall have all rights to use the railroad reporting marks embodied in, used by, attached to or otherwise used in connection with the rolling stock and railcars (or interests therein) owned by the Company and its Subsidiaries.

3.27   Lease Agreements

(a)   Copies of each Lease Agreement in effect as of the date hereof, including all amendments, modifications, supplements, waivers, extensions, cancellations and releases with respect thereto (other than accommodations made to lessees or obligors under Lease Agreements in the ordinary course of business that are not, individually or in the aggregate, material), which are true, correct and complete in all material respects, have been made available to Parent. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is in material breach of, or material default under, any Lease Agreement. To the Knowledge of the Company, no counterparty is in material breach of, or material default under, any Lease Agreement. Each Lease Agreement is valid and binding on the Company or its Subsidiary that is party thereto and, to the Knowledge of the Company, the other parties thereto, and enforceable in accordance with its terms against the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, except to the extent that (A) the failure to be so enforceable has not been material to the Company and its Subsidiaries taken as a whole or (B) such enforcement may be limited by the Enforceability Exceptions. Each Lease Agreement constitutes and arose out of a bona fide business transaction entered into by the Company in the ordinary course of business in compliance in all material respects with applicable Laws. Except in connection with the Credit Facilities, the Longtrain III Facility or the RMTA, the Company’s and its Subsidiaries’ rights under each Lease Agreement have not been assigned and are not subject to a participation agreement, subordination agreement or intercreditor agreement.

(b)   Other than accommodations made to lessees or obligors under Lease Agreements in the ordinary course of business that are not, individually or in the aggregate, material, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have made any material agreement or waiver, or reached any material understanding with any obligor, in respect of a Lease Agreement for any material variation from the written terms of such Lease Agreement relating to the term or rent whatsoever, or, to the extent material, relating to any other provision thereof.

(c)   As of the date of this Agreement, no Material Lessee has expressed in writing to the Company or any of its Subsidiaries its current intention to cancel or otherwise terminate the relevant Material Lease Agreement, other than in accordance with the scheduled expiration of such Material Lease Agreement.

(d)   Section 3.27(d) of the Company Disclosure Letter sets forth a true, correct and complete report as of the date hereof of all delinquencies under the Material Lease Agreements with respect to which the obligor thereunder is delinquent in the payment of any scheduled payment thereunder by more than sixty (60) days, except for (i) delinquencies subject to dispute, (ii) in respect of rent abatements or similar credits otherwise permitted under the applicable Lease Agreement or (iii) individual delinquencies in an amount less than $50,000.00.

(e)   To the Knowledge of the Company, no Person has an option to purchase any rolling stock or railcars for a fixed amount less than the amount set forth in the Lease Agreement covering such rolling stock or railcars.

(f)   As of the date hereof, there are no disputes with Material Lessees regarding the return or rental of rolling stock or railcars owned or leased (as lessee) by or on behalf of the Company and its Subsidiaries, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(g)   To the Knowledge of the Company, no obligor with respect to any Material Lease Agreement has any valid offset, deduction, defense or counterclaim with respect to its payment obligations under the corresponding Lease Agreement and none has been asserted in writing by any such obligor.

(h)   To the Knowledge of the Company, no Material Lessee is the subject of any bankruptcy, reorganization or similar proceeding.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1   Organization, Standing and Power.

(a)   Parent (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b)   When formed, Merger Sub (i) will be a corporation duly organized, validly existing and in good standing under the Laws of the State of North Dakota, (ii) will have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as then being conducted and (iii) will be duly qualified or licensed to do business and will be in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(c)   Parent has previously furnished to the Company (i) a true and complete copy of the Organizational Documents of Parent as amended to the date of this Agreement, and as so delivered is in full force and effect and (ii) the form of Organizational Documents of Merger Sub. Parent is not, and when formed Merger Sub will not be, in violation of any provision of its Organizational Documents.

4.2   Authority. Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Transactions have been duly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent is necessary to approve this Agreement or to consummate the Transactions, other than the filing of the Articles of Merger with the North Dakota Secretary of State as required by the NDBCA. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company, will constitute a valid and binding obligation of Parent enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions). No approval of the holders of the Equity Interests of Parent is required to consummate the Transactions.

4.3   No Conflict; Consents and Approvals.

(a)   The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Parent and the consummation by Parent of the Transactions, do not and will not (i) conflict with or violate the Organizational Documents of Parent, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or by which any of its properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which Parent is a party or by which Parent or any of its properties are bound, or (iv) conflict with any condition to the Financing, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Parent, and the consummation by Parent of the Transactions, does not and will not require Parent to obtain any consent, approval, Order, authorization or permit of, action or waiver by, or to make any filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of the NASDAQ, (iv) the filing with the North Dakota Secretary of State of the Articles of Merger as required by the NDBCA, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)   To the Knowledge of Parent, there is no dispute or conflict arising from its status as Parent that would reasonably be expected to have a Parent Material Adverse Effect. Parent has not entered into any agreement that would reasonably be expected to have a Parent Material Adverse Effect.

4.4   Litigation. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its properties by or before any Governmental Entity, and (b) Parent is not subject to any outstanding judgment, Order, injunction, rule or decree of any Governmental Entity.

4.5   Ownership of Company Shares. Neither Parent nor any Subsidiary of Parent beneficially owns any Company Shares as of the date hereof. None of the requirements or restrictions of any Takeover Laws enacted in any state in the United States applies to this Agreement or to any of the Transactions, including the Merger.

4.6   Solvency of Parent. Assuming the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, immediately following the Effective Time and after giving effect to the Transactions (including the Merger), taking into account the financing necessary in order to consummate the Merger, and assuming (a) the Company is Solvent immediately prior to the Effective Time, (b) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions (if permitted by applicable Law), and (c) the most recent financial forecasts of the Company made available to Parent as of the date hereof have been prepared in good faith upon assumptions that were believed by the Company to be reasonable at the time of preparation, each of (x) Parent and (y) the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole, will be Solvent.

4.7   Financing.

(a)   Parent understands and acknowledges that the obligations of the Parent and Merger Sub to consummate the Transactions are not in any way contingent upon or otherwise subject to the Parent’s consummation of any financing arrangement, the Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Parent.

(b)   Parent has delivered to the Company true, complete and correct copies of (i)(1) the fully executed commitment letter, dated as of the date hereof (including all exhibits, annexes, schedules and term sheets attached thereto, the “OpCo Debt Commitment Letter”), among Credit Suisse AG, Credit Suisse Loan Funding LLC and Parent, pursuant to which the Parent Financing Sources party thereto have agreed, on the terms and subject to the conditions set forth therein, to provide Parent with debt financing in the amounts set forth therein, the proceeds of which are to be used to fund the Transactions and fees in connection with such debt financing (the “OpCo Debt Financing”), (2) the fully executed warehouse facility commitment letter, dated as of the date hereof (including all exhibits, annexes, schedules and term sheets attached thereto, the “AssetCo Debt Commitment Letter” and, together with the OpCo Debt Commitment Letter, the “Debt Commitment Letters”; the Debt Commitment Letters together with the Equity Commitment Letter, the “Financing Commitment Letters”), between Credit Suisse AG, Cayman Islands Branch and the Parent, pursuant to which the Parent Financing Sources party thereto have agreed, on the terms and subject to the conditions set forth therein, to provide Parent with debt financing in the amounts set forth therein, the proceeds of which are to be used to fund the Transactions (the “AssetCo Debt Financing” and, together with the OpCo Debt Financing, the “Debt Financing”; the Debt Financing, together with the Equity Financing, the “Financing”), and (3) the fully executed fee letters relating to each of the Debt Commitment Letters; provided that the fee amounts, flex provisions and other economic terms (other than any such term that would (x) reduce the aggregate amount of the Debt Financing or (y) impose any additional conditions or other contingencies (or otherwise amend, modify or expand any conditions or other contingencies in a manner adverse to Parent) or adversely affect the availability or timing of the funding of the Debt Financing) may be redacted in a customary manner; and (ii) the Equity Commitment Letter, which provides, and shall continue to provide, that the Company is a third party beneficiary thereto with respect to the provisions specified therein.

(c)   As of the date hereof, each of the Financing Commitment Letters is in full force and effect and is a legal, valid, binding and enforceable obligation of Parent (to the extent party thereto) and, to the Knowledge of

Parent, the other parties thereto, in each case subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto (in the case of the Debt Commitment Letters only), each of the Financing Commitment Letters is enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, none of the Financing Commitment Letters have been amended, supplemented or modified in any respect, and the respective commitments contained therein have not been withdrawn, terminated, rescinded or otherwise modified in any respect, nor, to Parent’s Knowledge, is any such amendment, supplement, modification, withdrawal, termination or rescission currently contemplated or the subject of discussions (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed a Debt Commitment Letter as of the date hereof, in each case, as contemplated by and in accordance with such Debt Commitment Letter; provided, however, that (i) any such added lender, lead arranger, bookrunner, syndication agent or other similar entity is a Qualified Bank, and (ii) in no event shall the addition of any such lender, lead arranger, bookrunner, syndication agent or other similar entity reduce the aggregate amount of the Debt Financing to be funded on the Closing Date (including by increasing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Commitment Letters (unless, in each case, the amount of the Equity Financing has been increased by a corresponding amount, or the Company has given its prior written consent thereto)). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or material breach on the part of Parent or, to the Knowledge of the Parent, any other party thereto under any Financing Commitment Letter. As of the date hereof, Parent is not aware of any fact, event or other occurrence that makes any of the representations and warranties of Parent in any Financing Commitment Letter inaccurate in any material respect. There are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount of the Financing (including any flex provisions) other than the conditions precedent set forth in the Financing Commitment Letters and, as of the date hereof, Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the full amount of the Financing will not be made available to Parent on the Closing Date. Other than the Financing Commitment Letters, there are no side letters or other Contracts, arrangements or understandings (written or oral) directly or indirectly related to the Financing (except for customary fee letters, engagement letters relating to the Debt Financing and non-disclosure agreements, none of which impact the conditionality, timing or amount of the Financing) which could adversely impact the timing or availability of the Financing, including without limitation, by providing for additional or different conditions to the timing or availability of the Financing not otherwise contained in the Financing Commitment Letters. There is no condition to the Financing the satisfaction of which would prevent the satisfaction of the conditions set forth in Sections 6.1, 6.2, and 6.3 hereof, and there is no condition set forth in Sections 6.1, 6.2, or 6.3 hereof the satisfaction of which would prevent the satisfaction of a condition to the Financing. Upon the funding of the Financing in accordance with and subject to its terms and conditions (including after giving effect to any pricing flex that results in OID, if exercised), the aggregate proceeds of the Financing, together with other unrestricted cash and cash equivalents on hand of Parent on the Closing Date, are, and will be, in an amount sufficient to (i) consummate the Closing upon the terms contemplated by this Agreement, (ii) pay all other amounts payable by Parent or its Affiliates pursuant to the other Ancillary Agreements to which any such Person is a party, (iii) pay all related fees and expenses of Parent and its Affiliates and Representatives, and (iv) to the extent any other amounts are required to be paid by the Parent on the Closing Date to consummate the Transactions, pay all such other amounts (including refinancing or repayment of any debt contemplated by this Agreement). As of the date hereof, Parent or its Affiliates have fully paid, or caused to be paid, any and all commitment fees and any and all other fees and expenses, in each case as are required to be paid on or before the date hereof pursuant to the terms of the Financing Commitment Letters.

4.8   Ownership of Merger Sub. When Merger Sub is formed and at the Effective Time, all of the issued and outstanding Equity Interests of Merger Sub will be owned directly or indirectly by Parent. Merger Sub is being formed solely for purposes of the Merger.

4.9   Brokers. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such Subsidiary of Parent has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Article 5
COVENANTS

5.1   Conduct of Business.

(a)   Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except (w) as set forth in Section 5.1(a) of the Company Disclosure Letter, (x) to the extent required by applicable Law, (y) as otherwise expressly required by any other provision of this Agreement or the Ancillary Agreements, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business, and (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations; provided, however, that no action relating to the subject matter of any of the clauses of Section 5.1(b) that is permitted to be taken by the Company or its Subsidiaries under Section 5.1(b) without Parent’s consent shall be deemed a breach of this Section 5.1(a).

(b)   Without limiting the foregoing, except (x) as set forth in the applicable subsection of Section 5.1(b) of the Company Disclosure Letter, (y) to the extent required by applicable Law, or (z) as otherwise expressly required or explicitly contemplated by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (which consent, in the case of clauses (iii), (x), (xi), (xii), (xiv), (xvii) and (xxi) shall not be unreasonably withheld, conditioned or delayed):

(i)   amend or otherwise change or waive any provision of its Organizational Documents;

(ii)   issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or grant to any person any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries;

(iii)   (x) sell, pledge, dispose of, transfer, encumber or otherwise impose any Lien on any unit of rolling stock or railcar asset included on the Railcar Tape or otherwise leased by the Company or any of its Subsidiaries as lessor, except (I) the sale or disposal of railcars as a result of a casualty event, (II) between the Company and its Subsidiaries, (III) pursuant to any extension or amendment of the Credit Facilities permitted by this Section 5.1 (including by virtue of a disclosure in the Company Disclosure Letter) or (IV) the re-lease, in the ordinary course of business, of any unit of rolling stock or railcar that comes off-lease between the date of this Agreement and the Closing or (y) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber or otherwise impose any Lien on any other property or assets of the Company or any of its Subsidiaries (for the avoidance of doubt, other than any unit of rolling stock or railcar asset included on the Railcar Tape or otherwise leased by the Company or any of its Subsidiaries), except: (A) as required by the express terms of any Contract in effect as of the date hereof, (B) the sale or disposition of such property or assets with a fair market value not in excess of $1,000,000 individually or in the aggregate, (C) the sale of inventory (including railcars and including the sale of obsolete, worn-out or immaterial assets for scrap) in the ordinary course of business or the leasing of railcars in the ordinary course of business (it being agreed that any Contract or series of related Contracts for the sale or lease of more than 700 railcars shall be regarded as not being in the ordinary course of business), (D) solely with respect to assets being sold, pledged, disposed of, transferred, leased or licensed in connection with renovations and improvements contemplated by the capital expenditures permitted by Section 5.1(b)(xi), (E) to or from any Subsidiary of the Company, (F) pursuant to any extension or amendment of the Credit Facilities permitted by this Section 5.1 (including by virtue of a disclosure in the Company Disclosure Letter) or (G) encumbrances and pledges in order to maintain compliance with the Credit Facilities and the Longtrain III Facility;

(iv)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise) with respect to any of its capital stock or other Equity Interests, except for (A) cash dividends paid or cash distributions made by direct or indirect wholly-owned Subsidiaries’ of the Company to the Company or another wholly-owned Subsidiary of the Company or (B) an ordinary cash dividend paid by the Company (1) in an amount that is not greater than $0.40 per share and (2) no earlier than December 17, 2018, except that the Company may not pay any dividend under clause (B) of this Section 5.1(b)(iv) unless it has complied with its obligation to file the Information Statement as provided in the first sentence of Section 5.4(b) and its obligation to make or cause to be made all required HSR Act Notifications as provided in the first sentence of Section 5.4(c);

(v)   reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(vi)   merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vii)   acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any Person (or any business line or division thereof) or assets, other than acquisitions of inventory and materials in the ordinary course of business or capital expenditures permitted under Section 5.1(b)(xi);

(viii)   other than extensions of credit to customers in the ordinary course of business, including leases of railcars in the ordinary course of business and to the extent required to avoid an event of default under the Longtrain III Facility, make any loans, advances or capital contributions to, or investments in, any other Person;

(ix)   incur any Indebtedness, issue any debt securities or guarantee any obligation of any Person, other than (A) interest or fees incurred or accrued under the Credit Facilities or the Longtrain III Facility or (B) in connection with letters of credit or bonds issued by, or at the request of, the Company or one of its Subsidiaries to Governmental Entities in the ordinary course of business and in connection with workers compensation Laws;

(x)   terminate, cancel or renew, or agree to any material amendment to, any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract other than (A) in the ordinary course of business that does not involve payments to, or by, the Company or any of its Subsidiaries in excess of $1,000,000 per year, including, without limitation, renewals or extensions of Contracts that have expired or terminated or will expire or terminate in accordance with their terms, and provided that performance of such Contract could not reasonably be expected to impair or delay the Closing, (B) change orders or purchase orders entered into in the ordinary course of business and that are either contemplated by existing Company Material Contracts or are not material to the Company or any of its Subsidiaries, (C) as set forth in Section 5.1(b)(x) of the Company Disclosure Letter, and (D) renewals of leases in the ordinary course of business on market terms then in effect;

(xi)   make (A) capital expenditures in 2018 in excess of the Company’s capital expenditure budget for 2018 or (B) capital expenditures in 2019 in excess of 125% of the capital expenditure budget for 2018 multiplied by the number of months then elapsed in 2019;

(xii)   except to the extent required by the existing terms of any Company Plan disclosed in Section 3.12(a) of the Company Disclosure Letter as in effect as of the date hereof: (A) increase or commit to increase the compensation or benefits payable or to become payable to any employee, independent contractor, director or officer of the Company or its Subsidiaries; (B) enter into, establish, adopt, or become obligated to contribute to any new arrangement that if in effect on the date hereof would be a Company Plan or materially amend any Company Plan; (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, or take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any compensation or benefit plan; (D) grant any equity-based or equity-linked awards; (E) enter into, renew or renegotiate the terms of, any collective bargaining agreement, or any works council, labor union or similar agreement or arrangement or become obligated to contribute to any Multiemployer Plan; (F) terminate, promote or change the title of any employee or other service provider (retroactively or otherwise) with annual compensation in excess of $100,000; or (G) hire or make an offer to hire any new employee, officer, director or individual consultant with annual compensation in excess of $100,000, except to fill a position set forth in Section 5.1(b)(x) of the Company Disclosure Letter;

(xiii)   make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(xiv)   compromise, settle or agree to settle any Proceeding other than (A) compromises, settlements or agreements of Proceedings (excluding Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries and such monetary damages are within the respective deductible provided by the applicable insurance policy held by the Company or its Subsidiary, as applicable, or (B) accommodations made to lessees or obligors under Lease Agreements or other customers under any Contracts, in each case, in the ordinary course of business that are not, individually or in the aggregate, material;

(xv)   directly or indirectly cancel, terminate, amend or modify, or fail to maintain, any insurance policies on which the Company or any of its Subsidiaries are named as insureds or additional insureds or which cover the Company or any of its Subsidiaries and their respective operations, business, properties or assets (including railcars), directors, officers, managing members (or equivalent positions) and employees (however, in the event that any such policy shall be cancelled, terminated, amended, modified or shall not be maintained, the Company shall procure substantially similar substitute insurance policies in at least such amounts and against such risks as are currently covered by such policies);

(xvi)   enter into any new line of business in any geographic area where such business is not conducted by the Company and its Subsidiaries, or materially change the operations or business plan for any existing line of business or abandon or discontinue any existing material line of business, in each case as of the date hereof;

(xvii)   make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, surrender any right to claim a material refund of Taxes (other than by the passage of time), settle or compromise any material Tax claim or liability or claim for a refund of Taxes, change any material annual Tax accounting period, enter into any material closing agreement or other material written binding agreement relating to Taxes or any material Tax sharing agreement, file any material Tax Return other than one prepared in a manner consistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business);

(xviii)   enter into any agreement with the Pension Benefit Guaranty Corporation or any trustee of a defined benefit pension plan in respect of any Controlled Group Plan that would result in a payment being required to be paid by the Company or any of its Subsidiaries;

(xix)   form any Subsidiary, or enter into any joint venture, partnership or similar arrangement;

(xx)   execute any instruments which materially adversely affect title to the Company Real Property or otherwise enter into, consent to or record any instrument against any Company Real Property which has a material adverse effect upon the ability of Parent or the Surviving Corporation or their respective designees or tenants to carry on business at such Company Real Property after the Closing in substantially the same manner as carried on by the Company and its Subsidiaries as of the date hereof;

(xxi)   (x) sell, lease, sublease, license, mortgage, pledge or otherwise encumber with any Lien (other than Permitted Liens) any of the Company Owned Real Property, (y) enter into any agreement or commitment for the purchase, acquisition, sale, lease, sublease, license, sublicense, occupancy or other direct or indirect transfer of any real property other than (A) any such agreement or commitment in the ordinary course of business for an amount not in excess of $100,000 annually or (B) Contracts entered into in the ordinary course of business for the storage of railcars or rolling stock that are not material, or (z) materially amend or modify, or voluntarily terminate or rescind, exercise or decline any material option, or request or grant any material waiver under, any Company Lease;

(xxii)   terminate, cancel or agree to any material amendment to (other than renewals), any Lease Agreement, other than (A) as set forth in Section 5.1(b)(x) of the Company Disclosure Letter, (B) Contracts entered into in the ordinary course of business for the storage of railcars or rolling stock that are not material, or (C) accommodations made to lessees or obligors under Lease Agreements in the ordinary course of business that are not, individually or in the aggregate, in excess of $100,000, and that do not modify the term or rates payable under any Lease Agreement; or

(xxiii)   authorize or enter into any Contract, or otherwise make any commitment, to do any of the foregoing.

(c)   Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.

5.2   Access to Information; Confidentiality; Title and Survey.

(a)   From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Parent and its Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the Company Real Property and to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof (including for purposes of conducting non-invasive environmental assessments) and (ii) promptly furnish such information concerning the business, properties (including the Company Real Property), Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), or (B) breach, contravene or violate any applicable Law.

(b)   Parent agrees that it will not, and will cause its Subsidiaries and Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Transactions. The confidentiality agreement, dated as of November 2, 2017, by and between the Company and ITE Management L.P. (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives, and Parent agrees to be bound by the terms and conditions thereof as if it was an original signatory thereto.

(c)   Parent may order (i) title reports and/or owner’s and/or lender’s title insurance policies from a nationally recognized title company (the “Title Company”) with respect to any of the Company Owned Real Property, (ii) surveys of the Company Owned Real Property from one or more licensed surveyors, and (iii) other reports or documents in respect of the Company Real Property customarily obtained by purchasers of real property, including, without limitation, environmental reports, property condition reports, and/or zoning reports (collectively, the “Title Documents”). The Company and its Subsidiaries shall use commercially reasonable efforts in cooperating with Parent, the Title Company, the surveyors, and any other service providers in connection with Parent’s efforts to obtain the Title Documents, including by providing access to such Company Owned Real Property (subject to this Section 5.2), and providing documentation in the possession or control of the Company and its Subsidiaries related to the Company Owned Real Property to the extent same is reasonably requested by Parent and/or the Title Company; provided, however, Company’s prior written consent shall be required for any environmental investigations which involve invasive or destructive testing of the Company Owned Real Property or any portion thereof.

5.3   No Solicitation.

(a)   Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Affiliates and its and their respective Representatives not to, on behalf of the Company, directly or indirectly (i) initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal or (ii) participate in any negotiations regarding, or furnish any Third Party any non-public information relating to the Company or its Subsidiaries, in connection with an Acquisition Proposal. The Company shall, and shall cause its Affiliates and Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussion or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Affiliates to return or destroy (and confirm destruction of) all such information. Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) if an Acquisition Proposal has been publicly disclosed, fail, within three (3) days of the request of Parent, to publicly recommend against such Acquisition Proposal in accordance with Section 5.3(e), (iv) approve, authorize, cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Acquisition Proposal (a “Company Acquisition Agreement”), or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (v) of this sentence, a “Change of Board Recommendation”).

(b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the Written Consent Effective Time (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that did not result from a violation of Section 5.3(a) and the Company, its Affiliates and its and their Representatives are not in willful and material breach of this Section 5.3 and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, based on information then available and after consultation with outside counsel and based on financial analyses believed to be reasonable by the Company Board, that such Acquisition Proposal constitutes, or would be reasonably expected to result in, a Superior Proposal and the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law or the Agreed Upon Standard, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly (within 24 hours) provide Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such person or its Representatives unless such information has been previously provided or made available to Parent and (y) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal.

(c)   The Company shall promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries made in connection with an Acquisition Proposal or request for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries made in connection with an Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including its material terms and conditions), and whether the Company has furnished non-public information to, or entered into negotiations or discussions with, such Third Party. Without limiting the foregoing, the Company shall keep Parent promptly informed (and in any event within 24 hours) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof) and shall provide to Parent within 24 hours after receipt thereof all copies of any material correspondence and written materials received by the Company from the Persons making such Acquisition Proposal. The Company agrees that it and its Subsidiaries will not take any action that would prohibit the Company or any of its Subsidiaries from complying with their respective obligations under this Section 5.3.

(d)   Notwithstanding anything to the contrary contained in Section 5.3(a), if (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that does not result from a violation of Section 5.3(a) and such Acquisition Proposal has not been withdrawn, (ii) the Company, its Affiliates and its and their Representatives are not in willful and material breach of this Section 5.3, and (iii) the Company Board (or any duly authorized committee thereof) determines in good faith after consultation with outside legal counsel and based on financial analyses believed to be reasonable by the Company Board, that such Acquisition Proposal constitutes a Superior Proposal and failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law or the Agreed Upon Standard, the Company Board may at any time prior to the Written Consent Effective Time, effect a Change of Board Recommendation with respect to such Acquisition Proposal, subject to the requirements of this Section 5.3(d). For the avoidance of doubt, except as otherwise expressly provided in the Written Consent, a Change of Board Recommendation shall have no effect on the effectiveness of the Written Consent. The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) unless:

(i)   the Company shall have provided to Parent at least five (5) Business Days’ prior written notice (such period and any period commenced by a new written notice delivered pursuant to the last sentence of Section 5.3(d)(iii), the “Notice Period”) of the Company’s intention to take such actions, which notice shall specify, in reasonable detail, the basis for such Change of Board Recommendation, the identity of the Third Party making such Superior Proposal, the material terms and conditions of such Superior Proposal, and shall include a copy of the applicable Company Acquisition Agreement and any other material documents with respect thereto;

(ii)   during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(iii)   at the end of such Notice Period, the Company Board (or a duly authorized committee thereof) shall have considered in good faith any proposed amendments or modifications to this Agreement, including a change to the price terms hereof and thereof and the other agreements contemplated hereby that may be offered by Parent (the “Proposed Changed Terms”) no later than 6:00 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith after a consultation with outside legal counsel that the Superior Proposal continues to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect (except that the Company Board (or a duly authorized committee thereof) may have regard to whether the terms of the Financing are sufficient to fund the Proposed Changed Terms). In the event of any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal, then the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(d) (which shall apply mutatis mutandis) with respect to such new written notice.

(e)   Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith after consultation with outside legal counsel that the failure to make such disclosure would reasonably be expected to breach its fiduciary duties or violate applicable Law; or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that in each case of clause (i), clause (ii) and clause (iii), the Company Board does not include any statement that itself would be a Change of Board Recommendation; provided further that Parent may request for the Company to publicly recommend against an Acquisition Proposal.

(f)   The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any of its Affiliates or their Representatives acting on behalf of the Company or its Affiliates shall be deemed to be a breach of this Section 5.3 by the Company.

5.4   Written Consent; Preparation of Information Statement.

(a)   In connection with the Written Consent, the Company shall take all actions necessary to comply, and shall comply in all material respects, with the NDBCA and the NDPTCA, including Section 10-35-20 thereof, the Company Charter and the Company Bylaws.

(b)   As promptly as practicable following the date hereof (and in any event within five (5) Business Days of the date hereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Merger and the Transactions (as amended or supplemented from time to time, the “Information Statement”) and shall use reasonable best efforts to have the Information Statement cleared by the SEC promptly. Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response and (ii) shall consider for inclusion in such document or response all comments reasonably proposed by Parent and its counsel.

(c)   The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and shall use reasonable best efforts to ensure that none of the information included or incorporated by reference in the Information Statement will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Information Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference therein. Parent agrees to use reasonable best efforts to ensure that none of such information will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Company’s stockholders, any information relating to the Company, Parent or any of its Affiliates, officers or directors should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(d)   The Company shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two (2) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the ten (10) day period after filing in the event the SEC does not review the Information Statement.

5.5   Appropriate Action; Consents; Filings.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions as promptly as practicable, including all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities (including, without limitation, those in connection with the HSR Act). The parties agree that the use of “reasonable best efforts” in this Section 5.5 shall include taking any and all steps necessary to obtain approval of the consummation of the Transactions by any Governmental Entity responsible for antitrust matters, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable antitrust Law that may be asserted by any Governmental Entity or any other Person so as to enable the parties hereto to close the Transactions as promptly as reasonably practicable, and in any event prior to the Outside Date, including (1) proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of either party or its Subsidiaries’ assets, properties or businesses; (2) the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements; and (3) other remedies in order to obtain such approvals and to avoid the entry of, and to avoid the commencement of litigation or other Proceedings seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other applicable Law in any suit or other Proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transaction. In addition, Parent and the Company will, and will cause each of their Subsidiaries to, defend through litigation on the merits so as to enable the parties hereto to close the Transaction as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any Governmental Entity or other Person under applicable Laws to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) or other applicable Law that would prevent or materially delay the Closing from occurring as promptly as reasonably practicable; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their obligations under the terms of this Section 5.5. Notwithstanding the foregoing or any other provision of this Agreement, no party will be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets or businesses or other remedy that is not conditioned on the consummation of the Transaction.

(b)   Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, outside counsel for the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing each such other party with copies of notices or other written substantive communications received by such party or any of their respective Subsidiaries, from any Governmental Entity and/or Third Party with respect to such Transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. With respect to the matters in this Section 5.5, Parent shall in any event control the strategy and process relating to all approvals under any antitrust or competition Law so long as Parent reasonably consults in advance with the Company and considers in good faith the views of the Company with respect thereto.

(c)   In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective Affiliates to, make or cause to be made all required HSR Act notifications within five (5) Business Days after the date of this Agreement, to the extent required. If the Company or Parent receives a request for information or documentary material from any Governmental Entity with respect to the Transactions (including, but not limited to, such requests with respect to the HSR Act), then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response which is, at a minimum, in substantial compliance with such request.

5.6   Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 being incapable of satisfaction. The making of such a notice (in and of itself) pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement and any failure to give such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7   Public Announcements. So long as this Agreement is in effect, none of the Company or Parent and Merger Sub (or any of their respective Affiliates) shall issue any press release or make any public statement with respect to the Transactions or this Agreement without the prior written consent of each other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable U.S. securities exchange, NASDAQ or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 5.3. Each of the parties may issue a press release announcing the execution and delivery of this Agreement and the consummation of the Transaction; provided that each such press release shall not be issued prior to the approval of each other party hereto. The Company shall file a Current Report on Form 8-K with the SEC attaching its press release and a copy of this Agreement as an exhibit.

5.8   Employee Benefit Matters.

(a)   From and after the Effective Time and for the period ending on the date that is six (6) months from the Effective Time (or, if earlier, until the termination of such Continuing Employee’s employment), Parent shall (i) provide or cause its Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who remains employed by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time (each a “Continuing Employee”) base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the Effective Time and (ii) provide or cause its Subsidiaries, including the Surviving Corporation, to provide benefits (including target annual cash bonus opportunity but excluding equity-based or equity-linked compensation or benefits, and excluding any pension or other retiree benefits) to each Continuing Employee that, taken as a whole, have a value that is substantially comparable in the aggregate as such benefits provided to similarly-situated employees of Parent and its Subsidiaries, or provided to such Continuing Employee immediately prior to the Effective Time, as determined by Parent in its discretion; provided, however, that with respect to Continuing Employees who are subject to collective bargaining agreements, compensation and benefits shall be provided in accordance with the applicable collective bargaining agreements.

(b)   With respect to benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, for all purposes, including determining eligibility to participate, vesting and benefit accruals (including any vacation and paid time off accruals), each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation where length of service is relevant; provided, however, that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, (ii) with respect to a newly established plan for which prior service is not taken into account or with respect to any equity-based compensation, or (iii) to the extent that such recognition would result in benefit accruals with respect to any defined benefit plan.

(c)   Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to take reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their covered family members) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to take reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments / co-insurance, deductibles, out-of-pocket maximums and similar expenses incurred by each Continuing Employee (and his or her covered family members) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and out-of-pocket maximum under the relevant welfare benefit plans in which such Continuing Employee (and family members) will be eligible to participate from and after the Effective Time.

(d)   From and after the Effective Time through the end of the calendar year 2018, Parent shall, or shall cause the Surviving Corporation to, honor and continue the Company’s Management Incentive Plan for Fiscal Year 2018 (the “2018 MIP”) as in effect immediately prior to the Effective Time in accordance with its terms. Parent shall pay, or shall cause the Surviving Corporation to pay, to eligible Company Employees cash bonuses under the 2018 MIP for calendar year 2018 in the ordinary course (and at the time ordinarily paid) based on actual results for such year.

(e)   Without limiting the generality of Section 8.9, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no current or former employee (including any Continuing Employee), director or consultant of the Company or its Subsidiaries (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) the Surviving Corporation or any of their respective Affiliates to continue any Company Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Plans or other employee benefit plans, programs or Contracts.

(f)   The Company and its Subsidiaries shall timely satisfy any required notifications and/or consent requirements of any works councils or other labor or employee organizations, as may be required under applicable Law or any collective bargaining or similar labor agreement, in each case in connection with this Agreement or the Transactions.

5.9   Indemnification.

(a)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the Indemnitee to whom expenses are advanced provides an undertaking, in customary form, to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter), to the extent provided in (i) the Company Charter, the Company Bylaws or similar Organizational Documents of any Subsidiary of the Company in effect as of the date of this Agreement or (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement that is listed on Section 5.9 of the Company Disclosure Letter, to each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission by such Indemnitee relating to his or her position with the Company or its Subsidiaries, occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions. In the event of any such Proceeding, Parent and the Surviving Corporation shall have the right to control the defense thereof, and each Indemnitee shall reasonably cooperate with the Surviving Corporation in the defense of any such Proceeding; provided, however, that it is understood and agreed that Parent and the Surviving Corporation shall not be able to control the defense of any such Proceeding as it relates to any member of the Company Board.

(b)   Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar Organizational Documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Letter shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar Organizational Documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Letter, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)   For six (6) years from and after the Effective Time, Parent shall cause to be maintained for the benefit of those persons that are directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, directors’ and officers’ liability insurance and fiduciary liability insurance that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best coverage that is then available; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. Nothing in this Section 5.9(c) will require Parent to duplicate coverages that have been procured by the Company prior to the Closing Date.

(d)   In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assignee shall expressly assume the obligations set forth in this Section 5.9.

(e)   The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar Organizational Documents in effect as of the date of this Agreement or in any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Letter. From and after the Effective Time, the obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10   Parent Agreements Concerning Merger Sub. Parent shall take all actions necessary or advisable to cause Merger Sub to perform its covenants, agreements and obligations under this Agreement in accordance with the terms hereof. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.

5.11   Takeover Statutes. If any Takeover Law becomes applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, or if the Company has or is deemed to have adopted or otherwise become subject to any “anti-takeover provision” as such term is defined in North Dakota Century Code Section 10-35-26 sub. 2., then the Company and the Company Board shall grant such approvals and take all commercially reasonable actions as may be necessary so the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to render such Takeover Law or “anti-takeover provision” inapplicable to this Agreement, the Merger and the other Transactions.

5.12   Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the Transactions and any other dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-5 promulgated under the Exchange Act.

5.13   Stockholder Litigation. The Company shall notify Parent and keep Parent informed of, and cooperate with Parent in connection with, and give Parent reasonable opportunity to participate in the defense or settlement of, any stockholder litigation against the Company and/or its directors and officers relating to the Transactions, including the Merger and the Transactions (“Transaction Litigation”), and no such settlement of any Transaction Litigation shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any Transaction Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof. Notwithstanding anything to the contrary in this Section 5.13, any Proceeding relating to Dissenting Shares shall be governed by Section 2.3.

5.14   NASDAQ Listing and SEC Registration. The Company will use its reasonable best efforts to cooperate with Parent to cause the Company Shares to cease to be listed on the NASDAQ and to be deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

5.15   Company Indebtedness. The Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate (i) the termination of commitments, repayment in full of all outstanding loans or other obligations, after the repayment in full and the required filing of such documentation as may be required with Surface Transportation Board of the United States and the Registrar General Canada, release of any Liens securing such loans or obligations and guarantees in connection therewith, and replacement of or cash collateralization of any issued letters of credit in respect of, the Credit Facilities on or before the Closing Date and (ii) to the extent reasonably requested in writing by Parent no later than ten (10) Business Days prior to the Closing Date with respect to any Indebtedness (other than Indebtedness in respect of the Credit Facilities or the Longtrain III Facility) incurred by the Company or any of its Subsidiaries after the date hereof in compliance with Section 5.1(b)(ix) (it being understood that the Company shall promptly, and in any event no later than ten (10) Business Days prior to the Closing Date, notify Parent in writing of the amount of any such Indebtedness incurred or to be incurred and expected to be outstanding on the Closing Date), repayment in full of all obligations in respect of such Indebtedness and, after the repayment in full and the required filing of such documentation as may be required with Surface Transportation Board of the United States and the Registrar General Canada, release of any Liens securing such Indebtedness and guarantees in connection therewith, in each case, on the Closing Date. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to deliver to Parent, no later than one (1) Business Day prior to the Closing Date, (a) payoff letters with respect to the Credit Facilities and, to the extent reasonably requested by Parent in writing no later than ten (10) Business Days prior to the Closing Date, any Indebtedness incurred by any of the Company and its Subsidiaries (other than in respect of the Longtrain III Facility) after the date hereof in compliance with Section 5.1(b)(ix) (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the Persons, or the applicable agent on behalf of the Persons, to which such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, (i) include the payoff amount and (ii) provide for all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, upon the payment of the amount set forth in the applicable Payoff Letter on or prior to the Closing Date and the required filing of such documentation as may be required with Surface Transportation Board of the United States and the Registrar General Canada, to be released and terminated and (b) the forms of any documents required to evidence the release of any Liens described in the foregoing clause (a)(ii), in recordable form, as applicable.

5.16   Financing; Financial Statements.

(a)   Prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use their respective commercially reasonable efforts to provide Parent on a timely basis, at Parent’s sole expense, such customary or necessary cooperation as is reasonably requested by Parent, upon reasonable advance notice, in connection with the Debt Financing (including Parent’s and the Parent Financing Sources’ arrangement, marketing, syndication and negotiation thereof), including, without limiting the generality of the foregoing, to:

(i)   cause appropriate members of senior management of the Company (including the chief financial officer and chief executive officer, if requested) to participate, during normal business hours and upon reasonable advance notice, in a reasonable number of meetings, calls, presentations, road shows, due diligence sessions and sessions with rating agencies as reasonably requested by Parent, including facilitating, at reasonable times and upon reasonable advance notice, a reasonable amount of direct contact between members of senior management of the Company and the Parent Financing Sources and otherwise reasonably cooperating with the marketing efforts of Parent and the Parent Financing Sources for the Debt Financing;

(ii)   provide all reasonably requested information concerning the Company and its Subsidiaries (including identification of all rolling stock owned by the Company and its Subsidiaries and copies of all leases and other material Contracts relating to rolling stock owned by the Company and its Subsidiaries with such redactions as may be deemed necessary in the Company’s reasonable discretion) with respect to Parent’s preparation of and, if requested by Parent, assist Parent in Parent’s preparation of, customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any such memoranda or prospectuses may, at the election of Parent, contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iii)   furnish Parent with customary financial and other information regarding the Company and its Subsidiaries including non-public information, projections (that do not give effect to the Financing or the other Transactions) and financial information necessary for Parent to prepare customary pro forma financial statements and projections that give effect to the Financing and the other Transactions, as may be reasonably requested by Parent for Parent Financing Source diligence or to cooperate with Parent in Parent’s preparation of any offering memorandum, confidential information statement, lender presentation and other materials contemplated by the Debt Commitment Letters;

(iv)   in the event the Debt Financing includes an offering of debt securities, request customary accountants’ comfort letters (including providing any necessary management representation letters in respect thereto);

(v)   if requested by Parent, cooperate with and assist Parent in Parent’s obtaining customary legal opinions, certificates, appraisals, surveys, title insurance, owner affidavits for title insurance, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments and other documentation and items relating to the Debt Financing as reasonably requested by Parent;

(vi)   provide reasonable or customary participation by appropriate senior management of the Company in Parent’s negotiation and preparation of the documentation relating to the Debt Financing (including, if necessary, the related “flex” provisions);

(vii)   take such actions, as may be reasonably requested by Parent that are reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to perform customary due diligence of the Company and its Subsidiaries, including, promptly, and in any event no later than five (5) Business Days prior to the Closing Date, providing any documentation or information related to the Company and its Subsidiaries that the Parent Financing Sources have determined to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and 31 C.F.R. § 1010.230, and (B) establish bank and other accounts and blocked account agreements and lockbox arrangements in connection with the foregoing; provided that any such accounts and arrangements shall be effective no earlier than the Closing Date;

(viii)   if requested by Parent, cooperate with and assist Parent in Parent’s obtaining customary railcar Lien searches, and provide customary payoff letters and Lien releases (subject, in each case, to receipt of funds from Parent sufficient to make such repayments), including the Payoff Letters and Lien releases required by Section 5.15, in accordance with the terms thereof;

(ix)   provide customary authorization letters to the Parent Financing Sources authorizing the distribution of information to prospective lenders (including customary material non-public information representations) which shall be reasonably acceptable to the Company in all respects;

(x)   promptly provide Parent (and permit Parent to provide to the Parent Financing Sources) the Required Information and update any provided Required Information as may be necessary for such Required Information to remain current and satisfy the requirements set forth in the definition of “Required Information”;

(xi)   allow the Parent Financing Sources to have access to the existing lending relationships of the Company and its Subsidiaries;

(xii)   consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries;

(xiii)   inform Parent if the chief executive officer, chief financial officer, or treasurer of the Company shall have actual knowledge of any facts that such officer believes would reasonably be expected to require the restatement of any financial statements of the Company (including any financial statements of the Company that are included in the Required Information) in order for such financial statements to comply with GAAP;

(xiv)   cause any appropriate officer of the Company or its Subsidiaries who is continuing in such capacity for the Surviving Corporation to execute and deliver in their capacity as an officer of the Surviving Corporation (or an officer of a Subsidiary of the Surviving Corporation after the Closing) as of (but not before) the Closing any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate, to be addressed to and delivered to Parent, of a chief financial officer of the Company with respect to solvency matters substantially in the form attached as Exhibit A to Annex III of the OpCo Debt Commitment Letter, except that such certificate shall be with respect to the Company (and not Parent) as of immediately prior to the Closing and without giving effect to the Financing or the other Transactions) and otherwise facilitate the pledge of collateral; and

(xv)   assist Parent with obtaining waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts to the extent such material leases, encumbrances and Contracts require such waivers, consents and estoppels or approvals in connection with the Debt Financing.

(b)   Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.16 or otherwise in connection with the Debt Financing, to (i) provide any cooperation or assistance to the extent that it would materially interfere with the business or operations of the Company or any of its Subsidiaries; (ii) take any action that would be reasonably expected to conflict with or violate their Organizational Documents or any applicable Law or confidentiality obligation or that would be reasonably expected to result in the material contravention of, or result in a material violation or material breach of, or material default under, any Company Material Contract, or that would be reasonably expected to result in the loss of any attorney-client privilege (but only if such privilege is asserted in good faith); (iii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing, including without limitation, to incur any liability or to give any indemnities or otherwise to commit to take any action in connection therewith, in each case, which would be effective prior to the Closing or which would be required to be executed by any Person other than in their capacity as an officer or director of the Surviving Corporation or as an officer or director of a Subsidiary of the Surviving Corporation after the Closing; (iv) provide any cooperation, or take any action, that would reasonably be expected to cause the Company to breach any provision or fail to perform any of its obligations, or impede the Company in the exercise of any of its rights, under this Agreement or cause any condition to Closing set forth in Article 6 to fail to be satisfied; (v) cause any of their respective boards of directors (or equivalent bodies) or officers to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving the Debt

Financing, including any certificate (including any certificate or other document regarding the solvency of the Company, except as expressly contemplated by Section 5.16(a)(xiv)), document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing, in each case, which would be effective prior to the Closing or which would be required to be executed by any Person other than in their capacity as an officer or director of the Surviving Corporation or as an officer or director of a Subsidiary of the Surviving Corporation after the Closing; (vi) pay any commitment or other similar fee or reimburse any expense in respect of the Debt Financing prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent; (vii) enter into or approve any financing or purchase agreement with respect to any matter relating to the Debt Financing, in each case, which would be effective prior to the Closing or which would be required to be executed by any Person other than in their capacity as an officer or director of the Surviving Corporation or as an officer or director of a Subsidiary of the Surviving Corporation after the Closing; (viii) cause any of their officers or other authorized signatories to execute, enter into, deliver or perform any documents or agreements in connection with the Debt Financing, in each case, which would be effective prior to the Closing or which would be required to be executed by any Person other than in their capacity as an officer or director of the Surviving Corporation or as an officer or director of a Subsidiary of the Surviving Corporation after the Closing; (ix) cause any of their officers, directors or Representatives to take any action that would reasonably be expected to result in any personal liability; or (x) prepare pro forma financial statements or change any fiscal period (but without limiting the obligation of the Company to provide information to Parent for Parent to prepare pro forma financial statements as contemplated by Section 5.16(a)(iii)). For the avoidance of doubt, no action, liability or obligation in respect of the Company or any of its Subsidiaries or any of their respective Representatives under any documents or agreements related to the Debt Financing shall be effective until the Effective Time.

(c)   Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives from and against any and all damages, losses, liabilities or reasonable and documented out-of-pocket costs or expenses suffered or incurred by any of them in connection with (i) the Debt Financing, (ii) any action taken by them at the request of Parent pursuant to this Section 5.16 or in connection with the arrangement of the Debt Financing or (iii) any information utilized in connection with the foregoing. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives in connection with the cooperation of the Company and the Subsidiaries contemplated by this Section 5.16, in each case, except, but only to the extent that, any such costs or expenses result from the bad faith or willful misconduct of the Company, its Subsidiaries or their respective Affiliates and Representatives, as applicable. Nothing contained in this Section 5.16 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or guarantor with respect to the Debt Financing prior to the Closing. All non-public or other confidential information regarding the Company and its Subsidiaries provided to Parent or its Representatives pursuant to this Section 5.16 shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential lenders and investors and their respective Representatives and advisors as required in connection with the Debt Financing subject to customary confidentiality protections.

(d)   Parent shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their respective commercially reasonable efforts to, obtain and consummate the Debt Financing on the terms and conditions described in or contemplated by the Financing Commitment Letters (including any flex provisions applicable to any Debt Commitment Letter) on or before the Closing Date, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters, or on other terms reasonably acceptable to Parent and not in violation of this Section 5.16, so that such agreements are in effect no later than the Closing Date (which definitive financing agreements shall not (1) reduce the aggregate amount of the Debt Financing to be funded on the Closing Date (including by increasing the amount of fees to be paid or original issue discount (except OID resulting from the exercise of any pricing flex)) from that contemplated in the Debt Commitment Letters (unless, in each case, the amount of the Equity Financing has been increased by a corresponding amount), (2) amend, modify or supplement the conditions or contingencies to, or impose new or additional conditions to, or expand any existing condition to, the Debt Financing from that contemplated in the Debt Commitment Letters, in each case in a manner that would reasonably be expected to make it less likely that the Debt Financing will be funded on the Closing Date, (3) materially delay funding of the Debt Financing or make funding of the Debt Financing less likely to occur at the Closing, or (4) impose additional material obligations on the Company, any Company Subsidiary or their respective

Affiliates prior to Closing); (ii) satisfy on a timely basis all conditions applicable to such Debt Financing in such definitive agreements (excluding, for the avoidance of doubt, any such conditions that cannot be satisfied as a direct result of any failure of the Company to materially comply with its obligations under this Section 5.16 or the failure of the conditions set forth in Section 6.3 to be satisfied); (iii) maintain in full force and effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof until the Debt Financing is consummated; and (iv) comply with its obligations under the Debt Commitment Letters and any definitive agreements related to the Debt Financing to the extent the failure to comply with such obligations would adversely impact the amount or timing of the Debt Financing or the availability of the Debt Financing at the Closing; provided, however, if Parent has raised through alternative sources (an “Alternative Financing”) funds sufficient to consummate the Transactions, Parent shall have no obligation to arrange any such Debt Financing on the terms and conditions described in such Debt Commitment Letters or otherwise so long as (A) Parent shall promptly notify the Company of any such Alternative Financing together with a written certificate to the Company that the terms of Section 4.7 shall apply mutatis mutandis to such Alternative Financing as if it were the Debt Financing and (B) the terms and conditions of such Alternative Financing (x) that are applicable prior to or relate to the conditions to the Closing are not materially less favorable to the Company than the original Debt Financing and (y) would not reasonably be expected to prevent, impede, or cause any material delay in the consummation of the Merger as compared to the Debt Financing. In the event any portion of the Debt Financing, or if applicable any Alternative Financing, becomes unavailable, Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain promptly bridge financing, alternative debt financing or equity financing from alternative sources in an amount sufficient, together with other financial resources of Parent including unrestricted cash and cash equivalents on hand of Parent on the Closing Date (if any), to meet Parent’s obligations to pay the Aggregate Merger Consideration, refinance certain outstanding Indebtedness of the Company and its Subsidiaries in accordance with Section 5.15 and pay all fees and expenses of the Company and its Subsidiaries in connection with the Transactions. Notwithstanding anything to the contrary contained herein, it is understood and agreed that commercially reasonable efforts of Parent contemplated by this Section 5.16(d) shall be deemed to require Parent to bring Proceedings involving litigation against any source of any Debt Financing, or if applicable any Alternative Financing, and otherwise to fully enforce its rights and the counterparties’ obligations under the Debt Commitment Letters and definitive agreements related to the Debt Financing, or if applicable any Alternative Financing, in a timely and diligent manner by all available means to cause the lenders under the Debt Financing, or if applicable any Alternative Financing, to fund in accordance with their respective commitments. Parent shall provide to the Company copies of the Debt Commitment Letters, any amendments thereto, and the definitive agreements with respect to the Debt Financing, or if applicable any Alternative Financing, within a reasonable time prior to the execution thereof and shall keep the Company reasonably informed on a current basis and in reasonable detail of material developments in respect of the financing process relating thereto. In the event that Parent seeks to enforce its rights under the Debt Commitment Letters or the definitive agreements entered into in connection therewith and/or cause the financing sources to fund the Debt Financing, or if applicable any Alternative Financing (any such action, a “Financing Action”), then Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the reasonable request of the Company, shall make Parent’s employees and Representatives available to discuss the status of, and developments with respect to, the Financing Action; provided that nothing herein shall require Parent to provide any information with respect to any Financing Action that would reasonably be expected to result in the loss of any attorney-client privilege (but only if such privilege is asserted in good faith). Parent shall, as promptly as practicable, provide to the Company copies of all executed documents (including all fee letters and engagement letters (provided that the fee amounts, flex provisions and other economic terms (other than any such term that would (x) reduce the aggregate amount of the Debt Financing or (y) impose any additional conditions or other contingencies (or otherwise amend, modify or expand any conditions or other contingencies in a manner adverse to Parent) or adversely affect the timing or availability of the funding of the Debt Financing) may be redacted in a customary manner) relating to the Debt Financing.

(e)   Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Equity Financing at or prior to the Closing in accordance with its terms. Parent shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Equity Commitment Letter in a manner that would reasonably be expected to: (i) delay or prevent the Closing, (ii) modify the conditions contained in the Equity Commitment Letter or create any new condition to the Financing, in each case, in a manner that is adverse to the Parent, (iii) make it less likely that the Equity Financing will be funded on or prior to the Closing Date, (iv) change the date for termination and/or expiration of the Equity Commitment Letter to an earlier date, (v) adversely impact the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letter, (vi) adversely impact the ability of the Company to enforce its third party beneficiary rights with respect to the Equity Commitment Letter, or (vii) reduce the aggregate amount of the Equity Financing.

(f)   Except as provided elsewhere in this Section 5.16, nothing contained in this Agreement shall prohibit Parent from entering into agreements relating to the Debt Financing or the operation of Parent or, as of the Effective Time, the Surviving Corporation, including adding equity providers or operating partners (so long as any such agreements or entering into such agreements would not reasonably be expected to prevent, materially impair or delay the Closing).

(g)   Notwithstanding anything to the contrary contained herein, Parent shall have the right from time to time to amend, modify, waive or replace all or any portion of the Debt Financing; provided that no such amendment, modification, waiver or replacement, as applicable, shall, without the prior written consent of the Company (which consent shall not be unreasonably delayed, conditioned or withheld) be permitted to the extent it would reasonably be expected to (i) delay, materially impair or prevent the Closing, (ii) modify the conditions contained in the Debt Commitment Letters (the “Financing Conditions”) or create any new condition to the Financing or the Alternative Financing, as applicable (other than the Financing Conditions as in effect on the date hereof) in a manner that is adverse to Parent, (iii) reduce the aggregate net cash proceeds of the Debt Financing, (iv) change the date for termination and/or expiration of any Debt Commitment Letter to an earlier date or (v) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letters or other documentation relating to the Debt Financing prior to the Closing. Without the prior written consent of the Company, Parent shall not permit any assignment of rights or obligations under the Debt Commitment Letters or other documentation relating to the Debt Financing or, with respect to the Debt Financing, consent to the addition of additional lenders or agents if such addition would permit a reduction in the aggregate amount of the Debt Financing (it being agreed that, notwithstanding the foregoing, the Parent Financing Sources may syndicate the Debt Financing as contemplated by the Debt Commitment Letters and Parent may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed such Debt Commitment Letters as of the date of this Agreement, in each case, as contemplated by and in accordance with such Debt Commitment Letters; provided, however, that (i) any such added lender, lead arranger, bookrunner, syndication agent or other similar entity is a Qualified Bank, and (ii) in no event shall the addition of any such lender, lead arranger, bookrunner, syndication agent or other similar entity reduce the aggregate amount of the Debt Financing to be funded on the Closing Date (including by increasing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Commitment Letters (unless, in each case, the amount of the Equity Financing has been increased by a corresponding amount, or the Company has given its prior written consent thereto).

(h)   Parent shall give the Company prompt written notice: (i) of any material breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any Debt Commitment Letter (or any related fee letter or engagement letter), or other documentation relating to the Debt Financing, of which Parent becomes aware; (ii) of the receipt of any written notice from any party (including future parties) to the Debt Commitment Letters (or any related fee letter or engagement letter), or other documentation relating to the Debt Financing, with respect to any actual or potential material breach, default, withdrawal, termination or repudiation of any provisions of any Debt Commitment Letter (or any related fee letter or engagement letter), or other documentation relating to the Debt Financing, or any material dispute or disagreement between parties to any definitive document related to the Debt Financing (including any Financing Commitment Letter or any related fee letter or engagement letter) with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing or any other event or condition that would reasonably be expected to cause a condition to the Debt Commitment Letters (or any related fee letter or engagement letter), or other documentation relating to the Debt Financing, not to be satisfied; (iii) if at any time for any reason Parent believes in good faith that all or any portion of the Debt Financing will not be able to be obtained on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letters; (iv) if for any reason any portion of the Debt Financing actually becomes unavailable on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters (including future parties); and (v) of any amendment or modification relating to (A) the Equity Financing or the Equity Commitment Letter that does not require consent pursuant to Section 5.16(e) and (B) the Debt Commitment Letters that does not require consent under this Agreement; provided that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information pursuant to this sentence only to the extent that (x) such information is subject to attorney-client or similar privilege (but only if such privilege is asserted in good faith) or (y) the disclosure of which would be prohibited or restricted by applicable Law. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii), (iii), (iv) or (v) of the immediately preceding sentence.

(i)   Prior to the Closing, the Company shall deliver to Parent as soon as possible, and in any event within twenty (20) days after the end of each quarter, a Company-prepared unaudited balance sheet and statement of income for the quarter then-ended, prepared in accordance with GAAP, excluding any related notes thereto and subject to normal period-end adjustments.

5.17   Affiliate Transactions. On and as of the Closing, except for those Contracts set forth in Section 5.17 of the Company Disclosure Letter, all Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director, employee, or principal stockholder (and their respective Affiliates) of the Company or its Subsidiaries, or any immediate family member of, or Person who, to the Knowledge of the Company, is controlled by, any such Person on the other hand, shall be terminated by the Company without cost to the Company (except as otherwise required by the terms of such Contracts) and shall be of no further force or effect, and there shall be no further obligations of any of the parties thereunder.

5.18   Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company and each Subsidiary of the Company (other than the independent manager under the Longtrain III Facility), effective at the Effective Time. Between the date hereof and the Effective Time, the Company shall not, without Parent’s prior written consent, take any action, or cause any action to be taken, to remove the independent manager under the Longtrain III Facility; provided that the independent manager may be removed without Parent’s written consent so long as (i) such independent manager is replaced in accordance with the terms of the Longtrain III Facility and (ii) such replacement does not require a consent solicitation of the noteholders under the Longtrain III Facility.

5.19   Tax Elections. From and after the consummation of the Merger, neither Parent nor any Affiliate of Parent shall make any election under Section 338(g) of the Code with respect to the Merger regarding the Company or any of its Subsidiaries.

5.20   Railcar Tape. The Company shall deliver to Parent an updated Railcar Tape that is true, correct and complete in all material respects within ten (10) Business Days of the end of each calendar month between the date hereof and the Closing Date.

5.21   Joinder. Promptly following the incorporation of Merger Sub, Parent shall (i) deliver to the Company true and correct copies of the Organizational Documents of Merger Sub, (ii) cause the board of directors of Merger Sub to approve this Agreement and declare its advisability and to submit this Agreement for adoption to the sole shareholder of Merger Sub, (iii) adopt this Agreement by written consent as the sole shareholder of Merger Sub; and (iv) cause Merger Sub to execute a joinder agreement to this Agreement, substantially in the form attached hereto as Exhibit E (the “Joinder”). Effective upon the execution and delivery of the Joinder, Merger Sub shall be deemed to be a “party” to this Agreement, and any obligations or agreements of Merger Sub set forth herein shall thereafter be effective and binding upon Merger Sub. Upon execution of the Joinder, (x) the Joinder shall be deemed to be part of, and a modification to, this Agreement, (y) the representations and warranties of Merger Sub in the Joinder shall be incorporated in full into this Agreement by reference (and shall be deemed to be made as if Merger Sub was an original party to this Agreement) and (z) the Joinder shall be governed by all the terms and provisions of this Agreement, which will continue in full force and effect as modified by the Joinder as a valid and binding agreement of the parties (including Merger Sub).

Article 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1   Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)   Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)   No Injunctions. No temporary restraining Order, preliminary or permanent injunction or other judgment, Order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger on the terms set forth herein.

(c)   HSR Approval. Any applicable waiting period, together with any extensions thereof, under the HSR Act relating to the Merger shall have expired or been terminated.

(d)   Information Statement. The Information Statement shall have been mailed to the holders of the Company Shares in accordance with Section 5.4(d) and Regulation 14C of the Exchange Act at least twenty (20) days prior to the Closing.

6.2   Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company if permissible under Law) at or prior to the Effective Time of the following conditions:

(a)   Parent and Merger Sub Representations and Warranties. Each representation and warranty of (i) Parent set forth in Article 4 and Merger Sub set forth in Section 2 of the Joinder (following its execution), without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement (or the date of the Joinder, as applicable) and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

(b)   Performance of Obligations. Each of Parent and Merger Sub (following execution of the Joinder) shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)   Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, certifying to the effect that the conditions applicable to Parent and Merger Sub set forth in Sections 6.2(a) and (b) have been satisfied.

6.3   Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub (following execution of the Joinder) to effect the Merger are further subject to the fulfillment (or waiver by Parent if permissible under Law) at or prior to the Effective Time of the following conditions:

(a)   Company Representations and Warranties. Each representation and warranty of the Company set forth in Section 3.1 (Organization; Standing; Power), Section 3.2 (Authority), the first sentence of Section 3.9 (Vote/Approval Required), Section 3.21 (Brokers) and Section 3.22 (Fairness Opinion), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time). Each representation and warranty of the Company set forth in Article 3 (other than the representations and warranties referenced in the immediately preceding sentence and other than the representations and warranties set forth in Section 3.5), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein (other than with respect to the representation set forth in Section 3.8(b), shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect. Each representation and warranty of the Company set forth in Section 3.5 (Ownership and Operations of the Company) without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct in all but de minimis respects as of such date or time).

(b)   Performance of Obligations. The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)   Company Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the Company has satisfied the conditions set forth in Sections 6.3(a) and (b).

(d)   No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects, has resulted in a Company Material Adverse Effect.

6.4   Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on any failure of any condition set forth in this Article 6 to be satisfied if such failure was primarily caused by such party’s breach of this Agreement.

Article 7
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination. This Agreement may be terminated, and the Merger and the Transactions may be abandoned:

(a)   by mutual written consent of Parent, on the one hand, and the Company, on the other hand;

(b)   by either the Company, on the one hand, or Parent, on the other hand, if any Governmental Entity shall have issued, prior to the Effective Time, an Order permanently restraining, enjoining or otherwise prohibiting, the consummation of the Merger, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Entity is in effect that prevents or makes illegal the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.5;

(c)   by either the Company, on the one hand, or Parent, on the other hand, if the Effective Time shall not have occurred on or before April 10, 2019 (the “Outside Date”). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of this Agreement primarily caused or resulted in the failure of the Closing to occur on or before the Outside Date;

(d)   by Parent, if the Company Board shall have made a Change of Board Recommendation in accordance with Section 5.3(d);

(e)   by the Company, at any time prior to the Written Consent Effective Time, if the Company Board (or a duly authorized committee thereof) shall have made a Change of Board Recommendation in accordance with Section 5.3(d), provided that the Company pays, concurrently with the termination, the Company Termination Fee to or for the account of Parent pursuant to Section 7.3(a);

(f)   by Parent, at any time prior to the Effective Time, if there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, in each case, which breach (x) would give rise to the failure of a condition to the Merger contained in Sections 6.3(a) or 6.3(b) and (y) is not reasonably capable of being cured during the thirty (30) day period after written notice from Parent of such breach or, if reasonably capable of being cured during such thirty (30) day period, shall not have been cured, in either case, in a manner sufficient to allow satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b) by the earlier of (i) the end of such thirty (30) day period and (ii) the Outside Date; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub (following execution of the Joinder) is then in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement or the Joinder;

(g)   by the Company, at any time prior to the Effective Time, if there has been a breach by either Parent or Merger Sub (following execution of the Joinder) of any of their respective representations, warranties, covenants or agreements contained in this Agreement (or the Joinder, as applicable), in each case, which breach (x) would give rise to the failure of a condition to the Merger contained in Sections 6.2(a) and 6.2(b) and (y) is not reasonably capable of being cured during the thirty (30) day period after written notice from the Company of such breach or, if reasonably capable of being cured during such thirty (30) day period, shall not have been cured, in either case, in a manner sufficient to allow satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b) by the earlier of (i) the end of such thirty (30) day period and (ii) the Outside Date; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(h)   by the Company, if (A) all of the conditions set forth in Sections 6.1 and 6.3 have been and continue to be satisfied or waived on the date the Closing should have occurred pursuant to Section 1.2 (other than those conditions that by their nature can only be satisfied on the Closing, provided that each of which is capable of being satisfied at the Closing), (B) the Company has irrevocably confirmed to Parent in writing that it stands ready, willing and able to consummate the Transactions (including the Merger), and that the Company is prepared to take such actions within its control to cause the Closing to occur and (C) Parent and Merger Sub do not complete the Merger by the fifth (5th) Business Day after receipt of the above written confirmation and the Company was prepared to take such actions within its control to cause the Closing to occur on the date such written confirmation was delivered and on each Business Day of such five (5) Business Day period;

(i)   by the Company, if the sum of the Initial Deposit Escrow Account Extension Premium and the Subsequent Deposit Escrow Account Extension Premium exceeds Forty Five Million Dollars ($45,000,000.00); or

(j)   by the Company, at any time after the Company has delivered a Breach Escrow Election Notice delivered in accordance with Section 7.4(a), if (A) Parent does not, on or prior to the Breach Escrow Deposit Deadline, both (1) deposit the Breach Escrow Amount (if any) into the Breach Escrow Account, and (2) confirm in writing that it is willing to attempt in good faith to consummate the Transactions, or (B) the breach of this Agreement by Parent that gave rise to the Breach Escrow Election Notice makes the consummation of the Merger impossible.

7.2   Effect of Termination. In the event of termination of this Agreement by either the Company or Parent, as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement shall forthwith become void and have no further force and effect, without any liability or obligation on the part of any party (other than this Section 7.2, Section 5.2(b), Section 7.3 and Article 8, each of which shall survive termination of this Agreement); provided that nothing herein shall relieve any party from liabilities for damages incurred or suffered as a result of a material breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination or the requirement to make the payments set forth in Section 7.3.

7.3   Termination Fees.

(a)   In the event that this Agreement is terminated (i) by Parent pursuant to Section 7.1(d), (ii) by the Company pursuant to Section 7.1(e) or (iii) (A) by Parent pursuant to Section 7.1(f) or (B) by either the Company or Parent pursuant to Section 7.1(c), and in the case of clause (iii), at the time of such termination an Acquisition Proposal had been made and not withdrawn (except in each case the references therein to “20%” shall be replaced by “50%”), and within twelve (12) months after such termination, the Company has entered into a definitive agreement relating to or consummated an Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”), then in each case, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee.

(b)   In the event that this Agreement is terminated either (i) by the Company or Parent (A) pursuant to Section 7.1(b), if the relevant Order permanently restraining, enjoining or otherwise prohibiting or Law preventing or making illegal the consummation of the Merger relates to a failure to obtain the necessary clearances, approvals or authorizations under the HSR Act or (B) pursuant to Section 7.1(c) as a result of the failure to satisfy the conditions set forth in Section 6.1(c), or (ii) by the Company pursuant to Section 7.1(h) or Section 7.1(i), then Parent shall pay to the Company, by wire transfer of immediately available funds, the Parent Termination Fee.

(c)   In the event that (i) the Company delivers a Breach Escrow Election Notice to Parent in accordance with Section 7.4(a) and (ii) (A) the Company terminates this Agreement pursuant to Section 7.1(j) or (B) (1) this

Agreement is terminated thereafter for any other reason and (2) there has not been a willful and material breach of this Agreement by the Company that was a cause of the failure of the Closing to occur, then Parent shall pay to the Company, by wire transfer of immediately available funds, or cause to be paid to the Company (including via Section 7.4(c)), the Parent Termination Fee.

(d)   For the avoidance of doubt, the Parent Termination Fee may not be paid more than once.

(e)   Each of the parties acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the Transactions, (ii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Company Termination Fee or the Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, Parent and the Company would not enter into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, such party shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party (including reasonable fees and expenses of counsel) in connection with any action taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

(f)   Except for (i) an Order of specific performance as and only to the extent expressly permitted by Section 8.13, and (ii) the Company’s rights as a third party beneficiary under the Equity Commitment Letter, the Company’s right to receive the Parent Termination Fee when payable pursuant to Section 7.3(b), and the Company’s right to seek damages following termination pursuant to Section 7.2 (solely against Parent and each of Merger Sub and the Sponsor to the extent provided in the Guarantee and, to the extent permitted by the proviso set forth in Section 7.2), shall constitute the exclusive remedies of the Company against Parent, Merger Sub, the Sponsor, the Parent Financing Sources or any of their respective former, current or future general or limited partners, stockholders, equity holders, controlling Person, members, managers, agents, Representatives, Affiliates or assignees (collectively, the “Parent Related Parties”) for all losses or damages suffered as a result of the failure of the Transactions to be consummated (for any reason or for no reason or otherwise) or for a breach or failure to perform hereunder or under the Guarantee, the Equity Commitment Letter, any certificate or other document delivered in connection herewith or therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith. Notwithstanding anything to the contrary contained in this Agreement, (i) under no circumstances will the Company be entitled to, and in no event shall the Company seek to recover, monetary damages from any Parent Related Party (other than Parent, Merger Sub or the Sponsor pursuant to the Guarantee), (ii) in no event shall the Company be entitled to seek or obtain any consequential damages that were not reasonably foreseeable or special or punitive damages from any Parent Related Party and (iii) in no event shall any amounts recovered from Parent or Merger Sub or Sponsor be in excess of the Maximum Amount (as defined in the Guarantee). For the avoidance of doubt, in no case shall the Company be entitled to receive both a grant of specific performance pursuant to Section 8.13 that results in a Closing at which the Per Share Merger Consideration is received by the Company’s stockholders and monetary damages.

7.4   Breach Escrow.

(a)   In the event that (i) the Company has the right to terminate this Agreement under Section 7.1(g) as a result of a breach by either Parent or Merger Sub (following execution of the Joinder) of any of their respective representations, warranties, covenants or agreements contained in this Agreement (or the Joinder, as applicable), (ii) such breach would reasonably be expected to prevent or materially impair the Closing and (iii) the Company does not terminate this Agreement under Section 7.1(g), then the Company shall be entitled to deliver a written notice to Parent and Merger Sub triggering the Breach Escrow Account (the “Breach Escrow Election Notice”). For the avoidance of doubt, the Company shall not be permitted to deliver more than one Breach Escrow Election Notice.

(b)   In the event that (i) Parent has deposited the Breach Escrow Amount into the Breach Escrow Account in accordance with Section 1.3(b) and (ii) Parent confirms in writing that it is willing to attempt in good faith to consummate the Transactions, then the Company shall support and cooperate with Parent in connection therewith in a manner that is consistent with the other obligations of the Company hereunder, including by confirming in writing its irrevocable commitment to waive the breach of this Agreement that gave rise to the obligation to deposit the Breach Escrow Amount into the Breach Escrow Account, such waiver to be effective at the Closing (subject to the occurrence thereof).

(c)   In the event that the Company is entitled to receive the Parent Termination Fee under Section 7.3(c), Parent and the Company shall execute a joint written instruction directing the Escrow Agent to make a cash payment to the Company equal to the full balance of the Escrow Accounts.

7.5   Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the agreement of the Company and Parent by action taken by or on behalf of their respective boards of directors (or equivalent governing bodies) at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of the NASDAQ, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto; provided, that to the extent that any amendment, modification or supplement to the provisions which the Parent Financing Sources under the Debt Financing are expressly made third party beneficiaries in accordance with Section 8.9 hereof (and with respect to any of the foregoing sections, any of the defined terms used therein and any other provision of this Agreement to the extent an amendment, modification or supplement of such other provision would substantively modify such provisions of which the Parent Financing Sources are expressly made third party beneficiaries in accordance with Section 8.9 hereof) is sought which is adverse to the rights of any such Parent Financing Source, the prior written consent of the Parent Financing Sources shall be required before any such amendment is rendered effective.

7.6   Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Per Share Merger Consideration, other than as explicitly contemplated by this Agreement, or which adversely affects the rights of the Company’s stockholders hereunder without the Company Stockholder Approval; provided, further, that to the extent that any extension or waiver of the provisions which the Parent Financing Sources under the Debt Financing are expressly made third party beneficiaries in accordance with Section 8.9 hereof (and with respect to any of the foregoing sections, any of the defined terms used therein and any other provision of this Agreement to the extent an extension or waiver of such other provision would substantively modify such provisions of which the Parent Financing Sources are expressly made third party beneficiaries in accordance with Section 8.9 hereof) is sought which is adverse to the rights of any such Parent Financing Source, the prior written consent of the Parent Financing Sources shall be required before any such extension or waiver is rendered effective. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8
GENERAL PROVISIONS

8.1   Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Section 7.2 and Section 7.3, which shall survive to the extent expressly provided for herein, and Section 5.9 and Section 5.19.

8.2   Fees and Expenses. Except as otherwise specifically provided herein, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided however, that Parent shall pay all expenses and filing fees incurred or paid in connection with filings pursuant to the HSR Act.

8.3   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon the earlier of (x) written confirmation of receipt by email or (y) the first (1st) Business Day after such email is sent, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier if next Business Day delivery is requested, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by United States registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, addressed to it at:

STL Parent Corp.
c/o ITE Management
200 Park Avenue South
Suite 1511
New York, New York 10003
Attention:	Jason Koenig
E-mail:	jkoenig@itemgmt.com

with a copy to (for information purposes only):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	William H. Gump
Bradley Friedman
E-mail:	wgump@willkie.com
bfriedman@willkie.com

If to the Company, addressed to it at:

American Railcar Industries, Inc.
100 Clark Street
St. Charles, MO 63301
Attention:	John O’Bryan
Yevgeny Fundler
E-mail:	JOBryan@americanrailcar.com
yfundler@americanrailcar.com

with a copy to (for information purposes only):

Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, NY 10017-4611
Fax: 212-344-6101
Attention:	Stuart Welburn
Corby J. Baumann
E-mail:	Stuart.Welburn@ThompsonHine.com
Corby.Baumann@ThompsonHine.com

8.4   Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Agreement.

“Acquisition Proposal” means any inquiry, offer or proposal from a Third Party not affiliated with the Company concerning (i) a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company or any of its Subsidiaries, (ii) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing more than 20% of the consolidated assets of the Company and its Subsidiaries, measured either by book value or fair market value, (iii) an issuance or acquisition (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing more than 20% of the voting power of the Company, or (iv) any combination of the foregoing (in each case, other than the Merger).

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first-mentioned Person; provided, however, that the Affiliates of the Company shall not include, as of the date of measurement, any Person that is Controlled, directly or indirectly, by the Significant Stockholder or any of its Affiliates that is (a) (i) an entity that is listed as an issuer on the most recent Schedule 13F filed by Carl C. Icahn with the Securities and Exchange Commission as of the date hereof or as of the Closing Date, or (ii) any Public Company in which Carl C. Icahn or any of his Affiliates has an interest as of the date hereof or acquires an interest after the date hereof (except, in each case of the foregoing clauses (i) and (ii), to the extent that the applicable entity ceases to be a Public Company), or (b) any direct or indirect Subsidiary of any entity included within the foregoing clause (a).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreed Upon Standard” means a duty to obtain the highest value reasonably available to the Company’s stockholders, it being acknowledged by the parties that such standard (i) is to be applied only for the limited purposes of the specific clauses of this Agreement in which it appears, (ii) shall not imply that the directors of the Company have a fiduciary duty to act in accordance with such standard unless and to the extent such duty is required by applicable Law, and (iii) is intended to have contractual effect only as between the parties in order to provide an enhanced level of certainty concerning the circumstances in which the Company Board (or a duly authorized committee thereof) may take the actions permitted by Section 5.3(b) and Section 5.3(d) of this Agreement.

“Aggregate Merger Consideration” means an amount in cash, without interest, equal to the sum of: (a) the product of (i) $70.00 and (ii) the Fully Diluted Company Shares and (b) the lesser of (i) the sum of (A) the Initial Deposit Escrow Account Extension Premium and (B) the Subsequent Deposit Escrow Account Extension Premium, and (ii) Forty Five Million Dollars ($45,000,000.00).

“Alternative Financing” has the meaning set forth in Section 5.16(d).

“AML Laws” has the meaning set forth in Section 3.23(e).

“Ancillary Agreements” means any agreements and instruments executed and delivered in connection with this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.23.

“Articles of Merger” has the meaning set forth in Section 1.2.

“AssetCo Debt Commitment Letter” has the meaning set forth in Section 4.7(b).

“AssetCo Debt Financing” has the meaning set forth in Section 4.7(b).

“Book-Entry Company Shares” has the meaning set forth in Section 2.2(b)(ii).

“Breach Escrow Account” has the meaning set forth in Section 1.3(c).

“Breach Escrow Amount” has the meaning set forth in Section 1.3(c).

“Breach Escrow Deposit Deadline” means, with respect to any Breach Escrow Election Notice delivered in accordance with Section 7.4(a), (a) the tenth day after such delivery or (b) if the breach of this Agreement that gave rise to such Breach Escrow Election Notice is not reasonably capable of being cured (as described in Section 7.1(g), the thirtieth day after such delivery.

“Breach Escrow Election Notice” has the meaning set forth in Section 7.4(a).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Certificates” has the meaning set forth in Section 2.2(b)(i).

“Change of Board Recommendation” has the meaning set forth in Section 5.3(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” has the meaning set forth in Section 5.3(a).

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Bylaws” means the Bylaws of the Company, dated as of June 30, 2009.

“Company Charter” means the Amended and Restated Articles of Incorporation of the Company, dated as of June 30, 2009.

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article 3.

“Company Employee” has the meaning set forth in Section 3.13(a).

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries, or used by the Company or any of its Subsidiaries in the operation of their respective businesses as currently conducted.

“Company Leased Real Property” has the meaning set forth in Section 3.17(b).

“Company Leases” has the meaning set forth in Section 3.17(b).

“Company Material Adverse Effect” means any effect, development, event, occurrence, fact, condition or change that, individually or in the aggregate, is or would reasonably be expected to become materially adverse to (a) the ability of the Company to consummate the Transactions on a timely basis or (b) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole; provided, however, “Company Material Adverse Effect” shall not include any effect, development, event, occurrence, fact, condition or change, arising out of or attributable to: (i) general economic or political conditions in the United States; (ii) conditions generally affecting the industries in which the Company or its Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any actions required to be taken pursuant to Section 5.5 of this Agreement to obtain any approval or authorization under the HSR Act; (vi) any action expressly required by this Agreement (other than pursuant to Section 5.1(a)) or expressly permitted by Section 5.1(b) of the Company Disclosure Schedule or any action taken (or omitted to be taken) at the written request of Parent; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transactions (including the initiation of litigation by any Person who is not party to this Agreement, and including losses or threatened losses of employees, customers, suppliers, distributors, partners or others having relationships with the Company or its Subsidiaries); (ix) any natural disaster or act of God; (x) any Regulatory Matters; or (xi) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded); provided further, that, with respect to clauses (i) through (iv) and (vii), only to the extent the impact of such event, occurrence, fact, condition or change is not disproportionally adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and geographic locations in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Owned Real Property” has the meaning set forth in Section 3.17(a).

“Company Plans” has the meaning set forth in Section 3.12(a).

“Company Real Property” has the meaning set forth in Section 3.17(b).

“Company Registered IP” means (i) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Company Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any of its Subsidiaries, and (ii) any other applications, registrations, recordings and filings by the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries) with respect to any Company Intellectual Property.

“Company-Related Parties” has the meaning set forth in Section 8.15.

“Company SAR” has the meaning set forth in Section 2.6.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Share Plan” means the Company’s 2005 Equity Incentive Plan, as amended and restated as of the date hereof.

“Company Shares” has the meaning set forth in Section 2.1(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.9.

“Company Termination Fee” means Sixty-Five Million Dollars ($65,000,000.00).

“Compliant” means that the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Continuing Employee” has the meaning set forth in Section 5.8(a).

“Contract” has the meaning set forth in Section 3.15(a).

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests; provided, however, that the Affiliates of the Company shall not include, as of the date of measurement, any Person that is Controlled, directly or indirectly, by the Significant Stockholder or any of its Affiliates that is (a) (i) an entity that is listed as an issuer on the most recent Schedule 13F filed by Carl C. Icahn with the Securities and Exchange Commission as of the date hereof or as of the Closing Date, or (ii) any Public Company in which Carl C. Icahn or any of his Affiliates has an interest as of the date hereof or acquires an interest after the date hereof (except, in each case of the foregoing clauses (i) and (ii), to the extent that the applicable entity ceases to be a Public Company), or (b) any direct or indirect Subsidiary of any entity included within the foregoing clause (a).

“Controlled Group Plan” means any “employee pension benefit plan” as defined under section 3(2) of ERISA that is subject to Title IV of ERISA and that is sponsored, maintained or contributed to, or required to be contributed to, by any ERISA Affiliate other than the Company and its direct and indirect Subsidiaries, or with respect to which such ERISA Affiliate could reasonably be expected to have liability.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Credit Facilities” means that certain Credit Agreement, Chattel Mortgage and Security Agreement, dated December 10, 2015, among, inter alia, the Company, the lenders party thereto, and Crédit Agricole Corporate and Investment Bank, as the sole lead arranger and administrative agent, as amended and with all supplements and joinders thereto, and all ancillary and associated agreements.

“Databases” means databases and other compilations and collections of data or information, including the structure and content of such databases.

“Debt Commitment Letters” has the meaning set forth in Section 4.7(b).

“Debt Financing” has the meaning set forth in Section 4.7(b).

“Deposit Escrow Account” has the meaning set forth in Section 1.3(b)(ii).

“Deposit Escrow Amounts” has the meaning set forth in Section 1.3(b)(ii).

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Dissenting Stockholder Consideration” has the meaning set forth in Section 2.3.

“D&O Insurance” has the meaning set forth in Section 5.9(c).

“Domain Names” means domain names, uniform resource locators, and other names and locators associated with the Internet.

“Effective Time” has the meaning set forth in Section 1.2.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environment” means soil, soil vapor, surface water, groundwater, land, stream sediments, surface strata, ambient air, and natural resources.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the Environment, including, without limitation, Laws relating to (i) Releases or threatened Releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Materials, (iv) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources, and (v) the preservation of the Environment or mitigation of adverse effects on or to human health or the Environment.

“Equity Commitment Letter” has the meaning set forth in the preamble to this Agreement.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“Equity Financing” has the meaning set forth in the preamble to this Agreement.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company or any Subsidiary, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Escrow Agent” means, as selected by Parent (i) Citibank, N.A., (ii) J.P. Morgan, (iii) KeyBank, (iv) Huntington Bank, (v) Thompson Hine LLP, pending the engagement of a substitute escrow agent which the parties agree to continue to use their best efforts to identify, or (vi) any other escrow agent, depository institution or other financial institution reasonably acceptable to Parent and the Company.

“Escrow Agreement” means an escrow agreement, to be entered into by and among Parent, the Company and the Escrow Agent, in customary form and reasonably acceptable to Parent, the Company and the Escrow Agent.

“Escrow Amounts” has the meaning set forth in Section 1.3(c).

“Exchange Act” has the meaning set forth in Section 3.3(b).

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the Information Statement and all other matters related to the Transactions.

“FCPA” has the meaning set forth in Section 3.23(a).

“Financing” has the meaning set forth in Section 4.7(b).

“Financing Commitment Letters” has the meaning set forth in Section 4.7(b).

“Financing Conditions” has the meaning set forth in Section 5.16(g).

“FRA” means the U.S. Department of Transportation – Federal Railroad Administration.

“Fully Diluted Company Shares” means 19,083,878.

“GAAP” has the meaning set forth in Section 3.6(b).

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“Guarantee” has the meaning set forth in the preamble to this Agreement.

“Hazardous Material” means any pollutant, chemical, substance, contaminant and any toxic, carcinogenic, radioactive, reactive, harmful, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that are regulated under any Environmental Laws, including any asbestos or asbestos-containing materials or products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or materials containing same, crude oil or any fraction thereof, petroleum products or by-products or derivatives, lead or lead-based paints or materials, radon, mold, or other substances that may have an adverse effect on human health or the Environment.

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indebtedness” of any Person means: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses; (ii) amounts owing as deferred purchase price for property or services, including all capital leases, seller notes and “earnout” payments; (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses; (iv) obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit; or (v) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (iv) above.

“Indemnitee” has the meaning set forth in Section 5.9(a).

“Information Statement” has the meaning set forth in Section 5.4(b).

“Initial Deposit Escrow Account” has the meaning set forth in Section 1.3(b)(i).

“Initial Deposit Escrow Account Extension Premium” means (a) in the event that Parent has not deposited the full amount of the Initial Deposit Escrow Amount into the Initial Deposit Escrow Account by 5:00pm on the date of the Initial Deposit Escrow Deadline, an amount equal to the product of (i) the number of days from (and including) the calendar day immediately following the date of the Initial Deposit Escrow Deadline through (and excluding) the date when Parent has deposited into the Initial Deposit Escrow Account an aggregate amount equal to the Initial Deposit Escrow Amount, and (ii) One Million Dollars ($1,000,000.00), and (b) in the event that Parent has deposited the full amount of the Initial Deposit Escrow Amount into the Initial Deposit Escrow Account by 5:00pm on the date of the Initial Deposit Escrow Deadline, an amount equal to $0.

“Initial Deposit Escrow Amount” has the meaning set forth in Section 1.3(b)(i).

“Initial Deposit Escrow Deadline” means October 25, 2018.

“Intellectual Property” means any and all of the following to the extent protected by Intellectual Property Rights, or to the extent Intellectual Property Rights are embodied therein: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) social media accounts, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Works of Authorship; (vi) Databases; (vii) Trademarks; (viii) Domain Names; (ix) Trade Secrets; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory Law, common Law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) patents and patent applications of any kind, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“IRS” has the meaning set forth in Section 3.12(a).

“IT Assets” means all software and information technology hardware, equipment, networks and systems used or held for use by the Company or each Subsidiary in connection with the operation of its businesses.

“Joint Ventures” means, collectively, Ohio Castings Company, LLC and Axis, LLC.

“Knowledge” means, (a) when used with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 8.4(a) of the Company Disclosure Letter and (b) when used with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of Jason Koenig and Jim Unger.

“Law” means any applicable national, provincial, state, municipal and local laws (including common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lease Agreement” means collectively, (i) the lease agreements (together with any amendments, riders, supplements and other modifications thereto) entered into the Company and any of its Subsidiaries (or trust in which the Company or any of its Subsidiaries has an interest) as lessor and any lessee (including any lessee who has not yet received a railcar) providing for the lease of railcars, which lease agreements may contain purchase options, (ii) the ancillary agreements, guarantees or other credit support agreements entered into by the Lessee or their Affiliates in favor of Company or any of its Subsidiaries (or trust in which the Company or any of its Subsidiaries has an interest) in connection with any of the agreements described in clause (i) above, and (iii) letters of credit provided in connection with the foregoing.

“Lessee” means a party to any Lease Agreement (other than the Company or any of its Subsidiaries) or any Person (other than the Company or any of its Subsidiaries) who guarantees or is otherwise liable for the obligations of any such party under such Lease Agreement.

“Lien” means, with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Longtrain III Facility” means that certain Indenture, dated as of January 29, 2015, by and between Longtrain Leasing III, LLC and U.S. Bank National Association, as Indenture Trustee, as amended, and with all supplements and joinders thereto, and all ancillary and associated agreements.

“Marketing Period” means the first period of 15 consecutive Business Days commencing after the date hereof throughout which Parent and the Parent Financing Sources shall have all of the Required Information that would have been required to be delivered assuming the Closing Date occurred on the first day of such Marketing Period and such Required Information shall be Compliant; provided, however, that (x) November 23, 2018 shall be excluded as a “Business Day” for such purposes and (y) if the Marketing Period shall not have ended on or prior to December 21, 2018, then the Marketing Period may not commence earlier than January 7, 2019. It is hereby agreed that the Company may notify Parent in writing that the Company reasonably believes that it has delivered the information required for the commencement of the Marketing Period (specifying the date upon which the Company believes it has completed such delivery) and that such Marketing Period has therefore commenced, and any such delivery of written notice shall be deemed to be conclusive evidence of the commencement of the Marketing Period hereunder on the date such notice is received by Parent, unless Parent reasonably objects in writing within five (5) Business Days of receipt of such notice.

“Material Lease Agreement” means any Lease Agreement with any Material Lessee.

“Material Lessee” means any of the Lessees listed on Section 8.4(b) of the Company Disclosure Letter.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Per Share Merger Consideration” means an amount in dollars equal to the quotient of (x) the Aggregate Merger Consideration divided by (y) Fully Diluted Company Shares.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3.12(a).

“NASDAQ” means the NASDAQ Global Select Market.

“NDBCA” has the meaning set forth in the recitals to this Agreement.

“NDPTCA” has the meaning set forth in the recitals to this Agreement.

“Non-Recourse Party” shall mean, with respect to any Person, any of such Person’s former, current and future equity holders, controlling Persons, Representatives, Affiliates, members, managers or general or limited partners of any of the foregoing.

“Notice Period” has the meaning set forth in Section 5.3(d)(i).

“OFAC” has the meaning set forth in Section 3.23(c).

“OpCo Debt Commitment Letter” has the meaning set forth in Section 4.7(b).

“OpCo Debt Financing” has the meaning set forth in Section 4.7(b).

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Organizational Documents” means (i) the articles or certificate of incorporation, the bylaws and, if applicable, the stockholders agreement of a corporation; (ii) the limited liability company or operating agreement and certificate of formation of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; and (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Company Intellectual Property” means any and all Company Intellectual Property that is owned in whole or in part by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries claims or purports to own in whole or in part). Owned Company Intellectual Property includes, but is not limited to, the Company Registered IP.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Financing Sources” means each Person that commits to provide or otherwise provides the Debt Financing, whether as a party (including by joinder) to a Debt Commitment Letter or otherwise, together with Affiliates thereof and any former, current and future directors, officers, managers, members, stockholders, partners, employees, agents, advisors, representatives, successors and permitted assigns of each such Person.

“Parent Material Adverse Effect” means any change, event condition, occurrence, state of facts, development or effect that, individually or in the aggregate, prevents or materially impairs or delays the consummation by Parent or Merger Sub of the Transactions.

“Parent Related Parties” has the meaning set forth in Section 7.3(f).

“Parent Termination Fee” means One Hundred Thirty Million Dollars ($130,000,000.00).

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Payment Fund” has the meaning set forth in Section 2.2(a).

“Payoff Letter” has the meaning set forth in Section 5.15.

“PBGC” has the meaning set forth in Section 3.12(g).

“Permits and Approvals” has the meaning set forth in Section 3.10(a).

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate measures (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (v) any right of way or easement related to public roads and highways which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (vi) Liens that will be released at, or prior to, the Closing Date (including Liens imposed pursuant to the Credit Facilities), (vii) Liens imposed by the Longtrain III Facility and (vii) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Information” means information related to an identified or identifiable person, including name, mailing address, telephone number, email address, social security number, driver’s license number, credit or debit card number, or financial account information.

“Preferred Stock” has the meaning set forth in Section 3.5(a).

“Proceedings” means all actions, suits, claims, investigations, audits, litigation or proceedings, in each case, by or before (or that could be brought before) any Governmental Entity.

“Proposed Changed Terms” has the meaning set forth in Section 5.3(d)(iii).

“Public Company” means any other entity having securities which are listed on any tier of the New York Stock Exchange or the NASDAQ Stock Market or any other similar national or international securities exchange or quoted on any tier of the OTC Markets Group (including, without limitation, the OTCQX, OTCQB and OTC Pink marketplaces) or any other similar national or international quotation service.

“Qualified Bank” means any (a) commercial bank organized under the laws of the United Kingdom, any member state of the European Union, the United States of America or any State thereof which has a combined capital and surplus of not less than $5,000,000,000 or (b) any other commercial bank, financial institution or other entity consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

“Railcar Information” means, with respect to any unit of rolling stock or railcar assets owned or leased (as lessee) by or on behalf of the Company and its Subsidiaries: (i) the Association of American Railroads’ car type and code; (ii) the customer identification number; (iii) the lessee name and whether the rolling stock or railcar asset is, or has been, located in Canada; (iv) the contractual commodity; (v) the lease agreement identification number; (vi) the car mark and number; (vii) the ownership; (viii) the monthly base rent; (ix) the expiration date; (x) active or idle status; (xi) the lease maintenance type; (xii) the build date; (xiii) the regulatory test date; (xiv) the gross rail load; (xv) Association of American Railroads ledger value and (xvi) whether such unit of rolling stock or railcar asset is subject to a purchase option.

“Railcar Tape” means the computer disk, computer tape or other computer format delivered to Parent setting forth, as of the end of the calendar month immediately preceding the date hereof (or, with respect to the updated Railcar Tape to be delivered pursuant to Section 5.20, the date of such updated Railcar Tape), the Railcar Information for every unit of rolling stock and railcar (or interests therein) owned or leased (as lessee) by or on behalf of the Company and its Subsidiaries.

“Regulatory Matters” means the matters set forth in Section 8.4(c) of the Company Disclosure Letter.

“Release” means releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, migrating, escaping or emptying into or upon the indoor or outdoor Environment or into or out of any property or vessel.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Information” means (i) the historical financial statements of the Company and its Subsidiaries that are required to be delivered pursuant to paragraphs 3(a) and 3(b) of Annex III of the OpCo Debt Commitment Letter and (ii) all other financial and other pertinent information of the Company and its Subsidiaries without giving effect to the Transactions that is reasonably requested by Parent in connection with the preparation by Parent of (a) the pro forma financial information, projections, forecasts and other reports, in each case, that are required to be delivered pursuant to paragraphs 3(c) and 3(d) of Annex III of the OpCo Debt Commitment Letter and (b) any customary confidential information memoranda relating to the OpCo Debt Financing.

“Restricted Subsidiaries” means each of the Subsidiaries of the Company (other than Longtrain Leasing III, LLC).

“RMTA” means that certain Railcar Management Transition Agreement, dated as of December 16, 2016, by and among American Railcar Leasing LLC, the Company, American Entertainment Properties Corp., SMRSH LLC, and SMBC Rail Services LLC, as amended.

“Sanctioned Country” has the meaning set forth in Section 3.23(c).

“Sanctioned Persons” has the meaning set forth in Section 3.23(c).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“SARs” means stock appreciation rights granted pursuant to the Company Share Plan.

“SEC” has the meaning set forth in Section 3.6(a).

“Securities Act” has the meaning set forth in Section 3.3(b).

“Significant Stockholder” means IEH ARI Holdings LLC, a Delaware limited liability company.

“Software” means, all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Solvent” means, with respect to any Person, at the applicable time, (a) the fair value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater as of the applicable date than the total amount of liabilities, including contingent liabilities, of such Person and its Restricted Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (b) the present fair salable value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater as of the applicable date than the total amount of liabilities, including contingent liabilities, of such Person and its Restricted Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (c) such Person and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances and (d) such Person and its Restricted Subsidiaries have, and will have adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

“Sponsor” means ITE Rail Fund L.P.

“Subsequent Deposit Escrow Account Extension Premium” means (a) in the event that Parent has not deposited the full amount of the Subsequent Deposit Escrow Amount into the Subsequent Deposit Escrow Account by 5:00pm on the date of the Subsequent Deposit Escrow Deadline, an amount equal to the product of (i) the number of days from (and including) the calendar day immediately following the date of the Subsequent Deposit Escrow Deadline through (and excluding) the date when Parent has deposited into the Subsequent Deposit Escrow Account an aggregate amount equal to the Subsequent Deposit Escrow Amount, and (ii) One Million Dollars ($1,000,000.00), and (b) in the event that Parent has deposited the full amount of the Subsequent Deposit Escrow Amount into the Subsequent Deposit Escrow Account by 5:00pm on the date of the Subsequent Deposit Escrow Deadline, an amount equal to $0.”

“Subsequent Deposit Escrow Account” has the meaning set forth in Section 1.3(b)(ii).

“Subsequent Deposit Escrow Amount” has the meaning set forth in Section 1.3(b)(ii).

“Subsequent Deposit Escrow Deadline” means November 16, 2018.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other Equity Interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (except the references therein to “20%” shall be replaced by “75%”) that the Company Board (or a duly authorized committee thereof) determines in good faith after consultation with legal counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms taking into account all financial (including economic and financing terms), regulatory (which may include the relative likelihood and timeliness of obtaining antitrust approvals), legal and other aspects, and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking in account any Proposed Changed Terms).

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Takeover Laws” has the meaning set forth in Section 3.20.

“Tax Return” means any report, return (including information return), statement, claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (i) all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including, without limitation, income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing, and (ii) any liability for any amount described in clause (i) of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or operation of Law or otherwise.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to the determination, collection or imposition of any Tax.

“Third Party” means any Person other than (i) Parent, Merger Sub and their respective Affiliates and (ii) the Company and any of its wholly-owned Subsidiaries.

“Title Company” has the meaning set forth in Section 5.2(c).

“Title Documents” has the meaning set forth in Section 5.2(c).

“Trade Secrets” means the information, materials, and compilations of information or materials, not generally known to the public, including trade secrets and other confidential and proprietary information.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Transaction Litigation” has the meaning set forth in Section 5.13.

“Transactions” has the meaning set forth in Section 1.1(a).

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“Vested SAR Portion” has the meaning set forth in Section 2.6(a).

“Works of Authorship” means Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, publications, and other works of authorship and copyrightable subject matter.

“Written Consent” has the meaning set forth in the recitals to this Agreement.

“Written Consent Effective Time” means 6:00 p.m., New York City time on November 26, 2018; provided, however, that if the Written Consent Effective Time falls during the Notice Period pursuant to Section 5.3(d)(i), then the Written Consent Effective Time shall automatically be extended to (if applicable), and all references to the Written Consent Effective Time shall refer to, the first calendar day after the last day of the Notice Period.

8.5   Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6   Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.7   Entire Agreement. This Agreement (together with the Exhibits and Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.8   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that Parent may assign this Agreement and its rights, interests or obligations hereunder for collateral security purposes to any Parent Financing Sources or any other lenders, potential lenders or other customary secured parties providing financing to Parent, in each case, without the consent of any of the parties hereto (it being agreed that no such assignment shall limit the assignor’s obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9   No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Sections 5.9 or 8.13, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby acknowledged by Parent and Merger Sub. Notwithstanding anything to the contrary contained herein, the Parent Financing Sources and their respective Affiliates are intended and express third-party beneficiaries of, and may enforce, each of Sections 7.3(e), 7.3(f), 7.5, 7.6, 8.8, 8.9, 8.11, 8.13, and 8.15 (and with respect to any of the foregoing sections, any of the defined terms used therein to the extent a modification of such definition would modify the substance of such sections), and the definition of Parent Financing Sources and the constituent definitions thereof (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision or definition would modify the substance of such Sections and definitions), it being understood that the foregoing provisions may not be amended in a manner adverse to the Parent Financing Sources in any material respect without their prior written consent.

8.10   Mutual Drafting; Interpretation; Representations and Warranties.

(a)   Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(b)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “dollars” or “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” with respect to documents shall be deemed to include any documents (x) filed with or furnished to the SEC prior to the date of this Agreement or (y) provided to Parent or its Representatives in the virtual “data room” established by the Company or its Representatives in connection with the Transactions at least three (3) Business Days prior to the date of this Agreement.

(c)   Except for the representations and warranties contained in Article 3 and Article 4 (or any certificate or other instrument delivered pursuant to this Agreement), each of the parties acknowledges that no other party to this Agreement, or any Subsidiaries of any such party, or any other Person on behalf of any such other party or such Subsidiaries, makes any other express or implied representation or warranty in connection with the Transactions. Except to the extent any such information is expressly included in a representation or warranty contained in Article 3 and Article 4 (or any certificate or other instrument delivered pursuant to this Agreement), no party to this Agreement or any other Person shall be subject to any liability or indemnification obligation to any other party or other Person resulting from the making available to any other party to this Agreement, or such party’s use of, information, documents or other material made available to the Company, Parent or Merger Sub in connection with the Transactions other than any liability or indemnification obligation arising from fraud. Without limiting the foregoing, each of the parties acknowledges and agrees that no other party to this Agreement makes any representation or warranty with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to such party, any of such party’s Subsidiaries or their respective businesses or (b) any oral or written information presented by such other party or any of their respective Representatives in the course of their due diligence investigation, the negotiation of this Agreement or the course of the Transactions.

8.11   Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)   This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware (provided, however, that the Merger, the fiduciary duties of the Board of Directors of the Company and the internal corporate affairs of the Company shall in each case be governed by North Dakota law); provided, however, each of the parties hereto (on behalf of itself and its Affiliates) agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) to which a Parent Financing Source is a party and that is in any way related to any Debt Commitment Letter, this Agreement, the Transactions or the Financing, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, provided, however, that, notwithstanding the foregoing, it is understood and agreed that any matter to which a Parent Financing Source is a party that is related to a Company Material Adverse Effect, the interpretation of representations and warranties under this Agreement, or the consummation of the Transactions in accordance with the terms of this Agreement, in each case, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding the foregoing, and in all cases subject to Section 8.15, each of the parties hereto hereby agrees (on behalf of itself and its Affiliates) that (x) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Parent Financing Sources in any way relating to this Agreement, the Debt Commitment Letters, or any of the Transactions or the Financing, including, without limitation, any dispute arising out of or relating in any way to any Debt Commitment Letter, the commitments contained therein or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and the appellate courts thereof), and (y) that the provisions of Section 8.11(c) (relating to the waiver of jury trial) shall apply to any such action, cause of action, claim, cross-claim or third-party claim, and the parties hereto hereby irrevocably and unconditionally waive any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to any Debt Commitment Letter, the commitments contained therein or the performance thereof or the Debt Financing contemplated thereby.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, THE PARENT FINANCING SOURCES, THE DEBT COMMITMENT LETTERS AND/OR THE DEBT FINANCING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE TRANSACTIONS OR THE FINANCING, THE PARENT FINANCING SOURCES, THE DEBT COMMITMENT LETTERS AND/OR THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

8.12   Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.13   Remedies; Specific Performance.

(a)   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or at law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Financing and other Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, subject to this Section 8.13, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the Company, Parent or Merger Sub to consummate the Merger if such party is required to do so hereunder, including the obligations of Parent and Merger Sub under Section 5.16(d), and including the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Equity Commitment Letter against the Sponsor to the fullest extent permissible under this Section 8.13 and the Equity Commitment Letter, subject to the terms and conditions of the Equity Commitment Letter) without posting a bond or other undertaking, this being in addition to any other remedy to which such party is entitled at law or in equity. The pursuit of specific performance by any party at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled. If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent to consummate the Transactions pursuant to a claim for specific performance brought against Parent, and has instead granted an award of damages for such alleged breach, the Company may enforce such award and accept damages for such alleged breach on behalf of its stockholders. The parties acknowledge that the provisions contained in this Section 8.13 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letters under the terms thereof, and in any case subject to and not in limitation of Section 8.15, none of the Company or any of its Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Parent Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(b)   It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause Parent and Merger Sub to enforce Sponsor’s obligation to cause the Equity Financing to be funded only in the event that each of the following conditions has been satisfied: (i) the Marketing Period has ended and the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their nature can only be satisfied on the Closing, provided that each such condition is capable of being satisfied at Closing) at the time the Closing would have occurred but for the failure of Parent and Merger Sub to complete the Closing by the date that the Closing is required to have occurred, (ii) the Debt Financing (or any Alternative Financing contemplated by Section 5.16(d)) is available to be funded at the Closing and has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that (x) all conditions to the Company’s obligations to consummate the Closing set forth in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their nature can only be satisfied on the Closing, provided that each such condition is capable of being satisfied at Closing) and (y) if specific performance is granted and the Financing is funded, then the Closing will occur.

8.14   No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties hereto agree, on their own behalf and on behalf of their respective Subsidiaries and Affiliates, that no Non-Recourse Party in respect of such parties shall have any liability under this Agreement (it being understood that if any individual party hereto is a Non-Recourse Party in respect of another individual party hereto, this limitation shall not be read to affect any such liability of such individual party itself); provided, however, that nothing herein shall limit the obligations of any Non-Recourse Party under any Ancillary Agreement to which such Non-Recourse Party is party, including, without limitation, the Guarantee or the Equity Commitment Letter, even if the basis for obligations thereunder relate to or arise from obligations hereunder.

8.15   Financing Source Matters. Each of the parties hereto agree that the Parent Financing Sources (including any Non-Recourse Parties in respect thereof) shall not have any liability or obligation (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) to the Company, or any of its former, current or future officers, directors, managers, employees, member, partners, agents and other representatives and Affiliates and their direct and indirect security holders (collectively, the “Company-Related Parties”), and the Company hereby waives on behalf of the Company-Related Parties, and the Company-Related Parties collectively are hereby deemed to waive, any rights and claims (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising under, out of, in connection with or related in any manner to this Agreement or any Debt Commitment Letter or based on, in respect of or by reason of this Agreement or any Debt Commitment Letter or the negotiation, execution, performance (whether willfully, intentionally, unintentionally or otherwise) or breach thereof, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith; and no Company-Related Party shall seek or be entitled to recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Parent Financing Source; provided that nothing in this Section 8.15 shall limit the liability or obligations of the Parent Financing Sources to Parent (and its successors and assigns) and/or the other parties to the Debt Financing under the Debt Commitment Letters (or any fee letters referred to therein).

[Signature page follows]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

STL PARENT CORP.

By:	/s/ Jason Koenig
Name: Jason Koenig
Title: President

Company:

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ John O’Bryan
Name: John O’Bryan
Title: President and Chief Executive Officer

EXHIBIT A

ACTION BY WRITTEN CONSENT
OF THE SIGNIFICANT STOCKHOLDER
OF AMERICAN RAILCAR INDUSTRIES, INC.

Pursuant to Section 10-19.1-75 of the North Dakota Business Corporation Act (the “NDBCA”), Section 10-35-20 of the North Dakota Publicly Traded Corporations Act (the “NDPTCA”), and the Amended and Restated Articles of Incorporation and Bylaws of American Railcar Industries, Inc., a North Dakota corporation (the “Company”), the undersigned, being the holder of at least a majority of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Significant Stockholder”), hereby adopts and consents in writing to the resolutions set forth below (this “Written Consent”), which actions shall be deemed to be adopted to the same extent and to have the same force and effect as if such resolutions were adopted by the vote of holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such actions at a special meeting of the stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt such resolutions. Capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement (as defined below).

Approval of Merger and Merger Agreement

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) approved and declared advisable that certain Agreement and Plan of Merger, dated as of the date hereof, by and between STL Parent Corp., a Delaware corporation (“Parent”), and the Company, substantially in the form provided to the Significant Stockholder (the “Merger Agreement”), and the Transactions, including the Merger, (ii) determined that the terms of the Merger Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the Transactions, including the Merger;

WHEREAS, the Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with the terms of the Merger Agreement, the NDBCA and the NDPTCA, with the Company continuing as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and all shares of Common Stock held or owned by the Company, Parent or Merger Sub (or any of their respective direct or indirect wholly owned Subsidiaries), shall be cancelled and converted into the right to receive the Merger Consideration, subject to the terms of the Merger Agreement;

WHEREAS, the Significant Stockholder has had an opportunity to review the proposed terms of the Merger Agreement, the exhibits attached thereto and the other matters, documents, certificates and agreements contemplated therein, and such other information as it believes necessary to make an informed decision concerning its vote on the adoption of the Merger Agreement and approval of the Transactions, including the Merger, and the Significant Stockholder has had the opportunity to consult with its own legal, tax and/or financial advisor(s) regarding the consequences of the Merger, the Merger Agreement and the execution of this Written Consent;

WHEREAS, any Company SAR which has an exercise price or base price per share of Common Stock that is greater than or equal to the per share Merger Consideration and any Company SAR (or any portion thereof) that is unvested in accordance with its terms at the Effective Time will be cancelled at the Effective Time for no consideration of payment;

WHEREAS, the Significant Stockholder desires to waive any rights to appraisal of the fair value of its shares of Common Stock and rights to dissent from the Merger that the Significant Stockholder may have pursuant to the NDBCA; and

WHEREAS, in accordance with Section 10-19.1-98 of the NDBCA, the Board has submitted the Merger Agreement to the Significant Stockholder for approval and adoption and has recommended that the Significant Stockholder adopt and approve the Merger Agreement and the Merger.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement is hereby irrevocably and unconditionally adopted and approved in all respects, and the Merger as set forth in the Merger Agreement and all of the other transactions contemplated by the

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Merger Agreement are hereby authorized and approved in all respects, in each case to be effective automatically at the Written Consent Effective Time; provided, however, that this Written Consent shall not become effective and shall be deemed null and void if, at any time prior to the Written Consent Effective Time, the Merger Agreement has been terminated in accordance with its terms; and

RESOLVED, that the Significant Stockholder hereby acknowledges and approves the treatment of the Company SARs and the cancellation thereof in accordance with Section 2.6 of the Merger Agreement; and

RESOLVED, that, in furtherance of the foregoing, the Significant Stockholder hereby approves all payments to be made to the Company’s officers and employees in respect of the Company SARs in accordance with the provisions of the Merger Agreement; and

RESOLVED, that the Significant Stockholder hereby acknowledges awareness and an understanding of the right to demand appraisal of its shares of Common Stock and dissent to the Merger pursuant to Section 10-19.1-87 of the NDBCA and has received and had the opportunity to read a copy of such section and hereby waives all and shall not pursue any such appraisal rights; and

RESOLVED, that the Significant Stockholder hereby waives compliance with any and all notice requirements applicable to the Merger, the Merger Agreement or any of the transactions contemplated therein contained in or pursuant to the Company’s Bylaws, Amended and Restated Articles of Incorporation or applicable Law.

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IN WITNESS WHEREOF, the undersigned, being the holder of at least a majority of the outstanding Common Stock of the Company, has executed this Action by Written Consent of the Significant Stockholder of American Railcar Industries, Inc. as of October 22, 2018.

IEH ARI HOLDINGS LLC

By:
Name:
Title:

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EXHIBIT B

VOTING AGREEMENT

by and between

STL PARENT CORP.

and

THE STOCKHOLDER AND BENEFICIAL OWNERS PARTY HERETO

Dated as of October 22, 2018

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VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of October 22, 2018, between STL Parent Corp., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) and beneficial owners (the “Beneficial Owners” and, together with the Stockholder, the “Stockholder Parties”).

WHEREAS, as of the date hereof, the Stockholder is the sole record owner, and the Beneficial Owners are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), of the number of shares of common stock, par value $0.01 per share (the “Common Shares”), of American Railcar Industries, Inc., a North Dakota corporation, set forth opposite such party’s name on Schedule I hereto (such Common Shares, together with any other shares of the Company that are acquired by the Stockholder or the Beneficial Owners after the date hereof, the “Subject Shares”);

WHEREAS, the Company and Parent are concurrently entering into an agreement and plan of merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub (as defined in the Merger Agreement) shall be merged with and into the Company, with the Company continuing as the surviving corporation thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the written consent or affirmative vote of the holders of a majority in voting power of the Common Shares, entitled to vote thereon;

WHEREAS, concurrently with the execution and delivery of this Agreement and the Merger Agreement, the Stockholder has executed and delivered to the Company an irrevocable written consent in the form of Exhibit A hereto (a “Written Consent”);

WHEREAS, Parent and the Stockholder and the Beneficial Owners have agreed that the voting power of the Subject Shares will be subject to the restrictions set forth in this Agreement from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”); and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, transactions from which the Stockholder and the Beneficial Owners believe they will each derive substantial benefits through their respective ownership interests in the Company, the Stockholder and the Beneficial Owners are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1   Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

SECTION 2.1   Agreement to Vote. The Stockholder hereby agrees that, during the Voting Period, the Stockholder shall, and the Beneficial Owners agree that they shall cause the applicable holder of their Subject Shares to, (a) if a meeting of stockholders of the Company is held, appear at the meeting, in person or by proxy, and vote (or cause to be voted), and if an action is to be taken by written consent in lieu of a meeting, provide a written consent, in respect of all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the Transactions, including the Merger, and (B) waiving any notice requirements applicable to the Merger, the Merger Agreement or any of the transactions contemplated therein contained in or pursuant to the Company’s Organizational Documents or applicable Law, and (ii) against (X) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement, (Y) any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal and (Z) any action, proposal, transaction or agreement that is intended or would result

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in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholder Parties under this Agreement, and (b) not take, or cause to be taken, any action to revoke, supersede, withdraw, terminate or otherwise impair or override, the Written Consent.

SECTION 2.2   Additional Consideration. If the Merger is consummated, no Stockholder Party will receive, whether under this Agreement or otherwise, any consideration additional to or in lieu of the Merger Consideration in respect of the acquisition of any Common Shares held or controlled by the Stockholder Parties or their respective Affiliates. If the Merger is not consummated, neither the Stockholder Parties nor any of their respective Affiliates (other than the Company) will receive a break-fee or similar payment, whether under this Agreement or otherwise. For the avoidance of doubt, it is understood and agreed that, pursuant to the terms of the Merger Agreement, the Company may be entitled to the payment of the Parent Termination Fee upon the termination of the Merger Agreement.

ARTICLE III

COVENANTS

SECTION 3.1   Subject Shares.

(a)   Each Stockholder Party agrees that during the Voting Period, it shall not, and shall not commit or agree to, without Parent’s prior written consent, (i) directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or by operation of Law) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein or (ii) take any action inconsistent with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. Each Stockholder Party agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited                                      Transfer shall be enjoined. If any involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by any Stockholder Party’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b)   Notwithstanding anything contained herein to the contrary, each Stockholder Party shall be permitted to Transfer all or any portion of the Subject Shares to its Controlled Affiliates provided that in connection with such Transfer, the applicable Controlled Affiliate executes a joinder agreement agreeing to be bound by the terms and conditions of this Agreement as if such Controlled Affiliate were an original signatory hereto. For the purpose of this Agreement, a “Controlled Affiliate” shall mean (i) Carl C. Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children (collectively, the “Family Group”); (ii) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (iii) the estate of any member of the Family Group; (iv) any trust Controlled by any one or more members of the Family Group; (v) any individual or Entity who receives an interest in any estate or trust listed in clauses (i) or (iv), to the extent of such interest; (vi) any trust or estate, all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (vii) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (iii), (iv) and (vi) have direct or indirect Control; or (viii) any Entity, directly or indirectly Controlled by any Person or Persons identified in clauses (i) through (vii) above. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

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(c)   In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Each Stockholder Party further agrees that, in the event such Stockholder Party purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, then any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by such Stockholder Party on the date of this Agreement.

SECTION 3.2   Capacity. All agreements and understandings made herein shall be made solely in such Stockholder Party’s capacity as a holder of the Subject Shares and not in any other capacity. Nothing in this Agreement shall be deemed to restrict or limit the ability of any Affiliate of the Stockholder Parties who is a director, officer or employee of the Company from taking any action in his or her capacity as a director, officer or employee of the Company.

SECTION 3.3   Other Offers. During the Voting Period, none of the Stockholder Parties (in their capacity as such), shall, and the Stockholder Parties shall not authorize or permit any of their respective Representatives to, take any of the following actions: (i) initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish any Third Party any non-public information relating to the Company or its Subsidiaries, in connection with an Acquisition Proposal or (iii) adopt or approve any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder Parties’ and their respective Representatives’ interactions with Parent and its Subsidiaries and Representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder Parties who are acting at any of the Stockholder Parties’ direction or on any of the Stockholder Parties’ behalf, shall be deemed to be a breach of this Section 3.3 by the Stockholder Parties. The Stockholder Parties shall, and shall cause their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussion or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal.

SECTION 3.4   Communications. During the Voting Period, each Stockholder Party shall not, and shall use its commercially reasonable efforts to cause its Representatives, if any, not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by such Stockholder Party that would be permitted to be taken by the Company pursuant to the terms of the Merger Agreement or any Affiliate of such Stockholder Party who is a director, officer or employee of the Company from taking any action in his or her capacity as a director, officer or employee of the Company, including making any filings with the SEC in connection with the Merger or any of the transactions contemplated by the Merger Agreement. Each Stockholder Party hereby consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company in any publicly filed documents relating to the Merger or the transactions contemplated by the Merger Agreement of: (a) such Stockholder Party’s identity; (b) such Stockholder Party’s ownership of the Subject Shares; and (c) the nature of such Stockholder Party’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or the Company reasonably determine to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement.

SECTION 3.5   Voting Trusts. Each Stockholder Party agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

SECTION 3.6   Waiver of Appraisal Rights. Each Stockholder Party hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Law, including pursuant to Section 10-19.1-87 of the NDBCA. Each Stockholder Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors,

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directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement; provided, however, that the foregoing shall not prohibit any Affiliate of the Stockholder Parties who is a director, officer or employee of the Company from taking any action in his or her capacity as a director, officer or employee of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

SECTION 4.1   Due Authorization, etc. The Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited the Enforceability Exceptions.

SECTION 4.2   Ownership of Shares. Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has record ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has (together with the Beneficial Owners) the sole power to vote or cause to be voted such Shares and the sole power to dispose of or cause to be disposed such Shares. The Stockholder has good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

SECTION 4.3   No Conflicts. Except as contemplated by the Merger Agreement and for the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a) no filing with any Governmental Entity is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the Organizational Documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any Law, except for any of the foregoing as would not reasonably be expected to materially impair the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4   Finder’s Fees. Except as disclosed in the Merger Agreement or the Company Disclosure Letter, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company.

SECTION 4.5   No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BENEFICIAL OWNERS

Each Beneficial Owner hereby represents and warrants to Parent as follows:

SECTION 5.1   Due Authorization, etc. Such Beneficial Owner is an entity duly organized, validly existing and in good standing under the Laws of the state of its formation. Such Beneficial Owner has all necessary power and

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authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Beneficial Owner have been duly authorized by all necessary action on the part of such Beneficial Owner and no other proceedings on the part of such Beneficial Owner are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Beneficial Owner and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such beneficial Owner, enforceable against such Beneficial Owner in accordance with its terms, except to the extent enforcement is limited the Enforceability Exceptions.

SECTION 5.2   Ownership of Shares. Schedule I hereto sets forth opposite such Beneficial Owner’s name the Shares over which such Beneficial Owner has beneficial ownership as of the date hereof.

SECTION 5.3   No Conflicts. Except as contemplated by the Merger Agreement and for the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a) no filing with any Governmental Entity is necessary for the execution of this Agreement by such Beneficial Owner and (b) none of the execution and delivery of this Agreement by such Beneficial Owner, the consummation by such Beneficial Owner of the transactions contemplated hereby or compliance by such Beneficial Owner with any of the provisions hereof shall (i) conflict with or result in any breach of the Organizational Documents of such Beneficial Owner, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract to which such Beneficial Owner is a party or by which such Beneficial Owner or any of the Subject Shares or its assets may be bound or (iii) violate any Law, except for any of the foregoing as would not reasonably be expected to materially impair such Beneficial Owner’s ability to perform its obligations under this Agreement.

SECTION 5.4   No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of such Beneficial Owner, threatened against such Beneficial Owner that would reasonably be expected to impair the ability of such Beneficial Owner to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholder Parties as follows:

SECTION 6.1   Due Organization, etc. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by each of the Stockholder Parties) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by the Enforceability Exceptions.

SECTION 6.2   No Conflicts. Except as contemplated by the Merger Agreement and for the applicable requirements of the Exchange Act, (a) no filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the Organizational Documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any Law, except for any of the foregoing as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1   Termination. This Agreement shall automatically terminate, and neither Parent nor the Stockholder Parties shall have any rights or obligations hereunder and this Agreement shall become null and void and

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have no effect upon the earliest to occur of: (a) the mutual written consent of Parent and the Stockholder Parties; (b) the Effective Time; (c) the termination of the Merger Agreement in accordance with its terms; or (d) the time of any modification, waiver or amendment of the Merger Agreement that reduces or changes the form of the Merger Consideration payable pursuant to the terms of the Merger Agreement as in effect on the date hereof or which is otherwise adverse to the Stockholder Parties in any material respect, in each case, without the prior written consent of the Stockholder Parties. The parties acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article VII, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 8.11, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VII and Article VIII shall survive the termination of this Agreement. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be deemed to constitute a waiver, modification or amendment to any rights or remedies any party may have under the Merger Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1   Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder Parties agree to take any and all actions and to do all things reasonably necessary or appropriate to effectuate this Agreement.

SECTION 8.2   Fees and Expenses. Except as otherwise specifically provided herein or in the Merger Agreement, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.3   Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. At any time during the Voting Period, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 8.4   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by email, upon the earlier of (x) written confirmation of receipt by email or (y) the first (1st) Business Day after such email is sent, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier if next Business Day delivery is requested, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by United States registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated bin writing by the party to receive such notice:

If to Parent, to:

STL Parent Corp.
c/o ITE Management
200 Park Avenue South
Suite 1511
New York, New York 10003
Attention:	Jason Koenig
Facsimile:	jkoenig@itemgmt.com

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with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	William H. Gump
Bradley Friedman
Email:	wgump@willkie.com
bfriedman@willkie.com

If to the Stockholder Parties:

IEH ARI Holdings LLC
c/o Icahn Associates LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153
Fax: 917.591.3310
Attention:	Keith Cozza
Andrew Langham
E-mail:	kcozza@ielp.com
alangham@sfire.com

SECTION 8.5   Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement..

SECTION 8.6   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 8.7   Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent Parent may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Parent under the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, each Stockholder Party agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of such Stockholder Party’s Subject Shares shall pass, whether by operation or law or otherwise, including such Stockholder Party’s heirs, guardians, administrators or successors and assigns, and each Stockholder Party agrees to take all commercially actions necessary to effect the foregoing.

SECTION 8.8   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Notwithstanding the foregoing, the Company shall be an express third party beneficiary solely of the provisions of Section 3.4 hereof. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other person. In some instances,

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the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date (except the Company solely with respect to Section 3.4 hereof).

SECTION 8.9   Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with the terms hereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 8.10   Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

SECTION 8.11   Specific Performance. Each Stockholder Party acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of the Company and Parent shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be deemed to constitute a waiver, modification or amendment to any rights or remedies any party may have under the Merger Agreement, including, but not limited to, the rights and remedies set forth in Sections 7.3, 8.13, 8.14 and 8.15 of the Merger Agreement.

SECTION 8.12   Submission to Jurisdiction. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 8.13   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

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COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

SECTION 8.14   Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

SECTION 8.15   Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties and is not intended to create a partnership, joint venture or agency relationship between the parties.

[signature page follows]

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IN WITNESS WHEREOF, Parent and the Stockholder Parties have caused this Agreement to be duly executed as of the day and year first above written.

STL PARENT CORP.

By:
Name:
Title:

[Signature Page to Voting Agreement]

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IN WITNESS WHEREOF, Parent and the Stockholder Parties have caused this Agreement to be duly executed as of the day and year first above written.

IEH ARI HOLDINGS LLC

By:
Name:	SungHwan Cho
Title:	Chief Financial Officer

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:
Name:	SungHwan Cho
Title:	Chief Financial Officer

ICAHN BUILDING LLC

By:	Icahn Enterprises Holdings L.P., its sole member
By:	Icahn Enterprises G.P. Inc., its general partner

By:
Name:	SungHwan Cho
Title:	Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.

By:	Icahn Enterprises G.P. Inc., its general partner

By:
Name:	SungHwan Cho
Title:	Chief Financial Officer

[Signature Page to Voting Agreement]

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ICAHN ENTERPRISES G.P. INC.

By:
Name:	SungHwan Cho
Title:	Chief Financial Officer

BECKTON CORP.

By:
Name:	Edward E. Mattner
Title:	Authorized Signatory

CARL C. ICAHN

[Signature Page to Voting Agreement]

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Exhibit A
Written Consent

See attached.

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Schedule I
Ownership of Common Shares

Name and Address of Stockholder	Number of Common Shares Owned of Record	Number of Common Shares Owned Beneficially
IEH ARI Holdings LLC c/o Icahn Associates LLC 767 Fifth Avenue, 47th Floor New York, New York 10153 Fax: 917.591.3310	11,871,268	—
American Entertainment Properties Corp. c/o Icahn Associates LLC 767 Fifth Avenue, 47th Floor New York, New York 10153 Fax: 917.591.3310	—	11,871,268
Icahn Building LLC c/o Icahn Associates LLC 767 Fifth Avenue, 47th Floor New York, New York 10153 Fax: 917.591.3310	—	11,871,268
Icahn Enterprises Holdings L.P. c/o Icahn Associates LLC 767 Fifth Avenue, 47th Floor New York, New York 10153 Fax: 917.591.3310	—	11,871,268
Icahn Enterprises G.P. Inc. c/o Icahn Associates LLC 767 Fifth Avenue, 47th Floor New York, New York 10153 Fax: 917.591.3310	—	11,871,268
Beckton Corp. c/o Icahn Associates LLC 767 Fifth Avenue, 47th Floor New York, New York 10153 Fax: 917.591.3310	—	11,871,268
Carl C. Icahn c/o Icahn Associates LLC 767 Fifth Avenue, 47th Floor New York, New York 10153 Fax: 917.591.3310	—	11,871,268
Total:	11,871,268	11,871,268

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EXHIBIT C

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AMERICAN RAILCAR INDUSTRIES, INC.

* * * * * * * *

ARTICLE I.

The name of the corporation (the “Corporation”) is: AMERICAN RAILCAR INDUSTRIES, INC.

ARTICLE II.

The address of the registered office of the Corporation in the State of North Dakota is: c/o CT Corporation System, 120 W. Sweet Avenue, City of Bismarck, County of Burleigh, North Dakota, 58504. The name of the registered agent of the Corporation at such address is CT Corporation System.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of the State of North Dakota.

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each of which shall have a par value of one cent ($0.01) per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VI.

Elections of directors need not be by written ballot.

ARTICLE VII.

(a)   No director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 10-19.1-95 of the North Dakota Business Corporations Act or Section 10-04-17 of the North Dakota Century Code, or any successor provisions thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this ARTICLE VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b)   The Corporation may, to the fullest extent permitted by the Corporation Laws of the State of North Dakota, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities and other matters referred to or covered therein, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

* * *

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EXHIBIT D

AMERICAN RAILCAR INDUSTRIES, INC.

INCORPORATED UNDER THE LAWS OF

THE STATE OF NORTH DAKOTA

AMENDED AND RESTATED BY-LAWS

ARTICLE I.
OFFICES.

The registered office of AMERICAN RAILCAR INDUSTRIES, INC. (the “Corporation”) shall be located in the state of North Dakota and shall be at such address as shall be set forth in the Articles of Incorporation. The registered agent of the Corporation at such address shall be as set forth in the Articles of Incorporation. The Corporation may also have such other offices at such other places, within or without the State of North Dakota, as the Board of Directors may from time to time designate or the business of the Corporation may require. For clarity, any reference in these Bylaws to the “Articles of Incorporation” shall refer to the Articles of Incorporation as amended or restated from time to time.

ARTICLE II.
STOCKHOLDERS.

Section 1.   Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of any other business shall be held on such date and at such time and in such place, either within or without the State of North Dakota, as shall from time to time be designated by the Board of Directors. At the annual meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute or the Articles of Incorporation.

Section 2.   Special Meetings. Special meetings of the stockholders for any purpose may be called at any time by the Board of Directors, or by the President, and shall be called by the President at the request of the holders of at least 20% of the outstanding shares of capital stock entitled to vote. Special meetings shall be held at such place or places within or without the State of North Dakota as shall from time to time be designated by the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 3.   Notice of Meetings. Written notice of the time and place of any stockholder’s meeting, whether annual or special, shall be given to each stockholder entitled to vote thereat, by personal delivery or by mailing the same to him at his address as the same appears upon the records of the Corporation at least ten (10) days but not more than sixty (60) days before the day of the meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

Section 4.   Quorum. Any number of stockholders, together holding at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business, except as otherwise provided by law, by the Articles of Incorporation or by these By-laws.

Section 5.   Adjournment of Meetings. If less than a quorum shall attend at the time for which a meeting shall have been called, the meeting may adjourn from time to time by a majority vote of the stockholders present or represented by proxy and entitled to vote without notice other than by announcement at the meeting until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by a majority vote of the stockholders present or represented by proxy and entitled to vote. At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.

Section 6.   Voting List. The Secretary shall prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote, arranged in alphabetical order and showing the address

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of each stockholder and the number of shares of each stockholder. Such list shall be open at the place where the election is to be held for said ten (10) days, to the examination of any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 7.   Voting. Each stockholder entitled to vote at any meeting may vote either in person or by proxy, but no proxy shall be voted on or after three years from its date, unless said proxy provides for a longer period. Except as otherwise provided by the Articles of Incorporation, each stockholder entitled to vote shall at every meeting of the stockholders be entitled to one vote for each share of stock registered in his name on the record of stockholders. At all meetings of stockholders all matters, except as otherwise provided by statute, shall be determined by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

Section 8.   Record Date of Stockholders. The Board of Directors is authorized to fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purposes, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed as aforesaid.

Section 9.   Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of North Dakota, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 10.   Conduct of Meetings. The Chairman of the Board of Directors, or if there be none, or in the Chairman’s absence, the President shall preside at all regular or special meetings of stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to stockholders to speak, governing all aspects of the conduct of such meetings.

ARTICLE III.
DIRECTORS.

Section 1.   Number and Qualifications: The Board of Directors shall consist initially of one director and thereafter shall consist of such number as may be fixed from time to time by resolution of the Board of Directors. The directors need not be stockholders.

Section 2.   Election of Directors: The directors shall be elected by the stockholders at the annual meeting of stockholders.

Section 3.   Duration of Office: The directors chosen at any annual meeting shall, except as hereinafter provided, hold office until the next annual election and until their successors are elected and qualify.

Section 4.   Removal and Resignation of Directors: Except as set forth in the Articles of Incorporation of the Corporation, as the same may be amended by any Articles of Amendment, Articles of Merger or similar filed by the Corporation, any director may be removed from the Board of Directors, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote, either by written consent or consents or at any special meeting of the stockholders called for that purpose, and the office of such director shall forthwith become vacant.

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Any director may resign at any time. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

Section 5.   Filling of Vacancies: Any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum, provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal, and provided further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase.

Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual election and until his successor is elected and qualifies.

Section 6.   Regular Meetings: The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided a quorum of directors is present. Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors.

Section 7.   Special Meetings: Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or by the President or by any two directors.

Section 8.   Notice and Place of Meetings: Meetings of the Board of Directors may be held at the principal office of the Corporation, or at such other place as shall be stated in the notice of such meeting. Notice of any special meeting, and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting also, shall be mailed to each director addressed to him at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph or cable, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders and if a quorum is present.

Section 9.   Business Transacted at Meetings, etc.: Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Section 10.   Quorum: A majority of the Board of Directors at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members present shall be the act of the Board of Directors unless the act of a greater number is specifically required by law or by the Articles of Incorporation or these By-laws. The members of the Board of Directors shall act only as the Board of Directors and the individual members thereof shall not have any powers as such.

Section 11.   Compensation: The directors shall not receive any stated salary for their services as directors, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 12.   Action Without a Meeting: Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or committee.

Section 13.   Meetings Through Use of Communications Equipment: Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Articles of Incorporation or these By-laws, have the power to participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

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ARTICLE IV.
COMMITTEES.

Section 1.   Executive Committee: The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate two or more of their number to constitute an Executive Committee to hold office at the pleasure of the Board of Directors, which Committee shall, during the intervals between meetings of the Board of Directors, have and exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, subject only to such restrictions or limitations as the Board of Directors may from time to time specify, or as limited by the North Dakota Business Corporation Act, and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it.

Any member of the Executive Committee may be removed at any time, with or without cause, by a resolution of a majority of the whole Board of Directors.

Any person ceasing to be a director shall ipso facto cease to be a member of the Executive Committee.

Any vacancy in the Executive Committee occurring from any cause whatsoever may be filled from among the directors by a resolution of a majority of the whole Board of Directors.

Section 2.   Other Committees: Other committees, whose members need not be directors, may be appointed by the Board of Directors or the Executive Committee, which committees shall hold office for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors or the Executive Committee.

Any member of such a committee may be removed at any time, with or without cause, by the Board of Directors or the Executive Committee. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors or the Executive Committee.

Section 3.   Resignation: Any member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 4.   Quorum: A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

Section 5.   Record of Proceedings, etc.: Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 6.   Organization, Meetings, Notices, etc.: A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agreed upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Corporation or by the chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph or cable, or delivered personally or by telephone not later than twenty-four (24) hours before the time at which the meeting is to be held.

Section 7.   Compensation: The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V.
OFFICERS.

Section 1.   Number: The officers of the Corporation shall be a President, Chief Financial Officer, Vice President and such other officers as may be appointed in accordance with the provisions of this Article V. The Board of Directors in its discretion may also elect a Chairman of the Board of Directors.

Section 2.   Election, Term of Office and Qualifications: The officers, except as provided in Section 3 of this Article V, shall be chosen annually by the Board of Directors. Each such officer shall, except as herein otherwise provided, hold office until his successor shall have been chosen and shall qualify. The Chairman of the Board of

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Directors, if any, and the President shall be directors of the Corporation, and should any one of them cease to be a director, he shall ipso facto cease to be such officer. Except as otherwise provided by law, any number of offices may be held by the same person.

Section 3.   Other Officers: Other officers, including one or more vice-presidents, assistant secretaries, treasurer or assistant treasurers, may from time to time be appointed by the Board of Directors, which other officers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or the officer or committee appointing them.

Section 4.   Removal of Officers: Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the Board of Directors.

Section 5.   Resignation: Any officer of the Corporation may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

Section 6.   Filling of Vacancies: A vacancy in any office shall be filled by the Board of Directors or by the authority appointing the predecessor in such office.

Section 7.   Compensation: The compensation of the officers shall be fixed by the Board of Directors, or by any committee upon whom power in that regard may be conferred by the Board of Directors.

Section 8.   Chairman of the Board of Directors: The Chairman of the Board of Directors, if any, shall be a director and shall preside at all meetings of the stockholders and the Board of Directors, and shall have such power and perform such duties as may from time to time be assigned to him by the Board of Directors.

Section 9.   President: In the absence of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. He shall have power to call special meetings of the stockholders or of the Board of Directors or of the Executive Committee at any time. He shall be the chief executive officer of the Corporation, and shall have the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President.

Section 10.   Vice-Presidents: The vice-president, or vice-presidents if there is more than one, shall, subject to the direction of the Board of Directors, at the request of the President or in his absence, or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. The vice-presidents shall also perform such other duties as may be assigned to them by the Board of Directors, and the Board of Directors may determine the order of priority among them.

Section 11.   Secretary: The Secretary shall perform such duties as are incident to the office of Secretary, or as may from time to time be assigned to him by the Board of Directors, or as are prescribed by these By-laws.

Section 12.   Treasurer: The Treasurer shall perform such duties and have powers as are usually incident to the office of Treasurer or which may be assigned to him by the Board of Directors.

ARTICLE VI.
CAPITAL STOCK.

Section 1.   Issue of Certificates of Stock: Certificates of capital stock shall be in such form as shall be approved by the Board of Directors. They shall be numbered in the order of their issue and shall be signed by the Chairman of the Board of Directors, the President or one of the vice-presidents, and the Secretary or an assistant secretary or the treasurer or an assistant treasurer, and the seal of the Corporation or a facsimile thereof shall be impressed or affixed or reproduced thereon, provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, President, vice-president, Secretary, assistant secretary, treasurer or assistant treasurer may be facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates

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shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon have not ceased to be such officer or officers of the Corporation.

Section 2.   Registration and Transfer of Shares: The name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him, her or it, the numbers of the certificates, if any, covering such shares and the dates of acquisition of such shares. The shares of stock of the Corporation held in certificated form shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The shares of stock of the Corporation that are not held in certificated form shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on delivery of an assignment or power of transfer. A record shall be made of each transfer.

The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

Section 3.   Lost, Destroyed and Mutilated Certificates: The holder of any stock of the Corporation held in certificated form shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representatives, to give the Corporation a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of the issue of such new certificate and against all other liability in the premises, or may remit such owner to such remedy or remedies as he may have under the laws of the State of North Dakota.

ARTICLE VII.
DIVIDENDS, SURPLUS, ETC.

Section 1.   General Discretion of Directors: The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Articles of Incorporation, to determine whether any, if any, part of the surplus or net profits of the Corporation shall be declared as dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.

ARTICLE VIII.
MISCELLANEOUS PROVISIONS.

Section 1.   Fiscal Year: The Board may determine the corporation’s fiscal year. Until changed by the Board, the last day of the corporation’s fiscal year shall be December 31.

Section 2.   Corporate Seal: The corporate seal shall be in such form as approved by the Board of Directors and may be altered at their pleasure. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3.   Notices: Except as otherwise expressly provided, any notice required by these By-laws to be given shall be sufficient if given by depositing the same in a post office or letter box in a sealed postpaid wrapper addressed to the person entitled thereto at his address, as the same appears upon the books of the Corporation, or by sending via facsimile, telegraphing or cabling the same to such person at such addresses; and such notice shall be deemed to be given at the time it is mailed, sent via facsimile, telegraphed or cabled.

Section 4.   Waiver of Notice: Any stockholder or director may at any time, by writing or by telegraph or by cable, waive any notice required to be given under these By-laws, and if any stockholder or director shall be present at any meeting his presence shall constitute a waiver of such notice.

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Section 5.   Checks, Drafts, etc.: All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall from time to time be designated by resolution of the Board of Directors.

Section 6.   Deposits: All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money which are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation as the Board of Directors or the President may authorize for that purpose.

Section 7.   Voting Stock of Other Corporations: Except as otherwise ordered by the Board of Directors or the Executive Committee, the President or the treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation of which the Corporation is a stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting the President or the treasurer or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors or the Executive Committee may from time to time confer like powers upon any other person or persons.

Section 8.   Indemnification:

(a)   Indemnification. The Corporation shall indemnify to the fullest extent authorized or permitted by applicable law any person (his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative, arbitration, or investigative proceeding, including without limitation a proceeding by or in the right of the Corporation, by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer or in any other capacity for another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if, with respect to the acts or omissions of such person, such person (i) acted in good faith, (ii) received no improper personal benefit, (iii) with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (iv) reasonably believed that the conduct was in the best interest of the Corporation (or if, at the Corporation’s request, such person served for another organization, reasonably believed that the conduct was not opposed to the best interest of the Corporation). The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not satisfy the criteria of the preceding sentence.

The Corporation may indemnify any person who is or was an employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as an employee or agent or in any other capacity of another corporation, joint venture, trust or other enterprise, in the manner and to the extent that it shall indemnify any director or officer under this Section 8.

(b)   Determination of Indemnification. Any indemnification under Section 8(a) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8(a). Such determination shall be made (i) by the Board of Directors by a majority of a quorum, not counting any directors who are at the time parties to the proceeding for determining either a majority or the presence of a quorum, (ii) if a quorum under clause (i) of this Section 8(b) cannot be obtained, by a majority of a committee or by a majority of a committee of the Board of Directors, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full Board of Directors, including directors who are parties, (iii) by a special legal counsel, or (iv) as otherwise provided by the North Dakota Business Corporation Act or the North Dakota Publicly Traded Corporations Act, as applicable.

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(c)   Right to Indemnification. Notwithstanding the other provisions of this Section 8, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 8(a), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

(d)   Advance of Expenses. Expenses incurred in defending a civil or criminal proceeding may be paid by the Corporation on behalf of a director, officer, employee or agent in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon (i) receipt of written affirmation by the person of a good-faith belief that the applicable criteria for indemnification have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the Corporation, if the ultimate determination is that the criteria for indemnification have not been satisfied, and (ii) after a determination that the facts then known to those making the determination would not preclude indemnification.

(e)   Indemnification Not Exclusive. The indemnification provided by this Section 8 shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any law, any agreement, the Articles of Incorporation, any vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(f)   Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under the provisions of this Section 8.

(g)   Continuity. The indemnification and advancement of expenses provided for in this Section 8 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX.
AMENDMENTS.

The Board of Directors shall have the power to make, rescind, alter, amend and repeal these By-laws, provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any by-laws made by the Board of Directors, and to enact by-laws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors. No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of North Dakota.

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EXHIBIT E

Form of Joinder Agreement

This JOINDER AGREEMENT (this “Joinder Agreement”) dated as of [•], 2018, is by and between Table Rock Merger Sub Corp., a North Dakota corporation (“Merger Sub”), and American Railcar Industries, Inc., a North Dakota corporation (the “Company”). Capitalized terms not otherwise defined herein are defined in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on October 22, 2018, the Company and STL Parent Corp., a Delaware corporation (“Parent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Parent and the Company agreed to effect the Merger upon the terms and subject to conditions set forth in the Merger Agreement; and

WHEREAS, the Merger Agreement provides that promptly following the incorporation of Merger Sub, Parent must cause Merger Sub to enter into, and deliver to the Company a duly executed copy of, this Joinder Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE I

JOINDER; PART OF MERGER AGREEMENT

Merger Sub hereby becomes a party to the Merger Agreement and agrees to be bound to the Merger Agreement as “Merger Sub” and a “party”. Merger Sub hereby confirms all of the covenants and agreements set forth with respect to Merger Sub in the Merger Agreement.

This Joinder Agreement shall be deemed to be part of, and a modification to, the Merger Agreement and shall be governed by all the terms and provisions of the Merger Agreement, which shall continue in full force and effect as modified hereby as a valid and binding agreement of Merger Sub.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Merger Sub represents and warrants to the Company as set forth below.

Section 2.1   Corporate Organization. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Dakota, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

Section 2.2   Charter Documents and Bylaws. Merger Sub has previously furnished to the Company a true and complete copy of the Organizational Documents of Merger Sub as amended to the date of this Joinder Agreement, and such Organizational Documents as so delivered are in full force and effect. Merger Sub is not in violation of any provision of its Organizational Documents.

Section 2.3   Authority Relative to this Joinder Agreement.

(a)   Merger Sub has all necessary corporate power and authority to execute and deliver this Joinder Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the Transactions. The execution, delivery and performance of this Joinder Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly authorized by the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Merger Sub is necessary to approve this Joinder Agreement or to consummate the Transactions, other than the filing of the Articles of Merger with the North Dakota Secretary of State as required by the NDBCA. This

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Joinder Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Joinder Agreement by the Company, will constitute a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).

Section 2.4   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Joinder Agreement and the Ancillary Agreements to which it is a party by Merger Sub and the consummation by Merger Sub of the Transactions, do not and will not (i) conflict with or violate the Organizational Documents of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Merger Sub or by which any of its properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which Merger Sub is a party or by which Merger Sub or any of its properties are bound, or (iv) conflict with any condition to the Financing, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)   The execution, delivery and performance of this Joinder Agreement and the Ancillary Agreements to which it is a party by Merger Sub, and the consummation by Merger Sub of the Transactions, does not and will not require Merger Sub to obtain any consent, approval, Order, authorization or permit of, action or waiver by, or to make any filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of the NASDAQ, (iv) the filing with the North Dakota Secretary of State of the Articles of Merger as required by the NDBCA, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 2.5   Ownership of Merger Sub. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Joinder Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

[Signature page follows]

A-E-2

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed by their respective authorized officers as of the date first set forth above.

Merger Sub:

TABLE ROCK MERGER SUB CORP.

By:
Name:
Title:

Company:

AMERICAN RAILCAR INDUSTRIES, INC.

By:
Name:
Title:

Acknowledged and Agreed
as of the date first set forth above:

Parent:

STL PARENT CORP.

By:
Name:
Title:

A-E-3

ANNEX B

200 Public Square · Suite 3750 · Cleveland, OH 44114
Phone: (216) 589-0900 · Fax: (866) 999-0206 · www.wesrespartners.com

October 21, 2018

PRIVATE AND CONFIDENTIAL

Board of Directors
American Railcar Industries, Inc.
100 Clark Street
St. Charles, MO 63301

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Consideration (as defined below) to be received by the holders of the issued and outstanding common stock, par value $.01 per share (the “Common Stock”), of American Railcar Industries, Inc., a North Dakota corporation (“ARI”, or the “Company”), pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among STL Parent Corp., a Delaware corporation (“Parent”), Table Rock Merger Sub Corp., a North Dakota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.

Under the terms of the Agreement, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger and become a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each issued and outstanding share of Common Stock (other than shares held in the treasury of the Company or owned of record by any Company subsidiary and all shares owned by Parent, Merger Sub or any of their respective wholly-owned subsidiaries, which will be cancelled with no payment being made with respect thereto, or shares owned by a shareholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of North Dakota law) will be converted into the right to receive $70.00 per share in cash, without interest (the “Consideration”). The Merger and related transactions contemplated by the Agreement are collectively hereinafter referred to as the “Transaction.” The specific terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We also took into account our assessment of general economic, market and financial conditions, as well as our experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Our procedures, investigations, and financial analysis with respect to the preparation of this opinion included, but were not limited to, the following: (i) a draft of the Agreement, dated October 21, 2018, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Company, including recent Annual Reports on Form 10-K of the Company, recent Quarterly Reports on Form 10-Q of the Company and certain disclosures that we deemed to be relevant to our analysis made on Form 8-K of the Company; (iii) certain other internal information, primarily financial in nature, including financial estimates for fiscal year 2018, financial projections for fiscal years 2019 through 2023 and other projections, concerning the business and operations of the Company, furnished to us by the Company for purposes of our analyses; (iv) certain financial projections for fiscal years 2019 through 2028 based on the best available estimates of the Company’s management and reviewed and approved by the Company’s management; (v) publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; (vi) publicly available information concerning the trading markets of the Common Stock; and (vii) publicly available information concerning the nature and financial terms of certain other transactions that we consider relevant to our inquiry. Additionally, we have had multiple conversations and exchanged correspondence with the Company’s management to discuss the business and prospects of the Company, as well as other matters we believe relevant to our inquiry, and considered such other data and information we judged necessary or appropriate to render our opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to us or publicly available and that all information supplied and representations made by the Company’s management regarding the Company and the Transaction are substantially accurate in all respects material to our analysis, and have further assumed and relied upon the representations and warranties of the Company, Parent and Merger Sub contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based, and express no view as to such projections or assumptions. Also, we have not been engaged to, nor have we conducted, an appraisal of any of the assets, properties or facilities of the Company.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the last draft that we received. In addition, we have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained, all other conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. We have not solicited, nor were we asked to solicit, third party interest in any transaction involving the Company prior to the rendering of this opinion.

It should be noted that this opinion is based upon economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. We have assumed that all of the conditions required to implement the Transaction will be satisfied, that the Transaction will be completed in accordance with the Merger Agreement without any material amendments thereto or any material waivers or delays of any terms or conditions thereof, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the consummation of the Transaction. Also, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration to be received by the holders of the Company’s Common Stock pursuant to the Agreement, and does not address the Company’s management underlying business decision to effect the Transaction or any other terms of the Agreement. In that regard, we further express no opinion concerning the fairness of the amount or nature of any compensation to be paid to any of the officers, directors or employees of the Company, or to any class of such persons, relative to the compensation to be received by the holders of the Company’s Common Stock in connection with the Transaction. In addition, it should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

It is understood that this opinion was prepared solely for the use of the Board of Directors of ARI in discharging its fiduciary duties in evaluating the proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without our express consent. This opinion may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent; provided, however, that we understand that this opinion in its entirety, and a summary thereof which we will prepare, may be included in the Information Statement of the Company to be distributed to the holders of the Common Stock in connection with the Transaction.

Our opinion does not constitute a recommendation to any shareholder of the Company as to how or whether any such shareholder should consent, vote or act with respect to the Transaction, or whether to proceed with the Transaction or any related transaction, and does not indicate that the Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Consideration is within a range suggested by certain financial analyses. The Board’s decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this opinion is based. We have advised the Board of Directors that we do not believe that any person (including any shareholder of ARI) other than the directors has the legal right to rely on this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of Western Reserve Partners, a Division of Citizens Capital Markets, Inc., under the federal securities laws or on the rights and responsibilities of the Board of Directors under applicable law.

Western Reserve will receive a fee from ARI for our services related to the delivery of this opinion. Western Reserve did not serve as a financial advisor to the Company in connection with the Transaction and, as such, will not receive a separate fee from ARI for such services. The Company has also agreed to indemnify us against certain liabilities, including liabilities under the federal securities laws. In addition, we should disclose that during the two years preceding the date of this opinion, Western Reserve has not been engaged by the Board of Directors of ARI as financial advisor in other matters, and we did not receive fee compensation for any services rendered therein.

This opinion has been approved by the Valuation and Fairness Opinion Committee of Western Reserve Partners, a Division of Citizens Capital Markets, Inc.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Western Reserve Partners

Western Reserve Partners,
A Division of Citizens Capital Markets

ANNEX C

NORTH DAKOTA BUSINESS CORPORATION ACT

§ 10-19.1-87. Rights of dissenting shareholders.

1. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

a. Unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of a dissenting shareholder in that it:

(1) Alters or abolishes a preferential right of the shares;

(2) Creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of shares;

(3) Alters or abolishes a pre-emptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) Excludes or limits the right of a shareholder to vote on a matter, or to accumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; or

(5) Eliminates the right to obtain payment under this subdivision;

b. A sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under subsection 2 of section 10-19.1-104, but not including:

(1) A disposition in dissolution described in subsection 2 of section 10-19.1-109;

(2) A disposition pursuant to an order of a court; or

(3) A disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

c. A plan of merger to which the corporation is a constituent organization, except as provided in subsection 3 and except for a plan of merger adopted under section 10-19.1-100.1;

d. A plan of exchange, whether under this chapter or under its governing statute in the case of another organization, to which the corporation is a constituent organization as the corporation whose shares will be acquired by the acquiring organization, except as provided in subsection 3;

e. A plan of conversion adopted by a corporation; or

f. Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

2. A shareholder may not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter must be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders. The beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and must be treated as a dissenting shareholder under the terms of this section and section 10-19.1-88, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

3. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to the shareholders of:

a. The surviving corporation in a merger with respect to shares of the shareholders that are not entitled to be voted on the merger and are not canceled or exchanged in the merger; or

b. The corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholders that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

4. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set for in subsection 6, do not have a right at law or in equity to have a corporate action described in subsection 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

5. If a date is fixed according to subsection 1 of section 10-19.1-73.2 for the determination of shareholders entitled to receive notice of and to vote on an action described under subsection 1, only shareholders as of the date fixed and beneficial owners as of the date fixed who hold through shareholders, as provided in subsection 2, may exercise dissenters’ rights.

6. Notwithstanding subsection 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 10-19.1-100, is limited in accordance with the following provisions:

a. The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York stock exchange, the American stock exchange, nasdaq global market, or the nasdaq global select market.

b. The applicability of subdivision a is determined as of: Page No. 52

(1) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subsection 1; or

(2) The day before the effective date of corporate action described in subsection 1 if there is no meeting of shareholders.

c. Subdivision a is not applicable, and the right to obtain payment under this section is available pursuant to subsection 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subsection 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in subdivision a at the time the corporate action becomes effective.

§ 10-19.1-88. Procedures for asserting dissenters’ rights.

1. For purposes of this section, the terms defined in this subsection have the meanings given them.

a. “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in subsection 1 of section 10-19.1-87 or the successor by merger of that issuer.

b. “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of a corporate action referred to in subsection 1 of section 10-19.1-87.

c. “Interest” means interest commencing five days after the effective date of the corporate action referred to in subsection 1 of section 10-19.1-87, up to and including the date of payment, calculated at the rate provided in section 28-20-34 for interest on verdicts and judgments.

2. If a corporation calls a shareholder meeting at which any action described in subsection 1 of section 10-19.1-87 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 10-19.1-87 and this section.

3. If the proposed action must be approved by the shareholders, and the corporation calls a meeting of shareholders, then a shareholder who is entitled to dissent under section 10-19.1-87 and who wishes to exercise dissenter’s rights shall file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and may not vote the shares in favor of the proposed action.

4. After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subsection 3, to all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 10-19.1-87, and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

a. The address to which a demand for payment and share certificates must be sent in order to obtain payment and the date by which they must be received;

b. A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

c. A copy of section 10-19.1-87 and this section.

5. In order to receive the fair value of shares, a dissenting shareholder must demand payment and deposit certificated shares within thirty days after the notice required by subsection 4 was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

6. After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit, to each dissenting shareholder who has complied with subsections 3, 4, and 5, the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

a. The corporation’s closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the effective date of the corporate action, together with the latest available interim financial statements;

b. An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

c. A copy of section 10-19.1-87 and this section.

7. The corporation may withhold the remittance described in subsection 6 from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subsections 3, 4, and 5, the corporation shall forward to the dissenter the materials described in subsection 6, a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept the amount in full satisfaction. The dissenter may decline the offer and demand payment under subsection 9. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subsections 10 and 11 apply.

8. If the corporation fails to remit within sixty days of the deposit of certificates, it shall return all deposited certificates. However, the corporation may again give notice under subsections 4 and 5 and require deposit at a later time.

9. If a dissenter believes that the amount remitted under subsections 6, 7, and 8 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares plus interest, within thirty days after the corporation mails the remittance under subsections 6, 7, and 8, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

10. If the corporation receives a demand under subsection 9, it shall, within sixty days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after a discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subsection 9 and who have not reached agreement with the corporation. The corporation, after filing the petition, shall serve all parties with a summons and copy of the petition under the North Dakota Rules of Civil Procedure. The residents of this state may be served by registered mail or by publication as provided by law. Except as otherwise provided, the North Dakota Rules of Civil Procedure apply to the proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or other shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subsections 6, 7, and 8, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subsections 6, 7, and 8 exceeds the fair value of the shares as determined by the court, plus interest.

11. The court shall determine the costs and expenses of a proceeding under subsection 10, including the reasonable expenses in compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subsection 9 is found to be arbitrary, vexatious, or not in good faith.

12. If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

13. The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

C-4